     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1998
                                                    REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CAPITAL LEASE FUNDING, INC.
      (Exact Name of Registrant as Specified in its Governing Instruments)
                         ------------------------------

                           85 JOHN STREET, 12TH FLOOR
                            NEW YORK, NEW YORK 10038
                           TELEPHONE: (212) 587-7676
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                         WILLIAM R. POLLERT, PRESIDENT,
                    PAUL H. MCDOWELL, ESQ., GENERAL COUNSEL
                          CAPITAL LEASE FUNDING, INC.
                           85 JOHN STREET, 12TH FLOOR
                            NEW YORK, NEW YORK 10038
                           TELEPHONE: (212) 587-7676
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agents for Service)
                         ------------------------------

                                   COPIES TO:

                KARSTEN GIESECKE, ESQ.                                  RICHARD F. KADLICK, ESQ.
             ALLEN CURTIS GREER, II, ESQ.                                 MARY SUE BUTCH, ESQ.
             CADWALADER, WICKERSHAM & TAFT                                SKADDEN, ARPS, SLATE,
                    100 MAIDEN LANE                                          MEAGHER & FLOM
               NEW YORK, NEW YORK 10038                                     919 THIRD AVENUE
               TELEPHONE: (212) 504-6000                                NEW YORK, NEW YORK 10022
               FACSIMILE: (212) 504-6666                                TELEPHONE: (212) 753-2716
                                                                        FACSIMILE: (212) 753-3744

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
                     TITLE OF                          AMOUNT BEING       OFFERING PRICE        AGGREGATE          REGISTRATION
           SECURITIES BEING REGISTERED                REGISTERED(1)        PER SHARE(2)       OFFERING PRICE           FEE
Common Stock....................... par value $.01      7,762,500             $16.00           $124,200,000          $36,639

(1) Includes shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CAPITAL LEASE FUNDING, INC.
              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                    OR REGISTRATION STATEMENT OF INFORMATION
                             REQUIRED BY ITEMS 1-30

           FORM S-11 ITEM NUMBER AND CAPTION                             CAPTION IN PROSPECTUS OR PAGE REFERENCE
           -----------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Forepart of Registration Statement; Outside Front
                                                                    Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages of
                                                                    Prospectus
       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Prospectus Summary; Risk Factors
       4.  Determination of Offering Price......................  Underwriting
       5.  Dilution.............................................  Dilution
       6.  Selling Security Holders.............................  *
       7.  Plan of Distribution.................................  Underwriting
       8.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       9.  Selected Financial Information.......................  Selected Financial Information
      10.  Management's Discussion and Analysis of Financial
             Condition and Results of Operations................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations
      11.  General Information as to Registrant.................  Prospectus Summary; The Company
      12.  Policy with Respect to Certain Activities............  The Company; Yield Considerations Related to the
                                                                    Company's Investments; Description of Real
                                                                    Estate/Targeted Investments
      13.  Investment Policies of Registrant....................  Yield Considerations Related to The Company's
                                                                    Investments
      14.  Description of Real Estate...........................  *
      15.  Operating Data.......................................  *
      16.  Tax Treatment of Registrant and Its Security
             Holders............................................  Prospectus Summary; Risk Factors; Federal Income Tax
                                                                    Considerations
      17.  Market Price of and Dividends on the Registrant's
             Common Equity and Related Stockholder Matters......  Risk Factors; Dividend and Distribution Policy;
                                                                    Principal Stockholders
      18.  Description of Registrant's Securities...............  Outside Front Cover Page of Prospectus; Prospectus
                                                                    Summary; Description of Common Stock; Federal
                                                                    Income Tax Considerations
      19.  Legal Proceedings....................................  The Company
      20.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal Stockholders
      21.  Directors and Executive Officers.....................  Directors and Executive Officers
      22.  Executive Compensation...............................  Directors and Executive Officers
      23.  Certain Relationships and Related Transactions.......  Certain Relationships and Related Transactions
      24.  Selection, Management and Custody of Registrant's
             Investments........................................  Risk Factors; Description of Real Estate/ Targeted
                                                                    Investments

           FORM S-11 ITEM NUMBER AND CAPTION                             CAPTION IN PROSPECTUS OR PAGE REFERENCE
           -----------------------------------------------------  -----------------------------------------------------
      25.  Policies with Respect to Certain Transactions........  The Company
      26.  Limitations of Liability.............................  The Company
      27.  Financial Statements and Information.................  Index to Financial Statements
      28.  Interests of Named Experts and Counsel...............  Experts
      29.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  *
      30.  Quantitative and Qualitative Disclosures About Market
             Risk...............................................  *

------------------------

*   Not Applicable

         SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED     , 1998

PROSPECTUS
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICIATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                6,750,000 SHARES

                          CAPITAL LEASE FUNDING, INC.

                                  COMMON STOCK

Capital Lease Funding, Inc. (the "Company") is a Maryland corporation created to continue and expand the business of Capital Lease Funding, L.P. which, since 1995, has been engaged in originating and securitizing mortgage loans secured by first liens on commercial properties supported by long-term net leases to tenants meeting established credit rating standards. The Company's objective is to generate income for distribution to stockholders by continuing and expanding such activities, and to extend them to related real estate lines of business which the Company's management believes will generate attractive risk-adjusted returns on invested capital. The Company intends to elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and generally will not be subject to federal taxes on its income to the extent that it distributes 95% of its Adjusted Taxable Income to stockholders and maintains its qualification as a REIT.

All of the 6,750,000 shares of common stock, par value $.01 per share (the "Common Stock") of the Company offered hereby are being sold by the Company (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price for the Common Stock will be between $14 and $16 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on the
New York Stock Exchange (the "NYSE") under the symbol "      ."

SEE "RISK FACTORS" COMMENCING ON PAGE 17 TO 30 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, INCLUDING:

    - The Company and its predecessor have been in operation since 1995, have not had profitable operations in the past, and may not be able to execute successfully the Company's business plan and its planned expansion into related real estate lines of business.

    - The Company's revenues and profitability depend upon its ability to continue to originate and securitize Mortgage Loans.

    - The Company's operations rely upon the Company's ability to maintain third-party debt financing.

    - The Company intends to hold significant amounts of Mortgage Loans pending securitization, the market value of which could be adversely affected by market or credit events.

    - The Company expects to retain or invest in certain Mortgage Loans or interests in certain classes of mortgage securities or other real estate assets which are subordinate in right of payment to other classes of interest and which will be subject to a higher risk of loss.

    - The Company's investments and income will be sensitive to changes in prevailing interest rates, reshaping of the yield curve and CMBS yields, which may hinder the Company's ability to securitize its loans on favorable terms.

    - The Company intends to use hedging strategies to protect itself against interest rate risk which may not be successful in insulating the Company from such risk.

    - The Company will be taxed as a corporation if it fails to maintain its qualification as a REIT.

    - Following the Offering, the Company will be highly-leveraged.

                         ------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                        PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                         PUBLIC             COMMISSIONS (1)          COMPANY (2)
PER SHARE.......................................
TOTAL (3).......................................

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $1,112,500.

(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 1,012,500 additional shares of Common Stock on the same terms and conditions as set forth here. If all such additional shares are
    purchased by the Underwriters, the total Price to Public will be       , the
    total Underwriting Discounts and Commissions will be       , and the total
    Proceeds to the Company will be $         . See "Underwriting."
                         ------------------------------

The shares of Common Stock are being offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares of Common Stock to the Underwriters will be made through the facilities of The Depository Trust Company in New York, New York on or about
            , 1998.
                         ------------------------------

                       PRUDENTIAL SECURITIES INCORPORATED

      , 1998

                                ----------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
PROSPECTUS SUMMARY.........................................................................................          1
  The Company..............................................................................................          1
    General................................................................................................          1
    Credit Tenant Loan Business............................................................................          2
    Related Businesses.....................................................................................          4
    Competitive Advantages.................................................................................          5
    Business Strategy......................................................................................          6
    Existing Loans and Pipeline for Future Originations....................................................          7
    Management.............................................................................................          9
    Loan Origination Capability and Correspondent Network..................................................          9
    Credit Facilities......................................................................................         10
    Industry Overview......................................................................................         10
  Summary Risk Factors.....................................................................................         11
  Formation Transactions...................................................................................         13
  REIT and Investment Company Act Compliance...............................................................         13
  Dividend Policy and Distributions........................................................................         14
  Summary Selected Historical and Pro Forma Financial Information..........................................         14
  The Offering.............................................................................................         16
RISK FACTORS...............................................................................................         17
    General................................................................................................         17
    Operating..............................................................................................         18
    Dilution, Tax, Legal and Other Risks...................................................................         27
USE OF PROCEEDS............................................................................................         31
DIVIDEND AND DISTRIBUTION POLICY...........................................................................         31
CAPITALIZATION.............................................................................................         32
DILUTION...................................................................................................         33
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION....................................................         34
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................         36
    Overview...............................................................................................         36
    Historical Results--January 1997 Securitization........................................................         36
    Current Loans..........................................................................................         37
    Certain Accounting Policies............................................................................         37
    Historical Results of Operations--1997 to 1996.........................................................         38
    Pro Forma Results of Operations--1997..................................................................         39
    Liquidity and Capital Resources........................................................................         39
    Leverage...............................................................................................         40
    Hedging................................................................................................         40
    Funds from Operations..................................................................................         40
    Interest Rates and Inflation...........................................................................         41
    Year 2000 Issues.......................................................................................         41
THE COMPANY................................................................................................         42
    General................................................................................................         42
    Credit Tenant Loan Business............................................................................         43
    Related Businesses.....................................................................................         45
    Competitive Advantages.................................................................................         46
    Business Strategy......................................................................................         47

                                                                                                               PAGE
                                                                                                             ---------
    Existing Loans and Pipeline for Future Originations....................................................         48
    Management.............................................................................................         50
    Loan Origination Capability and Correspondent Network..................................................         50
    Credit Facilities......................................................................................         51
    Loan Process...........................................................................................         52
    Hedging Strategy.......................................................................................         52
    Securitization.........................................................................................         52
    Company Policies.......................................................................................         53
    Industry Overview......................................................................................         57
    Employees..............................................................................................         58
    Competition............................................................................................         58
    Certain Key Relationships..............................................................................         58
    Facilities.............................................................................................         58
    Legal Proceedings......................................................................................         58
FORMATION TRANSACTIONS.....................................................................................         59
YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS..................................................         60
    Mortgage Loans.........................................................................................         60
    Commercial Mortgage-Backed Securities..................................................................         60
DESCRIPTION OF REAL ESTATE/TARGETED INVESTMENTS............................................................         62
    Credit Tenant and Other Mortgage Loans.................................................................         62
    Net Leased Real Estate.................................................................................         62
    Commercial Mortgage-Backed Securities..................................................................         62
    Other Investments......................................................................................         63
    Investment in Other Entities...........................................................................         63
    Foreign Investments....................................................................................         64
    Initial Investments; Existing Loans, Commitments and Properties........................................         64
DIRECTORS AND EXECUTIVE OFFICERS...........................................................................         68
    Board of Directors.....................................................................................         70
    Committees of the Board................................................................................         70
    Compensation of Directors..............................................................................         71
    Employment Agreements..................................................................................         71
    Executive Compensation.................................................................................         71
    Stock Options..........................................................................................         71
    Management Stockholders' Agreement.....................................................................         72
    Expenses...............................................................................................         72
    Limitation of Liability and Indemnification............................................................         72
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................         74
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................         74
DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLAN.............................................................         76
FEDERAL INCOME TAX CONSIDERATIONS..........................................................................         78
    Taxation of the Company................................................................................         78
    Requirements for Qualification.........................................................................         79
    Proposed Legislation...................................................................................         86
    Failure to Qualify.....................................................................................         86
    Taxation of Taxable U.S. Stockholders..................................................................         86
    Taxation of Stockholders on the Disposition of the Common Stock........................................         88
    Capital Gains and Losses...............................................................................         88
    Information Reporting Requirements and Backup Withholding..............................................         89
    Taxation of Tax-Exempt Stockholders....................................................................         89
    Taxation of Non-U.S. Stockholders......................................................................         90

                                                                                                               PAGE
                                                                                                             ---------
    State and Local Taxes..................................................................................         91
ERISA CONSIDERATIONS.......................................................................................         92
DESCRIPTION OF CAPITAL STOCK...............................................................................         92
    General................................................................................................         92
    Registration Rights of Certain Holders.................................................................         93
REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER..........................................................         93
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND BYLAWS.................................         94
    Number of Directors; Classification of the Board of Directors..........................................         94
    Removal; Filling Vacancies.............................................................................         95
    Business Combinations..................................................................................         95
    Control Share Acquisition Statute......................................................................         96
    Amendment to the Charter...............................................................................         96
    Dissolution of the Company.............................................................................         97
    Advance Notice of Director Nominations and New Business................................................         97
    Meetings of Stockholders...............................................................................         97
    Operations.............................................................................................         97
    Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter
      and Bylaws...........................................................................................         97
    Transfer Agent and Registrar...........................................................................         97
    Reports to Stockholders................................................................................         97
    Amendment to the Articles of Incorporation.............................................................         98
SHARES ELIGIBLE FOR FUTURE SALE............................................................................         98
UNDERWRITING...............................................................................................         99
LEGAL MATTERS..............................................................................................        100
EXPERTS....................................................................................................        101
ADDITIONAL INFORMATION.....................................................................................        101
GLOSSARY...................................................................................................        102
FINANCIAL STATEMENTS AND INFORMATION.......................................................................        F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT (I) THE FORMATION TRANSACTIONS ARE CONSUMMATED, (II) THE INITIAL PUBLIC OFFERING PRICE IS $15 PER SHARE (THE MID-POINT OF THE ANTICIPATED RANGE OF THE INITIAL PUBLIC OFFERING PRICES SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS), AND (III) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. UNLESS THE CONTEXT OTHERWISE REQUIRES, AS USED HEREIN THE TERM "COMPANY" INCLUDES (A) CAPITAL LEASE FUNDING, INC., A MARYLAND CORPORATION ("CLF, INC."), AND ANY SUBSIDIARIES WHICH IT MAY HAVE, FROM TIME TO TIME, AND (B) CAPITAL LEASE FUNDING, L.P., A DELAWARE LIMITED PARTNERSHIP ("CLF"), THE PREDECESSOR ENTITY TO CLF, INC.

    SEE "GLOSSARY" FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

GENERAL

    The Company was formed on March 6, 1998, to continue the growth of CLF as a specialty lender. Since 1995, the Company has been primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to Investment Grade and Near Investment Grade credit tenants ("Credit Tenants," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Loans"). The Company's financing strategy is to accumulate Credit Tenant Loans and periodically securitize them with the intention of matching the terms of its assets with the terms of its long-term liabilities. The Company believes that its national loan origination network of correspondents, underwriting and loan processing systems, securitization experience and loan product innovations have established the Company as a leading originator and securitizer of Credit Tenant Loans and that its continued innovation will permit the Company to expand into other related real estate investment activities.

    Since 1995, the Company has closed over 100 Credit Tenant Loans with an aggregate principal amount exceeding $425 million. The Company expects to continue to fund all of its loans through warehouse and other lines of credit which, upon closing of this Offering, will aggregate approximately $930 million and will be provided by NationsBank, N.A. ("NationsBank"), and Prudential Securities Credit Corporation ("Prudential Credit"). The Company is currently negotiating the terms of these credit facilities which are expected to consist of an increase in the size of its existing warehouse credit facility with NationsBank and new warehouse and other lines of credit with Prudential Credit.

    In 1997, CLF completed the first ever securitization of a pool of Credit Tenant Loans involving a variety of Credit Tenants and multiple net leased properties. This transaction involved a private placement of approximately $130 million of various classes of securities backed by a pool of 30 Credit Tenant Loans with 13 Credit Tenants. As of March 15, 1998, CLF held 84 Credit Tenant Loans with an aggregate principal balance exceeding $306 million (the "Existing Loans"). In addition, CLF has issued 62 commitments to fund further Credit Tenant Loans with an aggregate committed principal balance of approximately $225 million (the "Committed Loans"). Furthermore, the Company has purchased or committed to purchase real property net leased to tenants with an aggregate
purchase price of $         (the "Purchase Commitments"). In connection with the
Formation Transactions, the Company will acquire all of the existing business of CLF, including the Existing Loans, the Committed Loans and the Purchase Commitments, as well as its pipeline of outstanding loan applications and term sheets (which, as of March 15, 1998, totaled $856 million), and the business which may be generated therefrom. See "Existing Loans, Commitments and Properties." The Company intends to engage in a transaction to securitize all or a portion of the Existing Loans and certain of the Committed Loans following completion of the Offering, and expects to securitize the remaining Committed Loans in future transactions. Upon completion of the Formation Transactions, the Company will operate as a self-administered and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for United States federal income tax purposes.

    The Company's objective is to maximize stockholder value by creating an on-going and increasing cash flow stream available for distribution through originating and securitizing Credit Tenant Loans and by investing in related net leased real estate assets. Upon completion of the Offering, the Company intends to continue to expand its Credit Tenant Loan business and to expand into related real estate lines of business. The Company expects that its expansion into related real estate lines of business will enhance the growth of its existing Credit Tenant Loan business. These related lines of business include Mezzanine Construction Lending, the purchase of real estate net leased to Credit Tenants (generally in conjunction with a Credit Tenant Loan), investment in the Subordinate Interests in securitized pools of the Company's Credit Tenant Loans, and selective investments in Subordinate Interests in other CMBS (particularly those which include, as a component thereof, Credit Tenant Loans).

    The Company's principal executive offices are located at 85 John Street, 12th Floor, New York, New York 10038, telephone number (212) 587-7676. The Company is a Maryland corporation.

CREDIT TENANT LOAN BUSINESS

    Financing Credit Tenant Loans through securitizations of pools of diversified credits in the capital markets is a new financing technique and was pioneered by the Company. Credit Tenant Loans are mortgage loans made by the Company to owners of commercial properties net leased to Credit Tenants under Credit Tenant Leases. Each Credit Tenant Loan is secured by a first mortgage on a commercial real property subject to a long-term net lease to a Credit Tenant, and by a collateral assignment of the Credit Tenant Lease and all rents due under the lease.

    The Company primarily focuses on making loans on properties net leased to Credit Tenants. This focus is what differentiates the Company from conventional real estate lenders. The typical Credit Tenant Loan (other than the Company's Extended Term Loans) made by the Company is fully amortized by scheduled rent payments under the Credit Tenant Lease (or payments under insurance policies and other mechanisms designed to protect against defaults in certain events where sufficient rent might not otherwise be payable or to replace other required payments under the applicable loan). Furthermore, under the Company's Credit Tenant Loans, prepayments are available only after a period of time (generally eight years) and then only with a yield maintenance premium. As a result, the Credit Tenant Loans originated by the Company are analyzed principally on the basis of the credit of the applicable Credit Tenant and whether the stream of rental payments under the applicable Credit Tenant Lease and such insurance policies and other mechanisms (rather than liquidation value of the property) will be sufficient to pay all amounts due under the loan. Consequently, the Company's Credit Tenant Loans tend to have debt service coverage ratios lower than conventional mortgage loans (approaching a ratio of scheduled rent payments to debt service under the loan of 1.0) and higher loan-to-value ratios (95-100%).

    The credit underwriting analysis for conventional real estate lending relies heavily on the liquidation value of collateral securing the loan and therefore loan proceeds are generally limited to amounts significantly lower than the appraised value of the applicable real property. Even where the mortgaged property is net leased to a Credit Tenant, the underwriting of such Mortgage Loans has nevertheless typically been done largely on the basis of an assessment of the liquidation value of the mortgaged property (taking into account the anticipated cash flows from the lease as appropriate) so long as (i) the lease payments are insufficient to pay interest on and fully amortize the loan (if, for example, a portion of the loan balance remains outstanding at the end of the lease term) or (ii) the tenant has significant rights to terminate the lease or abate rent. Consequently, the original principal balance of such loans is limited by a requirement to maintain a property liquidation value significantly in excess of the loan balance.

    Historically, Credit Tenant Loans of the type made by the Company were only available when the applicable Credit Tenant Lease was a "bond" lease. In a "bond" lease the Credit Tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty and condemnation. As a result, the Credit Tenant's ability to terminate a lease or abate rent on a "bond" lease (other than as a result of bankruptcy) is non-existent or available under extremely limited circumstances.

    In contrast, a net lease (often referred to as a double- or triple-net lease) generally is a lease on a long-term basis (ten years or more) to tenants who are responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises. However, under many net leases, a tenant has the right to terminate the applicable lease or abate rent in certain circumstances, such as if the property becomes subject to significant casualty loss or condemnation, if the landlord fails to maintain or repair the property, provide adequate parking, maintain common areas or comply with affirmative covenants of the lease, or if the landlord engages in or promotes a competing property within a specified radius of the property or otherwise violates negative covenants in the lease.

    Properties subject to net leases which did not qualify as "bond" leases have been financed as conventional real estate loans. The use of the Company's specialized Lease Enhancement mechanisms substantially mitigates the risk of a potential interruption in the rental stream so that such Credit Tenant Leases can be evaluated as if they were "bond" leases. Upon securitization, a properly structured Credit Tenant Loan and Credit Tenant Lease with the appropriate Lease Enhancements can be expected to receive a rating from one or more of the Rating Agencies equivalent to the unsecured debt rating of the applicable Credit Tenant. The expected receipt of such a rating increases the amount which may be borrowed against the collateral of the Credit Tenant Loan and Lease (as compared to a conventional real estate loan), enabling the Company to compete successfully for loan originations, while preserving the profits available to the Company in the securitization of Credit Tenant Loans.

    The Company pioneered the development of many of these Lease Enhancement mechanisms. In addition, the Company continues to design creative and new financing programs which enable the Company to offer borrowers a wide array of Credit Tenant Loan programs to best meet their needs. The Company believes that by offering these financing programs in addition to increasing the number of currently available programs, it will continue to be a leader in the Credit Tenant Loan business and increase its market penetration. The Company expects that proceeds from the Offering will enable the Company to continue to develop and aggressively promote these programs.

    CONSTRUCTION/PERMANENT LOANS. In conjunction with NationsBank, the Company has developed a program under which a developer/borrower may obtain both a construction loan from NationsBank and a permanent loan from the Company with one set of documents in one integrated closing process. The program has been marketed under the name "1TC" for "One Time Close." This program enables a borrower (provided that a pre-construction Credit Tenant Lease is in place) to enter into a commitment and final documentation for permanent financing at an early stage without additional transaction costs, and also allows the borrower to "lock in" an interest rate for the permanent loan at the time the construction loan is made. The 1TC program (introduced in August 1997) enables the Company to build and manage its loan pipeline by arranging for permanent financing earlier in the borrowing cycle. As of March 15, 1998, the Company had committed to fund $88.4 million in the aggregate of 1TC loans, including $60 million for which NationsBank has commenced advances under the construction loan portion. In addition, in March 1998, the first 1TC loan completed the construction phase and the permanent loan was funded by the Company. The Company is developing similar programs with other selected banks that make construction loans on net leased properties.

    EXTENDED-TERM LOANS. Although Credit Tenant Loans depend on Credit Tenant Lease payments and generally are fully amortized over the initial term of the Credit Tenant Lease, the Company's "Extended-Term Loan" program (introduced in May 1997) allows a borrower to extend the amortization period of the Credit Tenant Loan beyond the initial term of the associated Credit Tenant Lease. As a result of extending the amortization period, loan proceeds can be increased or debt service can be reduced (making more cash flow available to the borrower), enhancing certain tax benefits that may be made available to borrowers. As of March 15, 1998, the Company had funded approximately $46 million in additional aggregate principal amount of extended-term loans and has committed to fund approximately $53 million in aggregate principal of extended-term loans. This program has been marketed under the name the "Extended Amortization Program."

    CONSUMER PRICE INDEXED LOANS. The Company is a discounted cash flow lender and its Credit Tenant Loans typically depend upon repayment from the fixed rental stream under the Credit Tenant Lease. The Company's consumer price index ("CPI") program (introduced in March 1998) makes available additional loan proceeds based upon a portion of expected Credit Tenant Lease rental increases as a result of contractual CPI adjustments (typically up to two percent per annum) as if they were fixed and determinable at the time of execution of the Credit Tenant Lease.

RELATED BUSINESSES

    As part of the Company's growth plans, the Company intends to expand into real estate lines of business which are related to, but do not consist solely of, Credit Tenant Loans. These additional activities are an outgrowth of the Credit Tenant Loan business, and their development uses many of the same product innovations and personnel skills that have permitted the Company to develop and grow its Credit Tenant Loan business. The related real estate lines of business to which the Company has devoted management attention and development efforts to date are:

    MEZZANINE CONSTRUCTION LOANS. Under the Company's "Mezzanine Construction" Loan program, the Company will lend to a developer (provided that an executed Credit Tenant Lease is in place) up to the difference between a developer's project costs and the proceeds (generally 75% to 90% of the project costs) of the available construction loan. The Company will only make Mezzanine Construction Loans to developers who will qualify for a permanent Credit Tenant Loan with the Company (based on the level of rent payments under the Credit Tenant Lease) in an amount significantly in excess of the amounts required to pay the senior construction loan and Mezzanine Construction Loan and return the borrower's invested capital. The Company expects these transactions to generate yields superior to conventional bank construction loan yields and significantly better than Credit Tenant Loans. Furthermore, one of the design features of this product is to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle. The Company has a dedicated credit facility with one of its lenders for making Mezzanine Construction Loans. These loans will be secured by second mortgages and/or pledges of ownership interests in the borrower. In addition, based upon an analysis of the creditworthiness of the borrower, these loans will be full recourse to a creditworthy borrower or personally guaranteed by the principals of the borrower during the construction period.

    EQUITY INVESTMENTS IN REAL ESTATE. In connection with its Credit Tenant Loan business, the Company frequently is presented with opportunities to purchase net leased properties from developers, other owners or tenants of such properties. From time to time, the Company intends to purchase such a property, make its usual Credit Tenant Loan upon such property (to be securitized later) and retain ownership of the property. Because net leased properties are generally required to be maintained by tenants, the Company does not expect to incur significant management costs with respect to such properties.

    COMMERCIAL MORTGAGE-BACKED SECURITIES. In its Credit Tenant Loan business, the Company issues collateralized, commercial mortgage-backed securities, or CMBS, backed by pools of Credit Tenant Loans. The Company anticipates that it will retain the Subordinate Interests of its Credit Tenant Loans depending upon the then current market condition and its business needs. Management believes that the Company is in a unique position to analyze whether the subordinate tranches of its CMBS provide an attractive investment on an adjusted risk/return basis because the Company originates and underwrites each Credit Tenant Loan and is familiar with the applicable Lease Enhancements. Having developed the skills to analyze the risks associated with investing in the Subordinate Interests in its own pools, management believes that the Company is well-positioned to analyze and invest in interests in CMBS issued by unrelated third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The Company intends to invest primarily in (i) Subordinate Interests in CMBS pools originated by the Company and others, including Investment Grade, Non-Investment Grade and, in the case of those originated by the Company, unrated interests, and (ii) interest-only classes in some of such CMBS pools. Subordinate Interests and interest-only classes generally afford a higher yield and entail greater risk than more senior investment grade securities.

    OTHER INVESTMENTS. The Company intends to engage in other real estate related businesses from time to time, which management believes are complementary to its Credit Tenant Loan business. These investments may include making equity investments in, and/or Credit Tenant Loans on, real properties net leased to Credit Tenants in selected international markets. The Company may also invest in interests in other REITs, registered investment companies, partnerships and other investment funds and real estate operating companies.

COMPETITIVE ADVANTAGES

    There are several companies engaged in the business of providing Credit Tenant Loans as an adjunct to their other lending businesses. The Company believes, however, that it enjoys competitive advantages over such companies.

    FOCUS AND EXPERIENCE. The Company believes that it has the largest organization in the U.S. dedicated to originating, underwriting and securitizing Credit Tenant Loans. In addition, because management was instrumental in developing a wide array of Lease Enhancements for Credit Tenant Loans and Credit Tenant Leases, and in securitizing these instruments for the first time, management has developed a level of expertise which is not easily matched by competitors not possessing the Company's specific Credit Tenant Loan focus and experience. The Company's focus and expertise are essential to competing effectively in the specialized Credit Tenant Loan market, in enabling the Company to attract borrowers and correspondent mortgage brokers and efficiently identifying and processing loans. In addition, the Company believes that its experience in working with the Rating Agencies in developing new products and in securitizing its first loan portfolio have given management valuable insight into the methodologies and criteria the Rating Agencies employ in reviewing and rating Credit Tenant Loans individually and on a pool basis.

    INNOVATIVE PROGRAMS. The Company believes that it has been continuously able to develop innovative lending programs that have provided borrowers with an increasing number of attractive financing options, largely unavailable from traditional mortgage lenders, while simultaneously strengthening and expanding its Credit Tenant Loan business. Many of these programs have been designed to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle.

    RELATIONSHIPS WITH CORRESPONDENTS. The Company believes that it has established strong working relationships with its correspondent mortgage brokers. Through its emphasis on training, process simplification, new product development, ongoing communications, marketing support and service, the Company believes that it will continue to retain, expand and continually improve the origination capabilities of its correspondents.

    RELATIONSHIPS WITH CREDIT TENANTS. As of March 15, 1998, the Company had closed over 100 Credit Tenant Loans backed by leases with 34 different Credit Tenants. The Company believes that through this contact it has developed good working relationships with a number of Credit Tenants. The Company believes that a good working relationship with Credit Tenants enables the Company to structure and close its Credit Tenant Loans in an efficient and timely manner, that these relationships will lead to referrals of business with new borrowers and are expected, in the future, to lead to the development of financing programs directly with Credit Tenants.

    EFFICIENT OPERATIONS. The Company has continuously engineered its loan underwriting and closing process with the intent of eliminating redundant procedures and speedily approving loans to prospective borrowers. Management believes that its current process is one of the most streamlined and comprehensive in the commercial mortgage lending industry. The Company believes that this process appeals to correspondent mortgage brokers, Rating Agencies and borrowers by permitting timely funding in a cost-efficient manner, while simultaneously reducing the Company's costs. The Company has established a target of closing loans within 45 days from receipt of an application.

BUSINESS STRATEGY

    The Company's principal business objective is to continue to focus on and expand its lending and securitization business while at the same time selectively expanding into related, value-added real estate lines of business in a manner that generates attractive investment returns on a risk adjusted basis.

    Management believes that the real estate industry has been undergoing a significant restructuring which has, to some degree, been led by the increased prominence of publicly held real estate companies (such as REITs). The Company believes that this industry restructuring offers the Company significant opportunities to expand its existing business, offer new products and expand into related businesses.

    The Company plans to build on its streamlined underwriting and processing organization, national correspondent origination network, expertise in Credit Tenant Leases and Credit Tenant Loans, product innovations and increased capital as a result of the Offering to achieve its growth and profit objectives, through the following:

    - EXPANDING EXISTING BUSINESS. The Company intends to continue to build on its growing market presence and increasing borrower base to expand origination volume in existing business lines.

    - INTRODUCING VALUE-ADDED, INNOVATIVE PRODUCTS. Over the past twelve months the Company has introduced a number of value-added products that it expects will enhance its returns. These products include Construction/Permanent Loans, Extended-Term Loans, Consumer Price Indexed Loans and Mezzanine Construction Loans. The Company continuously works to develop new financing products and investment opportunities and expects to commit to invest in such products or investments from time to time. The Company believes that its strategy of continuing product innovation will permit it to differentiate itself and anticipate opportunities to provide greater services and to remain efficient and competitive in its areas of focus and expertise. As part of its product development strategy, the Company designs these products to develop relationships with borrowers and Credit Tenants earlier in the construction and borrowing cycle as a means of expanding and better controlling loan origination.

    - EXPANDING THE COMPANY'S MARKET REACH. In the past, the Company's strategy has been to finance properties net leased to Investment Grade tenants only. The Company believes that it can utilize its existing credit tenant financing programs to make and securitize Credit Tenant Loans on favorable terms on properties net leased to Near Investment Grade tenants. Management believes that the market for financing properties net leased to tenants with Near Investment Grade ratings represents a large and attractive business opportunity. In addition, the Company plans to continue to build on its relationships with Credit Tenants to develop innovative financing alternatives directly with Credit Tenants.

    - ACQUIRING SELECTED PROPERTY LEASED TO A CREDIT TENANT. From time to time, the Company is presented with the opportunity to purchase real property net leased to a Credit Tenant. The Company intends to purchase selected properties and generally will simultaneously finance such properties with Credit Tenant Loans. The Company would then seek to securitize the Credit Tenant Loans, while retaining the ownership of the properties.

    Although the Company presently outsources servicing, the Company may explore acting as a primary or special servicer in the future if economically beneficial. In addition, the Company believes that many of the technologies that have supported the growth of the capital markets in U.S. commercial real estate are readily exportable to offshore markets. As these offshore markets continue to develop, the Company believes that U.S. firms will play an important role (primarily in the early stages of development of such markets). Management believes that the Company will be well positioned to expand into selected international markets as a result of its position as a market innovator and its expertise in Credit Tenant Loans. For example, the Company has established a relationship with a leading United Kingdom real estate law firm and real estate services companies who could act as advisors and have the ability to direct the Company to sources of origination. The Company may explore such opportunities as they arise.

    The Company believes that its standardized procedures and integrated systems enable the Company and its employees efficiently to manage a large and increasing volume of transactions while maintaining underwriting quality and high levels of service to borrowers. In addition, by coordinating the Company's automated loan tracking and document production systems with those of its outside legal counsel, the Company has been able to improve efficiency and reduce the legal costs associated with closing loans.

    As its loan volume grows, the Company expects to continue to improve cost efficiency by expanding its internal loan closing support staff and relying less on outside service providers. The Company also plans to continue to refine and upgrade its systems and loan processing infrastructure to reduce costs and improve efficiency and to support its growth strategy by selectively adding employees and expanding its marketing and sales effort.

    In 1997, the Company completed, the first securitization of a pool of Credit Tenant Loans with a variety of Credit Tenants and multiple properties with the sale of approximately $130 million of mortgage-backed pass-through certificates. In connection with this securitization, the Company successfully demonstrated to Duff & Phelps Credit Rating Co. ("DCR") and Fitch IBCA, Inc. ("Fitch") that the Company's Lease Enhancement mechanisms eliminate or mitigate the risk that a Credit Tenant could terminate a lease or abate rent in certain circumstances. The effectiveness of the Company's underwriting practices is reflected in the fact that of approximately $345 million of Company-underwritten Credit Tenant Loans reviewed to date (including those included in the Company's securitization and certain Credit Tenant Loans since made by the Company) by DCR, Fitch or S&P, none were rejected as not meeting Rating Agency requirements for Credit Tenant Loans. Furthermore, at March 15, 1998, of the 84 outstanding loans owned by the Company with outstanding principal balances, none were delinquent more than 30 days.

    Exposure to changes in underlying interest rates can have a great effect on the value and profitability of the Company's Credit Tenant Loans, prior to securitization. The Company has accordingly employed a hedging strategy designed to mitigate the effect that movements in market rates have on its Credit Tenant Loans prior to securitization. See "The Company--Hedging."

EXISTING LOANS AND PIPELINE FOR FUTURE ORIGINATIONS

    In the Formation Transactions, the Company will acquire CLF's portfolio of Existing Loans having an aggregate outstanding principal balance at March 15, 1998, of approximately $306 million. In addition, the Company will assume commitments made by CLF to fund approximately $225 million of Credit Tenant Loans (subject to completion of the Company's underwriting process). These commitments generally are expected to fund within the next twelve months. Management believes that the Credit Tenants underlying approximately 91% in aggregate principal amount of the Existing Loans are rated Investment Grade (with the remaining 9% being rated Near Investment Grade) and the Credit Tenants underlying substantially all of the Committed Loans are rated Investment Grade. The Company expects to securitize all or part of these loans in 1998. The Company's current loan pool is larger and more diversified than the pool for the

Company's previous securitization. Consequently, the post-Offering securitization (based upon a preliminary review by the Rating Agencies of a large portion of this loan pool) is expected to result in subordination levels more favorable to the Company than were obtained in the first securitization. In addition, the Company will assume commitments by CLF to purchase Net Leased Real
Estate in the amount of $         . In each case, the amount of the loans and
commitments listed above are as of March 15, 1998 and are expected to increase between such date and the closing of the Offering.

    The Company's pipeline includes potential loans in various stages of development. The Company receives requests for Credit Tenant Lease financing on a daily basis. At any given time, the Company may have hundreds of potential transactions in different stages in the Company's loan qualification, pricing and due diligence process. Once a lease has been reviewed by the Company and is determined to be financeable under the Company's Credit Tenant Loan program, the Company will, at a borrower's request, issue a term sheet (a "Term Sheet") which briefly outlines the pricing and terms under which the Company proposes to finance the property (such potential loan, after delivery of the Term Sheet, being at the "Term Sheet Stage"). Upon acceptance of the Term Sheet by a borrower, the Company issues a form of application which sets forth the detailed terms of the transaction (the potential loan then being at the "Application Stage"). Once a borrower signs an application and delivers it to the Company with a deposit and the application is accepted, subject to the underwriting process by the Company's loan committee, the Company considers such loans to be Committed Loans, and the formal due diligence process begins. The Company generally closes a Committed Loan in four to eight weeks. At any time from the date of acceptance of the application until closing, the borrower may lock in the interest rate on the loan by payment of an additional fee. While an application may be declined by the Company upon completion of the Company's underwriting process, or the prospective borrower may forfeit its deposit and withdraw the application prior to closing, management believes, based on the Company's historical operating experience, that approximately 98% of these Committee Loans result in closed loans. Furthermore, it has been the Company's experience, that once the Company has committed to make a Credit Tenant Loan and has locked in an interest rate (receiving a rate-lock fee), closing of that loan is relatively assured and accordingly the Company considers loan transactions as effectively completed when rate-locked (whether before actual loan closing or at the time of closing) ("Rate-Locked Loans"). Management believes, based on the Company's operating experience, that approximately 40% to 50% of loans in the Application Stage and approximately 15% to 20% of loans in the Term Sheet Stage, respectively, will move into the category of Committed Loans. Since the Company receives requests for loan financing daily, the Company's loan pipeline frequently changes as new transactions are added and others are removed.

    Since commencing operations in 1995, the volume of closed and Rate-Locked Loans increased from $22.7 million in calendar year 1995 to $145.7 million in calendar year 1996 to $351.1 million in calendar year 1997. In the first quarter (historically the slowest quarter of the year) of 1998, the Company estimates that it will have generated closed and Rate-Locked Loans totaling approximately $120 million, as compared with $49 million during the same period in 1997.

    Management believes that loan originations will continue to grow throughout 1998 as a result of the following factors:

    - As of March 15, 1998, the Company's total pipeline of loans either under various stages of negotiation or under due diligence totaled approximately $1.1 billion. Of this pipeline, the Company had Committed Loans (potential loans as to which the Company had accepted signed loan applications and commenced due diligence) with respect to approximately $225 million in Credit Tenant Loans. In addition, at such date the Company had potential loans in the Application Stage and Term Sheet Stage in the amount of $393.5 million, and $468 million, respectively.

    - The Company believes that its Extended Amortization and the Construction/Permanent loan programs, which were introduced between May and July of 1997, are gaining greater market awareness and acceptance, resulting in increased year-over-year loan origination. Furthermore, the Company expects to increase its volume of these loans through the year.

    - New financing and property acquisition programs introduced in the first quarter of 1998 are expected to generate additional loans throughout 1998. These programs include expanding the Company's loan programs to include Near Investment Grade Tenants (which management believes is a large potential market for its programs), Mezzanine Construction Loans and Consumer Product Index financing. In addition, the Company anticipates acquiring properties net leased to Credit Tenants on which it expects to place its Credit Tenant Loans.

    Management believes, based on the foregoing factors, the volume of Credit Tenant Loans closed since January 1, 1998 and management's estimate of the additional loans it expects to originate and close through the remainder of 1998 (based on a review of the daily flow of leases received by the Company, outstanding term sheets and applications, discussions with correspondents about market conditions and future potential transactions, expected completion of construction projects in which the Company is providing a permanent loan takeout, and other factors), that, if current market conditions continue and if historical percentages of potential loans in the Term Sheet Stage, Application Stage, Committed Loans and Rate-Locked converting to closed loans continue, it can achieve loan originations of approximately $800 million during calendar year 1998. There can be no assurance, however, that the Company will actually originate such volume of loans.

MANAGEMENT

    The Company will be internally managed and self-administered, and CLF's entire staff is expected to be employed by the Company upon completion of the Offering. The Company will be subject to the direction and oversight of a Board of Directors composed of 5 persons. Mr. William R. Pollert, President and Chief Executive Officer, who will serve as Chairman of the Board of Directors, will be the only member of the Company's management to serve on the Board of Directors. See "Directors and Executive Officers."

    The Company has a specialized and experienced staff (many of the members of which have been previously employed by the real estate departments from major financial institutions and law firms) which is focused principally on structuring, underwriting and making Credit Tenant Loans which meet Rating Agency criteria for such loans and on making the transactional and credit judgments required to make Credit Tenant Loans. The principal executive officers of the Company will consist of Mr. William R. Pollert, President, Mr. Edwin J. Glickman, Executive Vice President, Product Development, Mr. Steven L. Maloy, Senior Vice President, Marketing and Sales, Mr. Paul H. McDowell, Senior Vice President and General Counsel, and Mr. Shawn P. Seale, Senior Vice President and Chief Financial Officer. Upon completion of the Offering, the Company will have in place a complement of executive and investment officers with established expertise in the business activities the Company intends to undertake. All the members of senior management of the Company have worked together at CLF since its inception. See "Directors and Executive Officers."

LOAN ORIGINATION CAPABILITY AND CORRESPONDENT NETWORK

    The principal source of origination for the Company's business is its national network of independent correspondent mortgage brokers. The Company has established relationships with over 500 individual mortgage brokers at over fifty correspondent mortgage brokerage companies. These correspondents operate offices in more than 100 locations throughout the United States and maintain close working relationships with the borrowers they represent.

    Credit Tenant Lease financing demands of mortgage brokers specialized knowledge and skills not generally required for traditional real estate financing activities. The Company dedicates significant resources to training correspondent mortgage brokers in all aspects of Credit Tenant Lease financing and routinely presents on-site training seminars throughout the United States. Training seminars are supplemented with bimonthly newsletters, brochures and other written material intended to keep correspondents up to date on the latest underwriting requirements for Credit Tenant Loans and Credit Tenant Leases, Lease Enhancements, and changes in tenant credit ratings, as well as providing up-to-date information on the Company's latest innovative financing programs.

    A comprehensive marketing, advertising and public relations program supports correspondent loan origination efforts. The objective of the program has been to build the Company's name recognition and credibility as a specialty lender and to promote the Company's specialized Credit Tenant financing programs. The Company believes it has been successful in achieving its objectives of market awareness and prominence in the Credit Tenant Loan market.

    In addition to the Company's training and marketing support to correspondents, the Company's executives and staff periodically assist correspondents in originating loans by meeting with potential borrowers to explain various aspects of the Credit Tenant Loan program, and by assisting in structuring transactions to best meet the borrower's requirements.

    The Company believes that its ongoing marketing efforts combined with comprehensive training programs are key factors not only in attracting and retaining productive correspondent mortgage brokers but also in improving their productivity. Furthermore, the Company believes that it has streamlined its loan approval processes and centralized loan underwriting as well as many transactional and structuring matters to make the origination of Credit Tenant Loans with the Company efficient for its correspondents. As a result, the Company believes its correspondents can focus on identifying possible additional Credit Tenant Loans and facilitating the loan closing process rather than solely on underwriting each loan. The Company constantly reviews correspondent performance and has been able to attract experienced mortgage brokers to replace correspondents the Company believes have been under-performing.

    In addition to its ability to originate loans for its principal business lines, the Company believes that its correspondent network can be utilized without significant further training to find opportunities that will be eligible for the related business lines described above.

CREDIT FACILITIES

    The Company has warehouse credit facilities provided by NationsBank (the "NationsBank Warehouse") and Prudential Credit (the "Prudential Warehouse"). CLF entered into the NationsBank Warehouse in the initial amount of $350,000,000 in July 1996. The facility is expected to be expanded to $550,000,000 in March 1998. The NationsBank Warehouse is used primarily to fund and hold the Company's loans prior to securitization. The Company pledges its Credit Tenant Loans as collateral under the NationsBank Warehouse.

    The Company is expected to enter into the Prudential Warehouse in the amount of $100,000,000 in March 1998 which amount will be increased to $350,000,000 upon closing of the Offering. Like the NationsBank Warehouse, the Company intends to utilize the Prudential Warehouse for purposes of funding and holding the Company's loans prior to securitization. In addition, the Company expects to enter into a Mezzanine Construction Loan financing facility (the "Mezzanine Construction Facility") with Prudential Credit in the initial amount of $30,000,000 in March 1998. The Mezzanine Construction Facility will be used by the Company to fund its Mezzanine Construction Loans.

    The Company is currently negotiating the terms of the increase in the NationsBank Warehouse and the terms of the Prudential Warehouse and Mezzanine Construction Facility.

INDUSTRY OVERVIEW

    Properties that are net leased to Credit Tenants are an important subset of the overall commercial real estate market. For a variety of strategic, competitive and accounting reasons, many corporations choose to lease properties in which they operate rather than own the underlying real estate. These types of properties are generally owned by developers who have built the properties or individual or corporate owners who purchase them after construction is complete and who have the ability to own and operate the properties as a relatively stable investment opportunity. Management's experience has been that these properties are typically financed shortly after completion of construction.

    Management believes that traditionally owners of properties net leased to credit tenants have financed these properties through banks, insurance companies and other lenders seeking to invest in long-term assets. The Company believes that these institutions have traditionally financed these properties based more upon real estate liquidation values than on the underlying strength of the Credit Tenant (other than in the case of bond leases), with resulting lower amounts of leverage available to borrowers.

    As the CMBS market has grown, the Company believes that the specialty nature of underwriting and securitizing Credit Tenant Loans has deterred expansion by capital markets-oriented lenders into the Credit Tenant Loan market (the "CTL Market") except with respect to properties subject to bond leases. The Company believes it was instrumental in establishing a viable capital markets-oriented Credit Tenant lending program through its innovative lease enhancement mechanisms and by successfully securitizing, in 1997, the first pool of Credit Tenant Loans with a variety of Credit Tenants involving multiple properties.

    The ability of the Company to underwrite and securitize high-leverage Credit Tenant Loans has provided owners of these properties with an attractive alternative to traditional forms of borrowing on these properties. Management believes that the securitization market for Credit Tenant Loans is in its early stages of development and is under served by capital markets oriented lenders whose primary focus has been to make conventional real estate loans.

    The size of the CTL Market in relation to the overall commercial real estate market is difficult to estimate for several reasons. Management believes that there is no published data on the size of the CTL Market. In addition, while all properties that are subject to net leases to Credit Tenants could potentially be financed by the Company or its capital markets oriented competitors, the Company is unaware of any published data that indicates which properties are subject to net leases which would be financeable as Credit Tenant Loans.

    However, based on the data available to the Company and its experience in the CTL Market, the Company believes this market is substantial and growing. One indication of size is the number of companies that carry Investment Grade or Near Investment Grade ratings. For example, taking the narrow segment of U.S. Industrial, parent company issuers (which includes retail companies but excludes such industry segments as insurance companies, non-profit institutions, municipalities, etc.). S&P rates over 500 companies as Investment Grade and 360 as Near Investment Grade. Properties net leased to any of these companies would qualify for financing or purchase under the Company's programs.

    A significant component of the Company's business is in financing properties net leased to Credit Tenants who operate freestanding retail locations. A sampling of almost 200 retailers, by an independent third party, indicated that 1997 construction starts totaled over 3,070 individual freestanding locations ranging in size from under 7,500 square feet to over 100,000 square feet. The Company believes that many of these properties will be net leased and will thus potentially be available to the Company as both purchase and financing opportunities.

                              SUMMARY RISK FACTORS

    Each prospective purchaser of the Common Stock should carefully consider all of the information set forth in this Prospectus and in particular the risk factors set forth in "Risk Factors" on page 17 to 30, including the following:

    - The Company and its predecessor have only been in operation since 1995, have not had profitable operations in the past, and will engage in a business that has many competitors and that may become increasingly competitive in the future.

    - The Company may not be able successfully to execute its business plan and its planned expansion into related real estate lines of business.

    - The Company's revenues and profitability are highly dependent on its ability to continue to originate and securitize Mortgage Loans. There can be no assurance that the Company will be able to do so on acceptable terms.

    - In a high interest rate environment, or should the economy generally deteriorate, the volume of the Company's business could significantly decline and the value of the Company's Invested Portfolio (including Credit Tenant Loans, CMBS and Subordinate Interests) could significantly decrease.

    - The Company's operations rely upon the Company's ability to obtain and maintain third-party debt financing. An inability to obtain debt financing on favorable terms would adversely affect the Company.

    - The Company intends to hold significant amounts of Mortgage Loans pending securitization, which loans are subject to risk of loss of principal and credit downgrades that could hinder the ability of the Company to securitize its loans on favorable terms.

    - The Company expects to retain or invest in certain Mortgage Loans or interests in certain classes of mortgage securities or other real estate assets which are subordinate in right of payment to other classes of interest and which will be subject to the risk of loss of principal and payment of interest on loans and risk of loss of the equity invested.

    - The Company's investments and income will be sensitive to changes in prevailing interest rates, reshaping of the yield curve and CMBS yields, which may hinder the Company's ability to securitize its loans on favorable terms and result in a mismatch between the Company's borrowing rates and asset yields.

    - The Company intends to use hedging strategies to protect itself against interest rate risk. Such hedging itself involves risk, and may not be successful in insulating the Company from such interest rate risk, including changes in spreads between CMBS yields and U.S. Treasury yields. In particular, to the extent the Company risks hedging strategies based on U.S. Treasury yields, such strategy may not protect against changes in yields between CMBS and treasuries. In addition, there will be many market risks against which the Company may not be able to effectively hedge, including changes in the spreads of corporate bonds or CMBS over the underlying treasury rates. Furthermore, the Company does not intend to hedge any market risks with respect to CMBS which it purchases or retains for investment.

    - The value of the Company's Credit Tenant Loans and CMBS, while held in portfolio, and the value of any interest retained following a securitization, is dependent upon various market factors including changes in CMBS yields and interest rates.

    - The Company will be taxed as a corporation if it fails to maintain its qualification as a REIT. In February 1998, the Clinton Administration announced certain legislative tax proposals which, if adopted, could adversely affect the Company's financial results. In addition, tax rules governing REITs may impose limitations on the Company's business operations.

    - Following the Offering, the Company will be highly leveraged.

    - Stockholders will be subject to significant potential dilution from future equity offerings.

    - Ownership of Common Stock by each stockholder is limited to 9.8% of the outstanding Common Stock, which may deter third parties from seeking to control or acquire the Company.

    - Future revisions in policies and strategies may be made at the discretion of the Board of Directors.

    - Future offerings of debt and equity may have an adverse effect on the Market Price of the Common Stock.

    - To maintain its exemption from regulation under the Investment Company Act, the Company, among other things, must maintain certain percentages of its investments in assets that qualify for exemption from such regulation, which may restrict the Company's ability to invest in various types of assets.

    - The Company may need to modify or replace source code applications and/or computers to avoid any material adverse effect on the Company's operations due to "Year 2000" issues.

                             FORMATION TRANSACTIONS

    The assets, liabilities and equity of CLF will be contributed to CLF, Inc., on the date of issuance of the shares offered hereby. The assets of the Company will include the Existing Loans and Committed Loans (which, as of March 15, 1998, approximated $306 million and $225 million, respectively), subject to the existing indebtedness, as well as all of the operating assets of CLF.

    A series of integrated transactions (the "Formation Transactions") will be entered into initially to establish the structure of CLF, Inc. and its business. The Formation Transactions include the following transactions, which will have occurred or will occur prior to or upon closing of the Offering:

        A. The limited partners of CLF will transfer their limited partnership interests to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash. More specifically, Hyperion Partners II L.P., South Ferry #2, L.P., CLF Investors LLC, and the Class C limited partners will transfer their limited partnership interests in CLF for shares of Common Stock of CLF, Inc. Hyperion Partners II L.P. and South Ferry #2, L.P. will transfer their preferred limited partnership interests in CLF to CLF, Inc. for an amount projected to be approximately $20.9 million.

        B. CLF Holdings, Inc., one of the two general partners of CLF, will transfer its general partnership interest in CLF for Common Stock of CLF, Inc. CLFC HPII Inc. (the other general partner of CLF), will transfer its general partnership interest in CLF to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash of approximately $436,055.

        C. Upon the completion of these transfers, CLF, Inc. will own all of the interests in CLF and CLF will automatically liquidate in accordance with applicable law.

    As a result of the Formation Transactions, upon completion of the Offering, CLF, Inc. will succeed to all of the assets and liabilities of CLF. See "Formation Transactions."

    As a result of the Formation Transactions, including the Offering, the existing investors in CLF, as a group (including substantially all of the Company's employees), and purchasers in the Offering, as a group, will own 33% and 67%, respectively, of the then outstanding Common Stock of CLF, Inc.

                   REIT AND INVESTMENT COMPANY ACT COMPLIANCE

    The Company will regularly monitor its portfolio of assets and the income from such assets, including income from its hedging strategies, to maintain its qualifications as a REIT and its exempt status under the Investment Company Act. The Company has engaged professionals to assist in developing appropriate systems and testing procedures and to conduct quarterly compliance reviews designed to determine compliance with sections 856 through 860 of the Code (the "REIT Provisions of the Code"). See "Federal Income Tax Considerations--Taxation of the Company."

                       DIVIDEND POLICY AND DISTRIBUTIONS

    To maintain its qualification as a REIT under the Code, the Company must make distributions to its stockholders at least 95% of its annual REIT Taxable Income (which does not necessarily equal net income as determined in accordance with GAAP), excluding any net capital gains and subject to certain adjustments for noncash income, such as original issue discount ("OID"). All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the taxable earnings of the Company, its financial condition and such other factors as the Board of Directors deems relevant, including considerations pertaining to continued qualification as a REIT.

        SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The summary selected historical financial information set forth below as of and for the years ended December 31, 1997 and 1996, and for the period September 29 (commencement of operations) through December 31, 1995, have been derived from the financial statements of Capital Lease Funding, L.P. included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.

    The results shown below reflect significant investments in the future growth of its business, including the development of its lending and securitization programs, from which the Company expects to reap an ongoing benefit. For example, the Company's operating losses to date reflect the substantial investments the Company has made to enable the Company to achieve its growth plans, including investments in personnel, product development, securitization related documents and the development and training of a national correspondent network. As a result of these investments, management believes that its staff is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth, and that its innovative programs provide it with competitive advantages.

    The Company made a strategic decision to securitize a small developmental pool of Credit Tenant Loans in January 1997. This initial pool's smaller size and characteristics, as well as associated non-recurring expenses of approximately $700,000, resulted in an economically inefficient transaction. However, this initial securitization resulted in a number of benefits for the Company. The Company received preliminary subordination levels from the Rating Agencies in connection with a proposed second securitization during the fourth quarter of 1997. These preliminary subordination levels were significantly more favorable than those obtained in the first securitization, reflecting the increased size and diversity of the proposed pool. Management believes that pools of Credit Tenant Loans greater than $200 million can be efficiently and profitably securitized. Management estimates that the value of the Company's loans exceeded their carrying value by $10 million at December 31, 1997, and by $12 million at March 15, 1998, after giving effect to the value of associated hedge positions.

    The summary selected unaudited pro forma balance sheet as of December 31, 1997 set forth below is presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the proceeds therefrom, had occurred on December 31, 1997. The summary selected unaudited pro forma statement of operations data for the year ended December 31, 1997 are presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the estimated net proceeds therefrom, had occurred on January 1, 1997. See "Use of Proceeds." The pro forma financial information set forth below is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor do they purport to represent the Company's results of operations or financial position for future periods. The pro forma financial information should be read in conjunction with the Company's pro forma financial statements and related notes and historical financial statements and related notes included elsewhere in this Prospectus. See "Selected Historical and Pro Forma Financial Information" and "Financial Statements and Information."

                                                                                                   (FROM INCEPTION)
                                                                                                    SEPTEMBER 29-
                                                                                                     DECEMBER 31,
                                                              YEAR ENDED DECEMBER 31,             ------------------
                                                   ---------------------------------------------
                                                                                                   HISTORICAL CLF,
                                                    PRO FORMA COMPANY     HISTORICAL CLF, L.P.           L.P.
                                                   -------------------  ------------------------  ------------------
                                                          1997             1997         1996             1995
                                                   -------------------  -----------  -----------  ------------------
STATEMENT OF OPERATIONS DATA:

REVENUE:
  Interest income from mortgage loans............     $   9,859,768     $ 9,859,768  $ 5,060,676     $    224,313
  Loss on sales of mortgage loans................          (160,782)       (160,782)    (923,611)         --
  Other revenue from mortgage loans..............            43,326          43,326       16,520          --
                                                   -------------------  -----------  -----------  ------------------
      Total Revenues.............................         9,742,312       9,742,312    4,153,585          224,313

LOAN EXPENSES:
  Interest on repurchase agreements..............         4,027,104       8,829,548    4,048,601          221,400
  Loss on loan in default........................          --               --           --               717,359
  Servicer fees..................................            76,328          76,328       50,320          --
                                                   -------------------  -----------  -----------  ------------------
      Total Loan Expenses........................         4,103,432       8,905,876    4,098,921          938,759

OPERATING EXPENSES...............................         4,359,040       4,109,040    3,805,230        1,087,320
                                                   -------------------  -----------  -----------  ------------------

OPERATING INCOME.................................         1,279,840      (3,272,604)  (3,750,566)      (1,801,766)

OTHER INCOME (EXPENSE)...........................           169,889        (122,938)      86,900          136,789
                                                   -------------------  -----------  -----------  ------------------
NET INCOME (LOSS)................................     $   1,449,729     $(3,395,542) $(3,663,666)    $ (1,664,977)
                                                   -------------------  -----------  -----------  ------------------
                                                   -------------------  -----------  -----------  ------------------
PRO FORMA NET INCOME PER SHARE...................     $        0.14     $   --       $   --          $    --

OTHER DATA:
  Cash flows from operating activities...........          --            (2,704,304) (13,630,639)      (4,411,903)
  Cash flows from investing activities...........          --               (60,612)     (77,581)         --
  Cash flows from financing activities...........          --             5,032,880    7,546,214       12,714,139
  Number of loans funded.........................          --                    60           26                6
  Original principal amount of loans funded......          --           $224,866,628 $137,940,791    $ 22,735,140

                                                                AS OF DECEMBER 31,
                                                   ---------------------------------------------
                                                                          HISTORICAL CLF, L.P.
                                                    PRO FORMA COMPANY   ------------------------
                                                          1997             1997         1996
                                                   -------------------  -----------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents......................     $   9,183,194     $ 4,408,194  $ 2,140,230
  Mortgage loans held for sale...................       263,473,373     263,473,373  157,719,912
  Total assets...................................       279,153,058     274,378,058  168,349,353
  Notes payable..................................          --            12,274,318      487,559
      Total liabilities..........................       205,871,412     272,815,884  154,671,846
      Total partners' capital/stockholders'
        equity...................................        73,281,646       1,562,174   13,677,507

                                  THE OFFERING

Common Stock Offered Hereby..................                           6,750,000 shares (1)

  Common Stock to be Outstanding                                    10,083,333 shares (1)(2)
    After the Offering.......................

Use of Proceeds..............................  To pay down a portion of the outstanding balance under the NationsBank Warehouse,
                                               retire preferred interest issued by CLF,
                                               repay notes payable to one of its limited
                                               partners, and for general working capital
                                               purposes. See "Use of Proceeds."

Proposed NYSE Symbol.........................  "      "

------------------------

(1) Assumes that the Underwriters' over-allotment option to purchase up to an additional 1,012,500 shares will not be exercised. See "Underwriting."

(2) Includes 3,333,333 shares of Common Stock issued to the general and limited partners of CLF, in connection with the Formation Transactions (assuming an initial public offering price of $15.00). Excludes 1,210,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan. As of the closing of the Offering, the Company expects to grant
    options to acquire       shares of Common Stock pursuant to such plan on
    terms to be determined. See "Directors and Executive Officers--Stock Options Outstanding."

                                  RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF THE COMMON STOCK OFFERED HEREBY. WHEN USED IN THIS PROSPECTUS, THE WORDS "MAY," "WILL," "EXPECT," "ANTICIPATE," "CONTINUE," "ESTIMATE," "PROJECT," "INTEND" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS REGARDING AMONG OTHER THINGS: CHANGES IN INTEREST RATES; DOMESTIC AND FOREIGN BUSINESS, MARKET, FINANCIAL OR LEGAL CONDITIONS; DIFFERENCES IN THE ACTUAL ALLOCATION OF THE ASSETS OF THE COMPANY FROM THOSE ASSUMED; AND THE DEGREE TO WHICH ASSETS ARE HEDGED AND THE EFFECTIVENESS OF THE HEDGE, AMONG OTHERS. IN ADDITION, THE DEGREE OF RISK WILL BE INCREASED BY THE COMPANY'S LEVERAGING OF ITS ASSETS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY ESTIMATED RETURNS OR PROJECTIONS CAN BE REALIZED OR THAT ACTUAL RETURNS OR RESULTS WILL NOT BE MATERIALLY LOWER THAN THOSE THAT MAY BE ESTIMATED.

    Prospective investors are cautioned that any forward-looking statements are not assurances or guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, and under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

GENERAL

    The results of the Company's operations will depend on various factors, many of which are beyond the control of the Company, which may adversely affect the profitability of the Company's business of originating, holding in inventory and securitizing Credit Tenant Loans, and the profitability of the Company's holding of Mortgage Assets for longer-term investment.

    The Company's profitability in originating and securitizing Credit Tenant Loans is principally dependent on its ability to generate loans and to finance such loans during the holding period pending securitization, the level of interest rates payable on such financing during such holding period, and the proceeds of any securitization as compared with the cost of generating the related loans and the loss or gain on any investments made to hedge against changes in interest rates. The price at which securities can be sold is principally dependent on (a) market conditions, including yields on U.S. Treasury securities with comparable maturities and differences between yields on commercial mortgage backed-securities and U.S. Treasury securities ("CMBS Spreads"), and (b) the terms of the particular securities, including the interest rates payable on such securities, the maturities thereof and timing of return of principal (including the likelihood of prepayment and degree of protection from prepayment through payment of yield maintenance prepayment premiums) and the ratings of such securities. The Company engages in hedging activities designed to protect itself against changes in yields on U.S. Treasury securities, but does not currently hedge to protect itself against changes in CMBS Spreads. Further, although the Company sets interest rates on loans originated by it to some extent in anticipation of each loan's impact on the final pool of such loans to be used for securitization, the percentage of the principal balance of securities in any securitization which may receive any given rating level is dependent upon, among other things, the number of loans in the final pool, the diversity of tenants, property types and geographic location of the mortgaged properties and other factors which may not be known until the time the final pool is presented to the Rating Agencies in anticipation of securitization. Accordingly, the ability to include all originated loans in a securitization, and the final characteristics of the securities to be offered, will not be known until the final pool is aggregated and presented to the Rating Agencies.

    Prospectively, the Company's profitability in holding Mortgage Assets for investment is primarily dependent on whether there are credit losses on such assets, the interest rates earned on such assets, the interest rates paid on any borrowing made to carry such assets and, to the extent the Company must dispose of assets or, as an accounting matter, is required to adjust the value of such assets to current market value, the market value of such Mortgage Assets as they may be affected by changes in interest rates (including CMBS Spreads), changes in ratings of the assets or other factors affecting expectations of repayment, and changes in expectations as to timing of return of principal. The Company does not currently hedge against changes in interest rates which may affect the market value of Mortgage Assets it holds for investment. Interest rates and borrowing costs depend on the nature and terms of the Mortgage Assets, the geographic location of the real estate securing the Mortgage Loans included in or underlying the Mortgage Assets, conditions in financial markets, the fiscal and monetary policies of the countries in which the Company presently invests or may invest in the future (particularly the United States government and the Federal Reserve Board) and competition and other factors, none of which can be predicted with any certainty. Because changes in interest rates may significantly affect the Company's activities, the operating results of the Company will depend, in large part, upon the ability of the Company to manage its interest rate risk effectively while simultaneously maintaining its status as a REIT.

    Furthermore, real property investments are subject to varying degrees of risk. Real property values and cash flows of the properties which the Company may acquire or for which the Company will originate loans will be affected by a number of factors, including changes in the general economic climate, local conditions (such as a reduction in rental demand in an area), competition from other available properties, and the continued ability of Credit Tenants to make all lease payments, to provide adequate maintenance and insurance and to control operating costs. Real estate values and cash flows are also affected by such factors as government regulations, including, without limitation, environmental, public access, zoning and tax laws, interest rate levels and the availability of financing. Each of such general risks will affect the value of the Existing Loans, any additional loans or properties that the Company may originate or acquire and the revenues and expenses relating to any such assets. Real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly to changes in economic or other conditions.

OPERATING

    DEPENDENCE ON CREDIT TENANT LOAN AND SECURITIZATION BUSINESS. The Company is highly dependent for its revenues and profitability on its ability to continue to originate and securitize Credit Tenant Loans. There can be no assurance that the Company will be able to continue to originate and securitize such loans, or that it will be able to do so on acceptable terms. The Company may not be able successfully to execute its business plan and its planned expansion into related real estate lines of business. The Company's failure to continue originating and securitizing such loans would likely have a material adverse effect on the Company's business, financial condition and results of operations, and its ability to satisfy either short or long-term capital requirements, and such failure could cause the Company to limit its operations significantly. The Company intends to hold significant amounts of Mortgage Loans pending securitization, which are subject to risk of loss of principal and credit downgrades that could hinder the ability of the Company to securitize its loans on favorable terms.

    The value of the Company's Credit Tenant Loans and CMBS, while held in portfolio, and the value of any interest retained following a securitization, is dependent upon various market factors including changes in CMBS yields and interest rates.

    RISKS ASSOCIATED WITH BUSINESS STRATEGY. The Company's business strategy includes entering into related but new business areas. No assurance can be given that the Company will be successful in its attempts to enter, or that if entered, the Company will be successful in any new businesses. The Company's prospects should be considered in light of the risks, expenses, and difficulties frequently encountered in the establishment of new business lines and the development and commercialization of new products and services based on innovative ideas. Expansion of the Company's business may require capital resources greater than the proceeds of the Offering, and there can be no assurance that additional financing to fund these activities will be available.

    MANAGING GROWTH. As of March 15, 1998, the Company had 20 employees. If the Company grows rapidly, it may experience a significant strain on its management, operational, financial and other resources. The Company's ability to manage growth effectively will require it to continue to improve its operational and financial systems, to expand, train, and manage its employee base and to develop additional management expertise. Management of growth is especially challenging for the Company due to its short operating history and limited financial resources. The Company's failure to increase its business and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

    LACK OF OPERATING HISTORY; ABSENCE OF PROFITABLE OPERATIONS. The Company has been recently organized and its predecessor, CLF, has been in operation only since 1995. There can be no assurance that the Company will be able to generate sufficient revenue from operations to make anticipated distributions. The Company also will be subject to the risks generally associated with the formation of any new business. The Company's management has no experience operating in accordance with the requirements for maintaining its qualification as a REIT.

    As a start-up company, the Company has incurred significant losses and has had substantial negative cash flow since its inception. The Company has been, and expects to continue to be, subject to the risks customarily associated with any new business. In addition, the Company's ability to achieve profitability is dependent in large part on the expansion of its business of originating and securitizing Credit Tenant Loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of the Company to expand its operations, and the success of the Company's business strategy in general are subject to uncertainties and contingencies beyond the Company's control, and there can be no assurance that the Company's results of operations will improve or that its business strategy will be successful. The Company may continue to have operating losses at least through the securitization of the Existing Loans.

    AVAILABILITY OF FINANCING; LEVERAGING STRATEGY. The Company expects to rely upon its ability to borrow money to fund its origination of Credit Tenant Loans and to purchase CMBS. The inability of the Company to obtain such financing or to borrow money on advantageous terms could materially adversely affect the Company's business, operations and results.

    The Company expects to employ significant leverage consistent with the type of assets acquired and the desired level of interest rate risk in various investment environments (in particular under the Company's warehouse lines of credit). The Company's Charter and By-laws do not limit the amount of indebtedness the Company may incur.

    Leverage can reduce the net income available for distributions to stockholders. If the interest income on the assets financed with borrowed funds fails to cover the cost of the borrowings, the Company will experience net interest losses and may experience less profits or net losses and erosion or elimination of its equity.

    The ability of the Company to achieve its investment objectives depends to a significant extent on its ability to borrow money in sufficient amounts (in particular under the Warehouse Credit Facilities) and on sufficiently favorable terms to earn incremental returns. The Company may not be able to achieve the degree of leverage it believes to be optimal due to decreases in the proportion of the value of its assets that it can borrow against, decreases in the market value of the Company's assets, increases in interest rates, changes in the availability of financing in the market, conditions in the lending market and other factors. This may cause the Company to experience losses or less profits than would otherwise be the case.

    A substantial portion of the Company's borrowings are expected to be in the form of collateralized borrowings, in particular the Warehouse Credit Facilities. If the value of the assets pledged to secure such borrowings were to decline, the Company may be required to post additional collateral, to reduce the amount borrowed or to suffer forced sales of the collateral. If the Company is forced to liquidate Qualified REIT Real Estate Assets to repay borrowings, there can be no assurance that it will be able to maintain compliance with the REIT Provisions of the Code regarding asset and source of income requirements.

    To create yields commensurate with its investment objectives and to reduce the risks set forth above, the Company may leverage its assets through the issuance of CMOs and other borrowing arrangements, pledging its assets as collateral security for its repayment obligations on a non-recourse basis. The Company intends to use the proceeds from securitizations and other borrowings to originate and invest in additional Mortgage Loans, CMBS and other assets and, in turn, to borrow against such assets and to repeat this process of borrowing and investing until it has significantly leveraged its portfolio of assets.

    A substantial portion of the Company's cash flow is expected to consist of the difference between the interest income generated by its Mortgage Loans and the interest expense incurred with respect to such borrowings, net of hedging and other costs. The Company may hedge all or a portion of the interest rate risk associated with its borrowings. The Company also may engage in a variety of interest rate risk management techniques for the purpose of managing the effective maturity or interest rate of its assets. These techniques also may be used to attempt to protect against declines in the market value of the Company's assets resulting from general economic and market trends. Any such hedging and other interest rate risk management techniques are subject to risks and may affect adversely the Company's earnings. No assurances can be made that the Company's investment and leverage strategy can be implemented or that it will be successful.

    The organizational documents of the Company do not limit the level of debt the Company may incur. However, the Board of Directors has adopted certain policies which the Company must adhere to before increasing its level of indebtedness above those available under the Warehouse Facilities, although such policies may be altered by the Board of Directors in its sole discretion. The Company could become highly leveraged, which could adversely affect the ability of the Company to make distributions to stockholders and increase the risk of default under its indebtedness. After application of the net proceeds of the Offering, the Company expects to have outstanding indebtedness of approximately $201 million under its Warehouse Credit Facilities (calculated based upon the outstanding balance under such facilities as of December 31, 1997). The Company may, from time to time, seek to reduce the size of its Warehouse Credit Facilities in order to reduce the cost of maintaining the availability of the entire amounts of such facilities. There can be no assurance that the Company will be able to increase the amount of availability under such facilities, if necessary, once so reduced.

    The Company will rely on its repurchase agreement with NationsBank to provide the majority of its cash for loan fundings. A deterioration in the financial condition of NationsBank could have a negative ability on the Company's ability to fund its loans. However, management is confident that alternative funding sources could be obtained with substantially similar terms. As of December 31, 1997, NationsBank carried an A+ rating from S&P.

    LOSS ON MORTGAGE LOANS AND SUBORDINATE INTERESTS. The Company intends to originate, acquire, accumulate and securitize Mortgage Loans (in particular, Credit Tenant Loans) as part of its investment strategy. While holding Mortgage Loans (generally until a securitization), the Company will be subject to risks of borrower defaults, Credit Tenant defaults, bankruptcies, fraud, losses and special hazard losses that may not be covered by standard hazard insurance. Also, the costs of originating, financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans and/or the income from securitizing such loans. In the event of any default under Mortgage Loans held by the Company, the Company will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the Mortgage Loan. It may not be possible or economical for the Company to securitize all of the Mortgage Loans which it acquires, in which case the Company will continue to hold the Mortgage Loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses. Furthermore, the Company expects to retain a Subordinate Interest in at least some of the securitizations, in which case it would retain substantially all of these risks in a more concentrated form up to the amount of its investment in its Subordinate Interests.

    The typical Credit Tenant Lease requires casualty insurance (which may be through self insurance) to be maintained on the underlying property (generally by the borrower or the tenant), with such coverages and in such amounts as are or shall customarily be insured against with respect to similar properties, for fire, vandalism and malicious mischief, extended coverage perils, all physical loss perils, commercial general liability, flood (when the underlying property is located in whole or in material part in a designated flood plain area) and workers' compensation insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or wars) that may be either uninsurable or not economically insurable. As part of its Lease Enhancement mechanisms, the Company has obtained specialized insurance policies that cover some of these risks, but do not eliminate all of these risks. Should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more Credit Tenant Loan properties.

    OWNERSHIP OF NON-INVESTMENT GRADE CMBS. The Company intends to retain or acquire a significant amount of Non-Investment Grade CMBS (particularly those which include as a component thereof Credit Tenant Loans). This Non-Investment Grade CMBS is expected to be rated securities (for purchased CMBS) and may include rated or "first loss" credit support Subordinate Interests (for retained
CMBS). A first loss security is the most subordinated class in a structure and accordingly is the first to bear the loss upon a default on, restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal. Such classes are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than the more senior, rated classes. The market values of Subordinate Interests tend to be more sensitive to changes in economic conditions and less sensitive to changes in interest rates than the more senior, rated classes. As a result of these and other factors, Subordinate Interests generally may not be actively traded and may not provide holders thereof with liquidity of investment.

    The yield to maturity on Subordinate Interests of the type the Company intends to acquire will be extremely sensitive to the default and loss experience of the underlying Mortgage Loans and the timing of any such defaults or losses. Furthermore, to the extent that underlying Mortgage Loans relating to CMBS (unless insured) require balloon payments at maturity, the failure of the applicable borrower to obtain refinancing of any such loan or loans in order to make such balloon payment could result in the loss of all or a portion of the Company's investment therein. Because the Subordinate Interests of the type the Company intends to retain or acquire may have little credit support, to the extent there are realized losses on the underlying Mortgage Loans, the Company may not recover the full amount or, in extreme cases, any of its initial investment in such Subordinate Interests.

    NONRECOURSE COMMERCIAL MORTGAGE LENDING. Credit Tenant Loans are generally non-recourse to the owner and in the event of default the lender thereunder is entirely dependent on the loan collateral. The timely repayment of loans secured by leased properties subject to Credit Tenant Leases is typically dependent upon certain specified performance by the lessees under the related leases, rather than upon the liquidation value of the underlying real estate. However, to the extent the timely repayment of the loan is in any way dependent upon the liquidation value of the underlying real property, risks generally incident to interests in real property may adversely impact the value of the property. The liquidation value of a commercial property may be adversely affected by risks generally incident to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, and other factors which are beyond the Company's or the applicable borrower's control. There can be no assurance that a lender's remedies with respect to the loan collateral will provide the Company with a recovery adequate to repay the underlying Credit Tenant Loan.

    LIMITED ASSETS AND OBLIGATIONS OF THE BORROWERS. The borrowers under all of the Company's Credit Tenant Loans are entities created solely to own, lease or purchase the applicable underlying property, in part to isolate such properties from the other debts and liabilities, if any, of the owners or affiliates of such borrowers. Except with respect to the consequences of any breach of covenants restricting use of nearby properties owned by the borrower or its affiliates and with respect to other limited circumstances, each

Credit Tenant Loan represents a nonrecourse obligation of the related borrower. The borrowers will not have any significant assets other than the applicable underlying property, the applicable Credit Tenant Lease, including any related guaranty, and the right to receive payments thereon. Payment of amounts due on the Credit Tenant Loans will depend significantly on the payments by the tenants on the Credit Tenant Leases.

    CREDIT QUALITY OF TENANTS. The credit of each tenant or, if applicable, the related guarantor, will generally be rated Investment Grade or Near Investment Grade. A change in the credit rating of the tenants or, the assignment by the Company in its underwriting process of an inaccurate credit rating or any related mispricing of a Credit Tenant Loan may have a related adverse effect on the rating of the Credit Tenant Loan and the ability to securitize the loan on terms favorable to the Company.

    LEASE ENHANCEMENT MECHANISMS. The Company has developed certain Lease Enhancement mechanisms which are designed to increase the ability of the Company to securitize Credit Tenant Loans. These include insurance policies, agreements with third party service providers and certain other mechanisms designed by the Company. The Company may be adversely affected by any failure by any third party insurer or servicer provider or of other enhancement mechanisms to adequately ensure against loss.

    LIMITED NUMBER OF INSURANCE CARRIERS. The Company obtains specialized Lease Enhancement insurance policies from a limited number of carriers (presently three), as part of its Lease Enhancements. A deterioration in the relationship of the Company with one or all of these carriers (or a deterioration in the credit quality or performance of any such carrier) may have a material adverse effect on the Company's business, financial condition and results of operations, as the economic benefit to the Company of the securitizations performed by the Company could be greatly decreased by any inability of the Company to obtain such policies, should they not be replaced by comparable policies from other carriers.

    MEZZANINE CONSTRUCTION LOANS INVOLVE GREATER RISK OF LOSS THAN LOANS SECURED BY INCOME PRODUCING PROPERTIES. The Company expects to originate Mezzanine Construction Loans. These types of loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property, due to a variety of factors, including, dependency on successful completion and operation of the project for repayment, difficulties in estimating construction or rehabilitation costs, loan terms that often require little or no amortization, and that a foreclosure by the holder of the senior loan could result in a Mezzanine Construction Loan becoming unsecured. Accordingly, in the event of a borrower default, the Company may not recover some or all of its investment in such Mezzanine Construction Loans.

    INVESTMENTS IN REAL PROPERTY NET LEASED TO TENANTS. The Company intends to invest in net leased real property from time to time. The value of the Company's investments in such real property and the Company's income and ability to make distributions to its stockholders will depend upon the ability of the applicable tenant to meet its obligations to maintain the property under the terms of the net lease. If a tenant fails or becomes unable to so maintain such property, the Company will be subject to all risks associated with owning real estate. In addition, under many net leases the owner of the property retains certain obligations with respect to the property, including among other things, the responsibility for maintenance and repair of the property, to provide adequate parking, maintenance of common areas and compliance with other affirmative covenants in the lease. If the Company were to fail to meet such obligations, the applicable tenant could abate rent or terminate the applicable lease.

    INVESTMENTS IN REAL PROPERTY WHERE A NET LEASE HAS TERMINATED. If a net lease upon real property owned by the Company is terminated or expires for any reason, the Company will become subject to all risks related to owning such real property. The risks related to owning real property include those listed below.

    Revenues from real property may be affected adversely by changes in national or local economic conditions, competition from other properties offering the same or similar attributes, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or underinsured losses), acts of war, adverse changes in zoning laws, and other factors which will be beyond the control of the Company. In addition, real estate investments are relatively illiquid, and the ability of the Company to vary its portfolio in response to changes in economic or other conditions will be limited.

    Although the Company's insurance will not cover all losses, the Company intends to maintain, or cause to be maintained, comprehensive casualty insurance on its real property, including liability, fire and extended coverage, in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles.

    All real property owned by the Company will be subject to real property taxes and, in some instances, personal property taxes. Such real and personal property taxes may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes on the Company's real property could affect adversely the Company's income, its ability to make distributions to its stockholders and could decrease the value of that real property.

    The operating costs and values of real property owned by the Company may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances in, on, under or in the vicinity of such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The Company's assets, income and ability to make distributions to its stockholders could be affected adversely by the existence of an environmental liability with respect to its properties.

    COMPETITION. The Company's net income depends, in large part, on the Company's ability to originate or acquire Mortgage Assets at favorable spreads over the Company's borrowing costs and to securitize such assets. In originating or acquiring Mortgage Assets, the Company competes with other specialty finance companies, insurance companies, investment banks, savings and loan associations, banks, mortgage bankers, mutual funds, institutional investors, other lenders, governmental bodies and other entities, including other REITs. Many of the Company's competitors for Mortgage Assets may have greater access to capital and other resources and may have other advantages over the Company.

    FUTURE REVISIONS IN POLICIES AND STRATEGIES. The Company's Board of Directors has established the investment policies, the operating policies, and the strategies set forth in this Prospectus as the investment policies, operating policies and strategies of the Company. However, such policies and strategies may be modified or waived by the Board of Directors of the Company without stockholder consent, subject, in certain cases, to approval by a majority of the Unaffiliated Directors. Accordingly, stockholders of the Company will have limited control over changes in policies of the Company.

    DEPENDENCE ON LIMITED NUMBER OF KEY PERSONNEL. The Company will rely on the Company's officers and key employees to manage the Company properly. The failure by such employees to manage the Company properly could have a material adverse effect on the viability of the Company's operations. The Company will be wholly dependent on the diligence and skill of the Company's employees for the selection, structuring and monitoring of its Mortgage Assets and associated borrowings. The Company is highly dependent on the efforts of the Company's officers, all of whom have extensive experience in Credit Tenant lending but have no experience in managing a REIT. Although the Company will enter into employment agreements with certain senior officers, there can be no assurance that such agreements will prevent key personnel from terminating their employment with the Company. The loss of key personnel and/or the retention of their services by competitors could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

    INTEREST RATE AND BASIS RISK. The Company's operating results will depend greatly on differences between the income from its assets (net of credit losses) and its borrowing costs and upon the ability of the Company to securitize its portfolio of Mortgage Loans on favorable terms. Unless effectively hedged, interest rate changes between the date the Company commits a rate to a borrower and the date a Mortgage Loan is included in a securitization or is otherwise sold may have a positive or negative effect on the value of such Mortgage Loan. Also, the cost of originating, financing and hedging the Mortgage Loans could exceed the interest income on the Mortgage Loans and/or the income from securitizing such loans. The Company expects to hedge certain interest rate risks on its Mortgage Loans during the warehousing period prior to securitization, but there can be no assurance that such hedging will be successful or adequately reimburse the Company for any loss. Moreover the Company does not currently expect to hedge credit risk. The Company intends to fund a substantial portion of its assets with borrowings having interest rates that are floating rate or otherwise reset relatively rapidly, such as monthly or quarterly. The Company anticipates that, in most cases, the income from its assets that do not have match funding in place under a collateralized mortgage obligation structure will respond more slowly to interest rate fluctuations than the cost of its borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence the net income. Increases in these rates will tend to decrease the net income and market value of the Company's net assets. Interest rate fluctuations resulting in the Company's interest expense exceeding interest income would result in the Company incurring operating losses.

    PREPAYMENTS. Commercial Mortgage Loans originated by the Company generally prohibit prepayment for a period of years (a "Lockout Period"), and thereafter permit prepayment only in conjunction with payment of a prepayment premium designed to maintain the yield to investors. Such premiums are intended to discourage prepayments and also compensate investors in the event a loan is nevertheless voluntarily prepaid. Such mortgage loans are typically prepayable, however, during or after the Lockout Period, without payment of any prepayment premium, in the event of certain events of casualty or condemnation with respect to the related mortgaged property. Further, a Mortgage Loan may effectively prepay in the event of a default, in which event a prepayment premium may not be recovered.

    Prepayment of a Mortgage Loan held by the Company pending securitization may adversely affect the Company to the extent that changes in interest rates or other factors have increased the value of the Mortgage Loan to greater than its principal balance but such premium is not recovered upon such prepayment. In such event, the Company may have incurred hedging losses on such Mortgage Loan which are not then offset by sale proceeds above the principal balance of the loan.

    Further, to the extent the Company invests in CMBS acquired at a premium it may be adversely affected by prepayment to the extent a prepayment premium is not received on the underlying Mortgage Loan, or any prepayment premium which is received is not allocated to the CMBS held by the Company in an amount sufficient to offset any loss in yield realized due to the prepayment. Classes of CMBS entitled to little or no principal (including in particular any IOs) will be particularly sensitive to the rate of prepayments on the underlying Mortgage Loans absent receipt of sufficient prepayment premiums to protect their yield, and in such event the Company may not recover its full investment. Furthermore, the market value of a class of CMBS may be adversely affected by changes in interest rates to the extent such changes create expectations of different prepayment experience. While the Company's Credit Tenant Loans currently all have yield maintenance-based prepayment premiums, and accordingly CMBS issued by the Company, including classes retained by the Company, will have the benefit of such provisions, subject to the limitations set forth above, the Company may invest in CMBS issued by third parties which may be backed by Mortgage Loans which do not have yield maintenance prepayment premiums. Further, there can be no assurance that future Mortgage Loans originated by the Company will continue to have such provisions.

    HEDGING TRANSACTIONS. The Company intends to enter into hedging transactions primarily to protect itself from the effect of interest rate fluctuations on its portfolio of Credit Tenant Loans from the date on which the Company commits a rate to a borrower and the date such Mortgage Loan is included is a securitization or is otherwise sold. The Company may determine, from time to time, to hedge certain other risks associated with its portfolio of assets. There can be no assurance that the Company's hedging activities will have the desired beneficial impact on the Company's results of operations or financial condition. In addition, there will be many market risks against which the Company may not be able to effectively hedge, including changes in the spreads of corporate bonds or CMBS over the underlying U.S. Treasury rates. Furthermore, the Company does not intend to hedge any risks with respect to CMBS which it purchases or retains for investment. Moreover, no hedging activity can completely insulate the Company from the risks associated with changes in interest rates.

    Hedging involves risk and typically involves costs. Such costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. The Company may increase its hedging activity and thus increase its hedging costs during such periods when interest rates are volatile or rising and hedging costs have increased. The Company intends generally to hedge as much of the interest rate risk as the Company determines is in the best interests of the stockholders of the Company, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a hedging Counterparty with which the Company has entered into a hedging transaction will most likely result in a default. Default by a party with which the Company has entered into a hedging transaction may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. Although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging Counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    The Company will enter into hedging transactions in accordance with Company policies, which may be changed by the Board of Directors in its sole discretion.

    TEMPORARY INVESTMENT IN SHORT-TERM INVESTMENTS. The Company's results of operations may be adversely affected during the period in which the Company is implementing its investment, leveraging and hedging strategies (or during any period after which it has received the proceeds of a securitization but has yet to invest such proceeds) since during this time the Company will be primarily invested in short-term investments.

    EFFECT OF FUTURE OFFERINGS OF DEBT AND EQUITY ON MARKET PRICE OF THE COMMON STOCK. The Company may in the future increase its capital resources by making additional offerings of equity and debt securities, including classes of preferred stock, common stock, commercial paper, medium-term notes, CMOs and senior or subordinated notes. All debt securities and other borrowings, as well as all classes of preferred stock, will be senior to the Common Stock in a liquidation of the Company. The effect of additional equity offerings will be substantial dilution of the equity of stockholders of the Company or the reduction of the price of shares of the Common Stock, or both. The Company is unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

    CONCENTRATION OF OWNERSHIP AND OWNERSHIP LIMITATION. Upon completion of this Offering, the current owners of CLF will own approximately 33% in the aggregate of the outstanding shares of Common Stock. Accordingly, such current owners will collectively have significant influence over the Company. Such influence may result in Company decisions which may not fully serve the best interests of all stockholders. The Articles of Incorporation prohibits ownership of more than 9.8% of the shares of Common Stock by any stockholder or affiliated group of stockholders, except for Hyperion Partners II, L.P., William R. Pollert and certain other persons or entities (the "Ownership Limitation"). The Ownership Limitation may (i) have the effect of precluding acquisition of control of the Company by a third party without the consent of the Board of Directors, even if a change in control were in the interests of stockholders of the Company, and (ii) limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the outstanding shares of Common Stock or otherwise to effect a change in control of the Company. A transfer of shares to a person who violates the Ownership Limitation as a result of the transfer may be void under some circumstances. The Articles of Incorporation and Bylaws each also contain provisions that may make it difficult to acquire control of the Company by means of a tender offer, an open market purchase, a proxy fight or otherwise, if such acquisition is not approved by the Company's Board of Directors.

    EFFECT OF BANKRUPTCY ON LEASES. To the extent that any of the tenants of properties which are subject to Credit Tenant Loans with the Company or which may be owned by the Company were to become a debtor in a bankruptcy proceeding under the United States Bankruptcy Code (the "Bankruptcy Code"), such lessee or its bankruptcy trustee could reject the lease. If a lease were rejected, rental payments thereunder would terminate as to the related property, thereby leaving the owner without a source of rental payments to support its debt servicing and other obligations under the applicable Credit Tenant Loans and with a claim for damages as a source of payment of amounts due under such lease under section 502(b)(6) of the Bankruptcy Code. A claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property (or rejection of a guarantee of a lease upon the bankruptcy of the guarantor) is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages (or any recovery on the underlying mortgaged real estate) would be sufficient to provide for the repayment of amounts then due under the lease.

    ENVIRONMENTAL MATTERS. Under various environmental laws, the Company may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, in or emanating from such property or other liabilities arising under environmental laws. Based on Phase I environmental reports (which may not reveal all potential environmental liabilities), the Company is aware of certain environmental issues affecting the properties underlying the Existing Loans; however, the Company does not believe that these issues will have a material adverse effect on the Existing Loans that have environmental issues or the Company's business or results of operations. In addition, the Company cannot predict whether modifications of existing laws or regulations or the adoption of new laws or regulations or changes in the known conditions of the properties underlying the Existing Loans (or of other properties the Company may have an interest in, from time to time) may have a material adverse effect on the Company's business or results of operations in the future. In general, environmental concerns are of greater concern from an economic standpoint to owners of property than they are to mortgage lenders.

    INVESTMENTS IN FOREIGN REAL ESTATE ASSETS. To the extent that the Company determines to make Credit Tenant Loans outside of the United States or directly invest in real estate properties outside of the United States, it will be subject to certain risks associated with such loans or investments (including sovereign, political, legal, credit and currency risk), which at this time, because no such program has yet been developed, cannot adequately be assessed or described.

    YEAR 2000. The Company relies upon a significant number of computer software programs and operating systems in conducting its operations. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar "Year 2000," some level of modification or even possibly replacement of such source code or applications will be necessary. The Company's computers have all been purchased within the last 24 months and management believes them to be "Year 2000" compliant, and thus it is currently not anticipated that these "Year 2000" costs will have any material adverse impact on the Company's business, financial condition or results of operations, although this cannot be assured. In addition, there can be no assurance that "Year 2000" problems will not adversely affect the Company's suppliers and borrowers and their ability to perform their obligations to the Company and the ability of borrowers under Credit Tenant Loans and tenants under Credit Tenant Leases to perform their obligations thereunder.

DILUTION, TAX, LEGAL AND OTHER RISKS

    DILUTION. Purchasers of shares of Common Stock in the Offering will experience an immediate and substantial dilution of $7.71 per share of Common Stock in the net tangible book value of shares of Common Stock based upon an assumed initial public offering price of $15.00 per share. See "Dilution."

    FAILURE TO MAINTAIN REIT STATUS. In order to maintain its qualification as a REIT for federal income tax purposes, the Company must continually satisfy certain tests with respect to the sources of its income, the nature of its assets, the amount of its distributions to stockholders and the ownership of its stock. If the Company fails to qualify as a REIT in any tax year, it would be taxed as a regular domestic corporation. In such a case, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the Company's stockholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to the Company's stockholders, which in turn could have an adverse impact on the value of and trading prices for the Common Stock. In addition, the unremedied failure of the Company to be taxed as a REIT for any one year would disqualify the Company from being taxed as a REIT for four subsequent years.

    The REIT Provisions of the Code may limit the ability of the Company to hedge its assets and the related Company borrowings. Under the REIT provisions, the Company must limit its income in each year from Qualified Hedges (together with any other income generated from other than qualifying real estate assets) to less than 25% of the Company's gross income. As a result, the Company may have to limit its use of certain hedging techniques that might otherwise be advantageous. Any limitation on the Company's use of hedging techniques may result in greater interest rate risk. If the Company were to receive income from Qualified Hedges in excess of the 25% limitation, it could incur payment of a penalty tax equal to the amount of income in excess of those limitations, or in the case of a willful violation, loss of REIT status for federal tax purposes.

    The Company must also ensure that at the end of each calendar quarter at least 75% of the value of its assets consists of cash, cash items, government securities and qualifying real estate assets, and with respect to investments in securities not included in the foregoing, the Company does not hold more than 10% of the outstanding voting securities of any one issuer and no more than 5% by value of the Company's assets consists of the securities of any one issuer. Failure to comply with any of the foregoing tests would require the Company to dispose of a portion of its assets within 30 days after the end of the calendar quarter or face loss of its REIT status and adverse tax consequences.

    The Company must generally distribute at least 95% of its Adjusted Taxable Income each year. The Company's operations may from time to time generate Adjusted Taxable Income in excess of cash flows. To the extent that the Company does not otherwise have funds available, the Company may need to borrow money, receive additional capital or sell assets to obtain the cash needed for distribution to its stockholders.

    RISK OF ADVERSE TAX TREATMENT OF EXCESS INCLUSION INCOME. In general, dividend income that a Tax-Exempt Entity receives from the Company should not constitute unrelated trade or business income as defined in Section 512 of the Code ("UBTI"). If, however, Excess Inclusion income (which includes a portion or all of the income on a REMIC Residual Interest and most likely includes a portion or all of the income on a Non-REMIC Residual Interest, including the Company's equity in a Non-REMIC CMO offering) were realized by the Company and allocated to stockholders, such income could not be offset by net operating losses and, if the stockholder is a Tax-Exempt Entity, would be fully taxable as UBTI under Section 512 of the Code and, as to foreign stockholders, would be subject to federal income tax withholding without reduction pursuant to any otherwise applicable income tax treaty. In the case of a REMIC, Excess Inclusion ("noneconomic" or "phantom" income) is statutorily defined and arises when the REMIC's deductions for the average yield on sequential pay classes is lower than the REMIC's income on the REMIC's Mortgage Loans. In the case of a Non-REMIC Residual Interest, the "taxable mortgage pool" rules of the Code require that, if the Company were to issue debt obligations with two or more maturities and the terms of the payments on such obligations bore a relationship to the payments that the Company received on its assets securing those debt obligations, "Excess Inclusion" income would be required to be computed and reported to stockholders as if REMIC status had been elected, under Treasury Regulations to be issued. Even though such Treasury Regulations have not yet been issued, they may be issued and apply to the Company and its stockholders on a retroactive basis.

    PROPOSED LEGISLATION. In February 1998, the Clinton Administration announced certain legislative proposals (the "Administration Proposals"). Included in the Administration Proposals are several changes to the REIT qualification and taxation rules that could be relevant to the Company if ultimately enacted into law. First, the Administration Proposals would prohibit a REIT from owning more than 10 percent, by value, of all classes of stock of any issuer (other than an interest in a partnership or a Qualified REIT Subsidiary). Second, the Administration Proposals would add a new REIT qualification test providing that no person may own (directly, or indirectly after attribution of stock from related persons) more than 50 percent of the total vote or value of a REIT's stock. Third, the Administration Proposals would eliminate the ability of a REIT to elect under IRS Notice 88-19 to have "built-in-gains" inherited from certain C corporations (i.e., those whose stock is valued at over five million dollars) in a carryover basis transaction, taxed at the maximum corporate tax rate to the REIT only as and if the associated assets are disposed of by the REIT within the 10-year period beginning on the date of their acquisition. No prediction can be made as to when or if the Administration Proposals will be considered by Congress, whether Congress will ultimately include some or all of the Administration Proposals in legislation, or whether such legislation will be enacted into law.

    RESTRICTIONS ON OWNERSHIP OF THE COMMON STOCK. In order for the Company to meet the requirements for qualification as a REIT at all times, the Articles of Incorporation prohibit any person from acquiring or holding, directly or indirectly, Excess Shares. The Articles of Incorporation further prohibit (i) any person from beneficially or constructively owning shares of capital stock that would result in the Company being "closely held" under Section 856(h) of the Code or would otherwise cause the Company to fail to qualify as a REIT, and
(ii) any person from transferring shares of capital stock if such transfer would result in shares of capital stock being owned by fewer than 100 persons. If any transfer of shares of capital stock occurs which, if effective, would result in any transfer or ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole number of shares) shall be automatically transferred to a Trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries, and the Intended Transferee may not acquire any rights in such shares; provided, however, that if any transfer occurs which, if effective, would result in shares of capital stock being owned by fewer than 100 persons, the transfer shall be null and void and the Intended Transferee shall acquire no rights to the stock. Subject to certain limitations, the Company's Board of Directors may increase or decrease the ownership limitations or waive the limitations for certain investors.

    Every owner of more than 5% (or such lower percentage as required by the Code or the Regulations promulgated thereunder) of the outstanding shares of any class or series of the Company's capital stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

    The authorized capital stock of the Company includes preferred stock issuable in one or more series. The issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect the ability of the Company to make dividend distributions to the common stockholders.

    The provisions of the Company's Articles of Incorporation or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of the Common Stock to receive a premium for their Common Stock that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of the Company's Common Stock.

    Certain provisions of the Maryland General Corporation Law, as amended ("MGCL") relating to "business combinations" and a "Control Share Acquisition" and of the Articles of Incorporation and Bylaws of the Company may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of the Company that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although the Bylaws of the Company contain a provision exempting the acquisition of Common Stock by any person from the Control Share Acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.

    ACCOUNTING RULE CHANGES. To the extent that accounting rules with respect to the treatment of leases change, it may affect the origination volume of the Company's Credit Tenant Loans.

    EFFECT OF MARKET INTEREST RATE ON SHARE PRICES. One of the factors that may influence the price of the Common Stock in the public markets will be the annual yield on the Common Stock from distributions by the Company. An increase in market interest rates may lead purchasers of Common Stock to expect a higher annual yield, which could adversely affect the market price of the Common Stock.

    ABSENCE OF PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop, or if developed, will be sustained. The initial public offering price will be determined by negotiations between the Company and the Representative of the Underwriters, and may not be indicative of the prices that will prevail in the open market. See "Underwriting."

    STAGGERED BOARD. The Board has been divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001 respectively. Beginning in 1999, as the term of a class expires, directors in that class will be elected for a three-year term and the directors in the other two classes will continue in office. Such staggered board provision will make it more difficult for a potential acquiror to remove directors or elect a majority of new directors.

    SHARES AND PREFERRED SHARES. The Company's Articles of Incorporation authorize the Board to issue additional shares or preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), or classify any unissued shares or Preferred Shares and to reclassify any previously classified but unissued shares or Preferred Shares of any series from time to time. No such shares or Preferred Shares have been so classified or reclassified to date. The issuance of Preferred Shares or other Shares with voting rights different from the shares could make it more difficult for a potential acquiror to obtain sufficient votes to approve proposed transactions. Furthermore, Preferred Shares or other shares may be issued with rights senior to the Common Stock with respect to dividends, payments upon liquidation, voting or other matters.

    FAILURE TO MAINTAIN EXCLUSION FROM THE INVESTMENT COMPANY ACT. The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the current interpretations of the staff of the Commission, in order to qualify for this exception, the Company must, among other things, maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate. In addition, unless certain mortgage-backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus may not qualify as qualifying interests in real estate for purposes of the 55% requirement. The Company's ownership of certain mortgage and other assets, therefore, will be limited by the provisions of the Investment Company Act. If the Company fails to qualify for exception from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption would have a material adverse effect on the Company.

    ERISA CONSIDERATIONS. Generally, ERISA applies to investments made by employee benefit plans and transactions involving the assets of such plans. Due to the complexity of regulations which govern such plans, prospective purchasers that are subject to ERISA are urged to consult their own counsel regarding consequences under ERISA of the acquisition, ownership and disposition of the Certificates. See "ERISA Considerations" herein.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering, the Company will have a total of 10,083,333 shares of Common Stock outstanding. Of these shares, all 6,750,000 shares of Common Stock offered hereby (7,762,500 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares of Common Stock outstanding (3,333,333 shares) will be "restricted securities" as defined by Rule 144 promulgated under the Securities Act.

    All investors holding equity interests in the Company on the date hereof (including Hyperion Partners II, L.P., South Ferry II, L.P., all of the Company's officers and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of one year, after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. After such one-year period, this restriction will expire and such shares would be eligible for sale under Rule 144, provided that the Company shall have been subject to the reporting requirements of the Exchange Act for at least 90 days and the relevant holding period under Rule 144 shall have expired (which period will expire on the first anniversary of the closing of the Offering). Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreements. No predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

    The net proceeds from the Offering are estimated to be approximately $93,050,000 ($107,174,375 if the Underwriters' overallotment option is exercised in full), assuming an initial public offering price of $15.00 per share. Of the net proceeds of the Offering, the Company will initially apply approximately $55 million to pay down a portion of the outstanding balance under the NationsBank Warehouse, approximately $21 million to retire the preferred interest issued by CLF, approximately $12 million to repay notes payable to one of CLF's limited partners, with the remainder (approximately $5 million) to be retained by the Company for working capital purposes. Following the Offering, the Company expects to draw down upon its Warehouse Credit Facilities, as necessary. The proceeds of the NationsBank Warehouse and the notes payable were used to finance the Company's Credit Tenant Loans and certain of its hedging expense. The portion of the NationsBank Warehouse to be repaid bears interest at rates ranging from LIBOR plus 1% to LIBOR plus 6% (in each case per annum) and matures on July 30, 1998. The notes payable to CLF's limited partners bear interest at 20% per annum and are payable on demand.

    The Company intends temporarily to invest some of the net proceeds of the Offering in readily marketable interest bearing short-term investment grade securities or guaranteed obligations of the U.S. government, until appropriate real estate assets are identified and acquired. The Company may require up to 15 months to fully implement the leveraging strategy to increase its Mortgage Asset investments to its desired level. Pending full investment in the desired mix of assets, funds may be invested in interest-bearing short-term investment grade securities or guaranteed obligations of the U.S. government or to reduce the Warehouse Credit Facilities that are expected to provide a lower net return than the Company hopes to achieve from its Credit Tenant Loans and other intended primary investments.

                        DIVIDEND AND DISTRIBUTION POLICY

    The Company has never paid any cash dividends. The Company intends to distribute substantially all of its Adjusted Taxable Income (which does not ordinarily equal net income as calculated in accordance with GAAP) to stockholders in each year. The Company intends to declare four regular quarterly dividends. The Company's dividend policy is subject to revision at the discretion of the Board of Directors. All distributions will be made by the Company at the discretion of the Board of Directors and will depend on the earnings and financial condition of the Company, maintenance of REIT status and such other factors as the Board of Directors deems relevant.

    In order to qualify as a REIT under the Code, the Company must make distributions to its stockholders each year in an amount ("Adjusted Taxable Income") at least equal to (i) 95% of its REIT Taxable Income (before deduction of dividends paid less any net capital gain), plus (ii) 95% of the excess of the net income from Foreclosure Property over the tax imposed on such income by the Code, minus (iii) any excess noncash income as defined in the Code.

    It is anticipated that distributions generally will be taxable as ordinary income to stockholders of the Company, although a portion of such distributions may be designated by the Company as capital gain or may constitute a return of capital. All or a portion of the dividend income with respect to the Company's net income from REMIC Residual Interests and, to the extent provided in applicable Treasury Regulations, from non-REMIC Residual Interests ("Excess Inclusion") will be subject to special treatment to recipient stockholders. The Company will furnish annually to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, Excess Inclusion, return of capital or capital gains. For a discussion of the federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations--Requirements for Qualification," "-- Taxation of Taxable U.S. Stockholders," "-- Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders."

                                 CAPITALIZATION

    The capitalization of the Company, as of December 31, 1997, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby at an assumed per share price at the mid-point of the offering range set forth on the cover page of this Prospectus, is as follows:

                                                                                  ADJUSTMENTS FOR
                                                                  HISTORICAL       CONTRIBUTIONS
                                                                   CLF AS OF          AND THE        PRO FORMA
                                                               DECEMBER 31, 1997     OFFERING         COMPANY
                                                               -----------------  ---------------  --------------
DEBT:
  Repurchase agreement obligations(1)........................   $   255,770,693    $ (54,670,154)  $  201,100,539
  Notes payable to partner(2)................................        12,274,318      (12,274,318)        --
                                                               -----------------  ---------------  --------------
                                                                    268,045,011      (66,944,472)     201,100,539
PARTNERS'/STOCKHOLDERS' EQUITY:
  Partners' Capital..........................................         1,562,174       (1,562,174)        --
  Common Stock, $.01 par value; 50,000,000 shares
    authorized; 10,083,333 issued and outstanding on a
    pro forma basis(3)(4)                                             --                 100,833          100,833
  Additional paid-in capital.................................         --              73,180,813       73,180,813
                                                               -----------------  ---------------  --------------
  Total Partners'/Stockholders' Equity.......................         1,562,174       71,719,472       73,281,646
                                                               -----------------  ---------------  --------------
      Total Capitalization...................................   $   269,607,185    $   4,775,000   $  274,382,185
                                                               -----------------  ---------------  --------------
                                                               -----------------  ---------------  --------------

------------------------

(1) Upon completion of the Offering and the application of the proceeds to the repayment of a portion of the principal and accrued interest outstanding under the repurchase obligations, the Company will have approximately $201 million of such repurchase obligations outstanding. The Company's credit facilities are expected to total $930 million upon completion of the Offering and to be available for funding loans at specified advance rates.

(2) Represents notes payable made by CLF, to a limited partner of CLF, which notes payable will be retired upon completion of the Offering.

(3) After deducting underwriting discounts and commissions and estimated expenses of the Offering of approximately $8.2 million, and assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional 1,012,500 shares of Common Stock.

(4) Does not include 1,210,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1998 Stock Option Plan. See "Directors and Executive Officers--Stock Options Outstanding."

                                    DILUTION

    Purchasers of shares of Common Stock sold in the Offering will realize an immediate and substantial dilution in the net tangible book value of their shares. The initial public offering price per share exceeds the net tangible book value per share. Net tangible book value per share of Common Stock is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the number of shares of Common Stock that will be outstanding after the Offering. The following table illustrates the dilution to purchasers of shares of Common Stock sold in the Offering based on the assumed initial public offering price and assuming no exercise of the Underwriters' over-allotment option.

Assumed initial public offering price per share(1)...........             $   15.00
  Pro forma net tangible book value per share before the
    Offering.................................................  $    0.47
  Increase per share attributable to new investors...........       6.82
                                                               ---------
Pro forma net tangible book value per share after the
  Offering(2)................................................                  7.29
                                                                          ---------
Dilution of net tangible book value of Common Stock to new
  investors(3)...............................................             $    7.71
                                                                          ---------
                                                                          ---------

------------------------

(1) Before deducting the underwriting discounts and commissions and estimated expenses of the Offering.

(2) Pro forma net tangible book value after the Offering and the Formation Transactions are determined by dividing the Company's consolidated net tangible book value of approximately $73.5 million at December 31, 1997 by 10,083,333 Common Shares outstanding.

(3) Dilution is determined by subtracting pro forma net tangible book value after giving effect to the Offering and the Formation Transactions from the assumed initial public offering price paid by a new investor for a share of Common Stock.

    The following table sets forth the number of shares of Common Stock to be sold by the Company in the Offering, the total amount to be paid to the Company by purchasers of Common Stock sold in the Offering, the number of shares of Common Stock outstanding immediately prior to the Offering and the total consideration paid and average price per share paid for such shares by the existing shareholders.

                                   SHARES ISSUED
                              -----------------------      TOTAL       AVERAGE CONSIDERATION
                                 SHARES      PERCENT   CONSIDERATION         PER SHARE
                              ------------  ---------  --------------  ---------------------
Existing Stockholders.......     3,333,333      33.06% $    8,000,000(4)       $    2.40
New Investors...............     6,750,000      66.94%    101,250,000        $   15.00
                              ------------  ---------  --------------
      Total.................    10,083,333     100.00% $  109,250,000
                              ------------  ---------  --------------
                              ------------  ---------  --------------

------------------------

(4) The total consideration from the existing stockholders consists of the capital contributed by the existing stockholders to the common capital of the predecessor entity, CLF.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The selected historical financial information set forth below as of and for the years ended December 31, 1997 and 1996, and for the period September 29 (commencement of operations) through December 31, 1995, have been derived from the financial statements of Capital Lease Funding, L.P. included elsewhere herein, which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with those financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus.

    The results shown below reflect significant investment in the future growth of its business such as the development of its lending and securitization programs, from which the Company expects to reap an ongoing benefit. For example, the Company's operating losses to date reflect the substantial investments the Company has made to enable the Company to achieve its growth plans, including investments in personnel, product development, securitization related documents and the development and training of a national correspondent network. As a result of these investments, management believes that its staff is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth, and that its innovative programs provide it with competitive advantages.

    The Company made a strategic decision to securitize a small developmental pool of Credit Tenant Loans in January 1997. This initial pool's smaller size and characteristics, as well as associated non-recurring expenses of approximately $700,000, resulted in an economically inefficient transaction. However, this initial securitization resulted in a number of benefits for the Company. The Company received preliminary subordination levels from the Rating Agencies in connection with a proposed second securitization during the fourth quarter of 1997. These preliminary subordination levels were significantly more favorable than those obtained in the first securitization, reflecting the increased size and diversity of the proposed pool. Management believes that pools of Credit Tenant Loans greater than $200 million can be efficiently and profitably securitized. Management estimates that the value of the Company's loans exceeded their carrying value by $10 million at December 31, 1997, and by $12 million at March 15, 1998, after giving effect to the value of associated hedge positions.

    The selected unaudited pro forma balance sheet as of December 31, 1997 set forth below is presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the proceeds therefrom, had occurred on December 31, 1997. The selected unaudited pro forma statement of operations data for the year ended December 31, 1997 are presented as if the transactions contemplated by this Prospectus, including the Offering and the application of the estimated net proceeds therefrom, had occurred on January 1, 1997. See "Use of Proceeds." The pro forma financial information set forth below is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor do they purport to represent the Company's results of operations or financial position for future periods. The pro forma financial information should be read in conjunction with the Company's pro forma financial statements and related notes and historical financial statements and related notes included elsewhere in this Prospectus. See "Summary--Summary Selected Historical and Pro Forma Financial Information" and "Financial Statements and Information."

                                                                                                 (FROM INCEPTION)
                                                                                                  SEPTEMBER 29 -
                                                                                                   DECEMBER 31,
                                                         YEAR ENDED DECEMBER 31,                ------------------
                                           ---------------------------------------------------
                                                                                                 HISTORICAL CLF,
                                            PRO FORMA COMPANY        HISTORICAL CLF, L.P.              L.P.
                                           -------------------  ------------------------------  ------------------
                                                  1997               1997            1996              1995
                                           -------------------  --------------  --------------  ------------------
STATEMENT OF OPERATIONS DATA:
REVENUE:
  Interest income from mortgage loans....     $   9,859,768     $    9,859,768  $    5,060,676    $      224,313
  Loss on sales of mortgage loans........          (160,782)          (160,782)       (923,611)         --
  Other revenue from mortgage loans......            43,326             43,326          16,520          --
                                           -------------------  --------------  --------------  ------------------
  Total Revenues.........................         9,742,312          9,742,312       4,153,585           224,313
LOAN EXPENSES:
  Interest on repurchase agreements......         4,027,104          8,829,548       4,048,601           221,400
  Loss on loan in default................          --                 --              --                 717,359
  Servicer fees..........................            76,328             76,328          50,320          --
                                           -------------------  --------------  --------------  ------------------
Total Loan Expenses......................         4,103,432          8,905,876       4,098,921           938,759
OPERATING EXPENSES:
  Personnel expense......................         2,880,307          2,880,307       2,100,932           313,916
  General and administrative expense.....           977,642            727,642       1,298,368           736,461
  Marketing and advertising expense......           501,091            501,091         405,930            36,943
                                           -------------------  --------------  --------------  ------------------
Total Operating Expenses.................         4,359,040          4,109,040       3,805,230         1,087,320
                                           -------------------  --------------  --------------  ------------------
OPERATING INCOME.........................         1,279,840         (3,272,604)     (3,750,566)       (1,801,766)
OTHER INCOME (EXPENSE):
  Other interest income..................           169,889            169,889         155,781           136,789
  Interest expense on notes payable......          --                 (292,827)        (68,881)         --
                                           -------------------  --------------  --------------  ------------------
  Net other income (expense).............           169,889           (122,938)         86,900           136,789
                                           -------------------  --------------  --------------  ------------------
NET INCOME (LOSS)........................     $   1,449,729     $   (3,395,542) $   (3,663,666)   $   (1,664,977)
                                           -------------------  --------------  --------------  ------------------
                                           -------------------  --------------  --------------  ------------------
PRO FORMA NET INCOME PER SHARE...........     $        0.14     $     --        $     --          $     --
OTHER DATA:
  Cash flows from operating activities...          --               (2,704,304)    (13,630,639)       (4,411,903)
  Cash flows from investing activities...          --                  (60,612)        (77,581)         --
  Cash flows from financing activities...          --                5,032,880       7,546,214        12,714,139
  Number of loans funded.................          --                       60              26                 6
  Original principal amount of loans
    funded...............................          --           $  224,866,628  $  137,940,791    $   22,735,140

                                                                               AS OF DECEMBER 31,
                                                                -------------------------------------------------
                                                                 PRO FORMA COMPANY       HISTORICAL CLF, L.P.
                                                                -------------------  ----------------------------

                                                                       1997              1997           1996
                                                                -------------------  -------------  -------------
BALANCE SHEET DATA:
  Cash and cash equivalents...................................    $     9,183,194    $   4,408,194  $   2,140,230
  Mortgage loans held for sale................................        263,473,373      263,473,373    157,719,912
  Total assets................................................        279,153,058      274,378,058    168,349,353
  Notes payable...............................................          --              12,274,318        487,559
  Total liabilities...........................................        205,871,412      272,815,884    154,671,846
  Total partners' capital/shareholders' equity................         73,281,646        1,562,174     13,677,507

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION, THE COMPANY'S PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company has been organized as a self-administered, self-managed real estate company and intends to elect to be taxed as a REIT under the Code and, as such, anticipates distributing annually at least 95% of its Adjusted Taxable Income. Cash for such distributions is expected to be generated from the Company's operations, although the Company may also borrow funds to make distributions. The Company currently operates principally as a specialty lender originating Credit Tenant Loans. The Company's revenues and cash flows will be derived from interest paid on mortgage loans, fee income from Mortgage Loans, rents received from Real Estate Assets, the proceeds from any sales or securitizations of loans or sales of properties, and interest and revenues from other investments. The Offering will significantly increase the Company's capital resources. Subsequent to the Offering, the Company will continue its existing business, and intends to make investments in other real estate related assets. The Company's operating results subsequent to the Offering are anticipated to be significantly different from its operating results prior to the Offering.

    The Company's operating losses to date reflect substantial investments intended to position and enable the Company to achieve its growth plans. These investments include costs associated with: attracting and retaining qualified employees; product development; non-recurring legal fees for drafting, structuring and implementing lease enhancement mechanisms, form loan documentation, disclosure documents, warehouse agreements, rating agency negotiation, and various other organizational matters; establishing and training the Company's national correspondent network; the purchase and development of information systems; the creation of underwriting standards; and the creation of associated infrastructure. Management believes that these costs will be largely non-recurring.

    A significant component of the Company's operating expenses to date are attributable to an increase in the number of its employees. Management believes that its current staff of 20 is largely sufficient in terms of size, expertise and training to achieve the Company's projected growth including the origination, underwriting and processing of expected increased loan volume. These personnel investments are consistent with the Company's strategy of strengthening its position as a leading lender in the Credit Tenant Loan market.

HISTORICAL RESULTS--JANUARY 1997 SECURITIZATION

    In January 1997, the Company made a strategic decision to securitize a developmental pool of Credit Tenant Loans. This initial pool's smaller size and characteristics resulted in a less economically efficient transaction than the Company believes would have been obtained with a larger, more diverse pool. Management believes that securitizing this developmental pool allowed the Company to gain a number of important benefits. These benefits included establishing valuable relationships with the Rating Agencies, understanding and participating in the development of Rating Agency methodologies and criteria, establishing the Company as a market leader in credit tenant lending, and validating the Company's lease enhancement mechanisms. Management believes that these benefits offset the inefficiencies and costs associated with securitizing a small pool. The Company expects that future securitizations will gain the benefits of the initial costs incurred by the Company in securitizing its first pool and will also benefit from gains in efficiency, execution, subordination levels, geographic and tenant diversity, and fixed cost reductions realized by securitizing a larger pool of assets. The Company believes that pools of Credit Tenant Loans greater than $200 million can be securitized in an efficient and profitable manner.

    Management believes that the costs associated with the Company's first securitization will not be indicative of costs for future securitizations. A significant portion of the costs associated with the January 1997 securitization were for legal expenses related to drafting various disclosure and other operative documents, the models of which can be used for future transactions, as well as certain other costs and expenses which management believes will be largely non-recurring. Management estimates that the non-recurring expenses allocated to the January 1997 securitization were at least $700,000. Management believes that certain other expenses will be lower (on a percentage basis) on future transactions, including routine placement agent, legal and rating agency fees. Further, these increased expenses have been charged against a securitization that was significantly smaller than the Company expects to conduct in the future. In addition, the loss of approximately $1.1 million attributable to this securitization does not reflect interest income in the amount of approximately $1.0 million received by the Company during 1996 while it held the loans in portfolio.

CURRENT LOANS

    As of March 15, 1998, the Company held 84 Credit Tenant Loans with an aggregate principal balance of $306 million, backed by 30 different Credit Tenants. The Company currently carries these loans at the lower of cost or market. Management estimates, however, that the market value of these loans in a securitization exceeds cost by approximately $12 million, after giving effect to the value of the associated hedge position. At year end, the market value of the Company's loans exceeded their carrying value of $244 million by approximately $10 million. Following the Offering, the Company intends to securitize these loans (along with additional loans acquired prior to closing of the Offering). In contrast to this larger pool to be securitized, the Company's first developmental securitization in January 1997 had only 30 Credit Tenant Loans with an aggregate principal balance of approximately $130 million, backed by 13 different Credit Tenants. The number and diversity of Credit Tenants in a securitization directly affects the ratings and, thus, the value of such securitization.

    During the fourth quarter of 1997, the Company had intended to securitize a pool of approximately $212 million, consisting of a portion of the Existing Loans. The Company received preliminary subordination levels from the Rating Agencies in connection with this proposed securitization that were significantly more favorable than those obtained on the first securitization, reflecting the increased size and diversity of this pool. The Company decided not to securitize this pool in contemplation of the Offering.

CERTAIN ACCOUNTING POLICIES

    The Company has historically derived the majority of its revenues from interest and fee income from Credit Tenant Loans originated by the Company, and from the securitization of such loans. The Company generally defers certain fee income and costs associated with its Credit Tenant Loans until such loans are securitized. Prior to securitization, fee income and costs associated with Credit Tenant Loans are recorded as deferred income and costs on the Company's balance sheet. Such costs include, among other items, loan fee costs net of related revenues, legal fees incurred in the loan closing process, insurance costs, legal fees with respect to securitization, rating agency fees, hedging related gains and losses (including realized and unrealized gains and losses) and other loan related costs.

    To date, the Company has held all of its Mortgage Loans for sale or securitization. Accordingly, such loans have been recorded at the lower of cost or fair value. To the extent the Company may in the future hold some or all of such Mortgage Loans for investment, such Mortgage Loans will generally be recorded at cost and interest on such loans will be recognized as revenue when earned. Additionally, with respect to such Mortgage Loans which are originated at a discount and held for investment, the Company will amortize into income over the estimated life of such loans the difference between its cost basis and the face amount of such loans.

    For such securitizations which are treated as financings for accounting purposes, the Company will recognize income and expenses over time as interest income is received and interest expense is incurred. For securitizations which are accounted for as sales for accounting purposes, the Company will recognize income and expenses in the period in which the transaction occurs.

HISTORICAL RESULTS OF OPERATIONS--1997 TO 1996

    REVENUES. Total revenue consists predominantly of interest income from Mortgage Loans. Total revenue increased to $9.7 million for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996.

    Loss on sales of mortgages reflects the losses incurred by the Company in the securitization of a pool of mortgage loans in January 1997. With respect to such securitization, a provision for loss on sale of $923,611 was recorded during 1996, and an additional loss of $160,782 was recognized during 1997.

    Interest income from mortgages increased to $9.9 million for the year ended December 31, 1997 from $5.1 million for the year ended December 31, 1996, primarily due to the increased volume of mortgage loans originated and held by the Company compared to the preceding period.

    LOAN EXPENSES. Loan expenses include interest expense on repurchase agreement obligations and servicer fees on Mortgage Loans. With the exception of interest expense and servicer fees which are treated as period expenses, other costs incurred by the Company related to Mortgage Loans are recorded as deferred costs and recognized upon the sale or securitization of the related loans. Loan expenses increased to $8.9 million for the year ended December 31, 1997 from $4.1 million for the year ended December 31, 1996.

    Interest on repurchase agreement obligations increased to $8.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily due to the increased volume of Mortgage Loans originated and held by the Company compared to the preceding period.

    OPERATING EXPENSES. Operating expenses consist primarily of personnel expense, general and administrative expense (including professional fees), and marketing and advertising expense. Operating expenses increased to $4.1 million for the year ended December 31, 1997 from $3.8 million for the year ended December 31, 1996.

    Personnel expense increased to $2.9 million for the year ended December 31, 1997 from $2.1 million for the year ended December 31, 1996. The Company added several additional personnel during 1997 in support of loan origination and processing activities.

    General and administrative expense decreased to $727,642 for the year ended December 31, 1997 from $1,298,368 for the year ended December 31, 1996, primarily due to decreased legal expenses.

    Marketing and advertising increased to $501,091 for the year ended December 31, 1997 from $405,930 for the year ended December 31, 1996, due to increased marketing and advertising activities.

    OTHER INCOME (EXPENSE). Other Income (expense) includes interest income and interest expense not related to mortgage loans. Other interest income increased to $169,889 for the year ended December 31, 1997 from $155,781 for the year ended December 31, 1996. Interest expense on notes payable increased to $292,827 for the year ended December 31, 1997 from $68,881 for the year ended December 31, 1996, due to increased notes payable issued in support of hedging requirements and operating capital requirements.

    CASH FLOW DATA. Cash flows from operating activities increased to ($2,704,304) for the year ended December 31, 1997 from ($13,630,639) for the year ended December 31, 1996, primarily due to increased levels of borrowings under the Company's repurchase agreements versus mortgage assets originated. Cash flows from financing activities increased to ($60,612) for the year ended December 31, 1997 from ($77,581) for the year ended December 31, 1996 due to lower levels of fixed asset purchases by the Company. Cash flows from financing activities decreased to $5,032,880 for the year ended December 31, 1997 from $7,546,214 for the year ended December 31, 1996, due to lower net levels of capital additions to the Company.

PRO FORMA RESULTS OF OPERATIONS--1997

    Pro forma net income was $1.4 million for the year ended December 31, 1997, compared to a historical net loss of $3.4 million for the same period. Pro forma interest expense on repurchase agreements declined by $4.8 million as a result of the elimination of interest expense based on repayment of a portion of the amounts outstanding under the NationsBank Warehouse. Pro forma interest expense on notes payable was eliminated based on repayment of the outstanding notes payable from the proceeds of the Offering. Pro forma general and administrative expense increased by $250,000 to reflect increased general and administrative expenses associated with operating the Company as a REIT. The pro forma adjustments were assumed to have occurred on January 1, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    At March 15, 1998, CLF had $2.7 million in cash and cash equivalents. The Company's sources of funds historically have been operating cash from its limited partners, and borrowings with respect to loan fundings from NationsBank. Upon the closing of this Offering and the application of the net proceeds as contemplated herein, the Company will have Warehouse Credit Facilities with NationsBank and Prudential Credit totaling $930 million, with an outstanding balance under these facilities of approximately $201 million. Under the terms of the Warehouse Credit Facilities, NationsBank will advance up to 100% of the funded balance on a Credit Tenant Loan. The NationsBank Warehouse was initially established in July 1996 with a commitment of $350 million, and is expected to be expanded to $550 million in March 1998. The NationsBank Warehouse is scheduled to expire in July 1998, and is expected to be renewed. The Company expects to enter into the Prudential Warehouse in March 1998 in the amount of $100 million and the commitment is expected to be expanded to $350 million upon the completion of the Offering; it is expected that Prudential Credit will advance up to 98% of the funded balance on a Credit Tenant Loan.

    The Company expects to establish a separate additional warehouse facility from Prudential Credit with a commitment of $30 million, the purpose of which will be for warehousing loans financed under its Mezzanine Construction loan program.

    The Company is currently negotiating the terms of the increase in the NationsBank Warehouse and the terms of the Prudential Warehouse and Mezzanine Construction Facility.

    The Company intends to pursue establishing a line of credit following the closing of the Offering, for working capital purposes.

    The Company intends to repay a portion of the balance outstanding under the Warehouse Credit Facilities with the net proceeds from the Offering. Management does not expect any discretionary repayment on the Warehouse Credit Facilities to reduce the amounts available to the Company under the terms of the Warehouse Credit Facilities. Any discretionary repayment toward the Warehouse Credit Facilities will be done to maximize the efficiency of cash management and earnings of the Company. Management believes that the net proceeds of the Offering, combined with the cash flow from operations and borrowings, will be sufficient to enable the Company to meet its anticipated liquidity and capital requirements. See "Use of Proceeds" and "The Company."

LEVERAGE

    The Company intends to employ a leveraging strategy of borrowing against Credit Tenant Loans to originate or acquire additional assets, generally through the use of repurchase agreements under its Warehouse Credit Facilities, dollar roll agreements, mortgage loan securitizations, loan agreements, lines of credit, commercial paper borrowings, and other credit facilities. The Company may also issue debt in the public market to the extent that management deems appropriate. Leverage can reduce the net income available for distributions to stockholders. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets held by the Company, the Company may reduce the amount of leverage it utilizes. The Company also intends to securitize the majority of the Mortgage Assets that it originates or acquires. It may do so by selling such Mortgage Assets, or may retain such Mortgage Assets and pledge them to secure structured debt. Because any such debt would be nonrecourse debt (recourse being limited to the pledged Mortgage Assets) and such debt would be structured to have, in the aggregate, fixed interest rates corresponding to the interest rates on the Mortgage Assets, and would pay down principal as principal on the underlying Mortgage Assets is paid, the economic impact to the Company will be substantially equivalent to a sale in which a Subordinate Interest is retained.

HEDGING

    To the extent consistent with its REIT election, the Company intends to enter into hedging transactions to protect its portfolio of Mortgage Assets and related debt from interest rate fluctuations prior to securitization. The Company has historically hedged a substantial portion of its exposure to long-term interest rate fluctuations to insulate the Company from significant value changes in its assets prior to securitization. These hedging transactions may include (i) interest rate swaps, (ii) the purchase or sale of interest rate futures, U.S. Treasuries, collars, caps, floors or options, and (iii) other hedging instruments. The Company will generally not hedge Mortgage Assets and related debt from interest rate fluctuations after securitization.

    The Company's hedging strategies typically require initial margin deposits and margin calls depending on changes in interest rates. At December 31, 1997, the Company had short positions in futures on U.S. Treasuries of approximately $362 million related to its loan portfolio hedging.

FUNDS FROM OPERATIONS

    Industry analysts frequently consider funds from operations ("FFO") to be an important measure of the performance of a REIT. The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO is helpful to investors as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than the Company. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions, because of certain capital expenditures, scheduled mortgage loan principal payments and other items. The Company believes that FFO is a useful alternative measure of the performance of a REIT because it provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. See "Dividend and Distribution Policy."

INTEREST RATES AND INFLATION

    Interest rates will be expected to have a potentially significant effect on the Company's financial condition and results of operations, because the value of the Company's assets prior to securitization will be sensitive to changes in general long-term interest rates, and the cost of funds for the Company will be sensitive to changes in general short-term interest rates.

    In light of these valuation and interest rate exposures, interest rates will be expected to have a much greater effect on the Company's financial condition and results of operations than will inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

YEAR 2000 ISSUES

    Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. Thus, the programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." The Company has initiated a company-wide review of its business applications and equipment to address any exposure to the Year 2000 Problem. The Company uses mainstream business and database software in its operations. The Company has made due inquiries with its software vendors to assure that its critical software applications are Year 2000 compliant. The Company is also identifying and prioritizing critical suppliers and customers and will follow up with them concerning their plans and progress addressing the Year 2000 problem. The Company is not expected to incur any significant expenditures with respect to the Year 2000 problem related to its software and business applications.

    The Company is currently evaluating the Year 2000 readiness of its equipment with a comprehensive review to assure that critical equipment is Year 2000 compliant. The Company does not expect to incur any significant expenditures with respect to the Year 2000 problem related to its equipment.

                                  THE COMPANY

GENERAL

    The Company was formed on March 6, 1998, to continue the growth of CLF as a specialty lender. Since 1995, the Company has been primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to Investment Grade and Near Investment Grade credit tenants ("Credit Tenants," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Loans"). The Company's financing strategy is to accumulate Credit Tenant Loans and periodically securitize them with the intention of matching the terms of its assets with the terms of its long-term liabilities. The Company believes that its national loan origination network of correspondents, underwriting and loan processing systems, securitization experience and loan product innovations have established the Company as a leading originator and securitizer of Credit Tenant Loans and that its continued innovation will permit the Company to expand into other related real estate investment activities.

    Since 1995, the Company has closed over 100 Credit Tenant Loans with an aggregate principal amount exceeding $425 million. The Company expects to continue to fund all of its loans through warehouse and other lines of credit which, upon closing of this Offering, will aggregate approximately $930 million and will be provided by NationsBank, N.A. ("NationsBank"), and Prudential Securities Credit Corporation ("Prudential Credit"). The Company is currently negotiating the terms of these credit facilities which are expected to consist of an increase in the size of its existing warehouse credit facility with NationsBank and new warehouse and other lines of credit with Prudential Credit.

    In 1997, CLF completed the first ever securitization of a pool of Credit Tenant Loans involving a variety of Credit Tenants and multiple net leased properties. This transaction involved a private placement of approximately $130 million of various classes of securities backed by a pool of 30 Credit Tenant Loans with 13 Credit Tenants. As of March 15, 1998, CLF held 84 Credit Tenant Loans with an aggregate principal balance exceeding $306 million (the "Existing Loans"). In addition, CLF has issued 62 commitments to fund further Credit Tenant Loans with an aggregate committed principal balance of approximately $225 million (the "Committed Loans"). Furthermore, the Company has purchased or committed to purchase real property net leased to tenants with an aggregate
purchase price of $         (the "Purchase Commitments"). In connection with the
Formation Transactions, the Company will acquire all of the existing business of CLF, including the Existing Loans, the Committed Loans and the Purchase Commitments, as well as its pipeline of outstanding loan applications and term sheets (which, as of March 15, 1998, totaled $856 million), and the business which may be generated therefrom. See "Existing Loans, Commitments and Properties." The Company intends to engage in a transaction to securitize all or a portion of the Existing Loans and certain of the Committed Loans following completion of the Offering, and expects to securitize the remaining Committed Loans in future transactions. Upon completion of the Formation Transactions, the Company will operate as a self-administered and self-managed real estate company and expects to qualify as a real estate investment trust ("REIT") for United States federal income tax purposes.

    The Company's objective is to maximize stockholder value by creating an on-going and increasing cash flow stream available for distribution through originating and securitizing Credit Tenant Loans and by investing in related net leased real estate assets. Upon completion of the Offering, the Company intends to continue to expand its Credit Tenant Loan business and to expand into related real estate lines of business. The Company expects that its expansion into related real estate lines of business will enhance the growth of its existing Credit Tenant Loan business. These related lines of business include Mezzanine Construction Lending, the purchase of real estate net leased to Credit Tenants (generally in conjunction with a Credit Tenant Loan), investment in the Subordinate Interests in securitized pools of the Company's Credit Tenant Loans, and selective investments in Subordinate Interests in other CMBS (particularly those which include, as a component thereof, Credit Tenant Loans).

    The Company's principal executive offices are located at 85 John Street, 12th Floor, New York, New York 10038, telephone number (212) 587-7676. The Company is a Maryland corporation.

CREDIT TENANT LOAN BUSINESS

    Financing Credit Tenant Loans through securitizations of pools of diversified credits in the capital markets is a new financing technique and was pioneered by the Company. Credit Tenant Loans are mortgage loans made by the Company to owners of commercial properties net leased to Credit Tenants under Credit Tenant Leases. Each Credit Tenant Loan is secured by a first mortgage on a commercial real property subject to a long-term net lease to a Credit Tenant, and by a collateral assignment of the Credit Tenant Lease and all rents due under the lease.

    The Company primarily focuses on making loans on properties net leased to Credit Tenants. This focus is what differentiates the Company from conventional real estate lenders. The typical Credit Tenant Loan (other than the Company's Extended Term Loans) made by the Company is fully amortized by scheduled rent payments under the Credit Tenant Lease (or payments under insurance policies and other mechanisms designed to protect against defaults in certain events where sufficient rent might not otherwise be payable or to replace other required payments under the applicable loan). Furthermore, under the Company's Credit Tenant Loans, prepayments are available only after a period of time (generally eight years) and then only with a yield maintenance premium. As a result, the Credit Tenant Loans originated by the Company are analyzed principally on the basis of the credit of the applicable Credit Tenant and whether the stream of rental payments under the applicable Credit Tenant Lease and such insurance policies and other mechanisms (rather than liquidation value of the property) will be sufficient to pay all amounts due under the loan. Consequently, the Company's Credit Tenant Loans tend to have debt service coverage ratios lower than conventional mortgage loans (approaching a ratio of scheduled rent payments to debt service under the loan of 1.0) and higher loan-to-value ratios (95-100%).

    The credit underwriting analysis for conventional real estate lending relies heavily on the liquidation value of collateral securing the loan and therefore loan proceeds are generally limited to amounts significantly lower than the appraised value of the applicable real property. Even where the mortgaged property is net leased to a Credit Tenant, the underwriting of such Mortgage Loans has nevertheless typically been done largely on the basis of an assessment of the liquidation value of the mortgaged property (taking into account the anticipated cash flows from the lease as appropriate) so long as (i) the lease payments are insufficient to pay interest on and fully amortize the loan (if, for example, a portion of the loan balance remains outstanding at the end of the lease term) or (ii) the tenant has significant rights to terminate the lease or abate rent. Consequently, the original principal balance of such loans is limited by a requirement to maintain a property liquidation value significantly in excess of the loan balance.

    Historically, Credit Tenant Loans of the type made by the Company were only available when the applicable Credit Tenant Lease was a "bond" lease. In a "bond" lease, the Credit Tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty and condemnation. As a result, the Credit Tenant's ability to terminate a lease or abate rent on a "bond" lease (other than as a result of bankruptcy) is non-existent or available under extremely limited circumstances.

    In contrast, a net lease (often referred to as a double- or triple-net lease) generally is a lease on a long-term basis (ten years or more) to tenants who are responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises. However, under many net leases, a tenant has the right to terminate the applicable lease or abate rent in certain circumstances, such as if the property becomes subject to significant casualty loss or condemnation, if the landlord fails to maintain or repair the property, provide adequate parking, maintain common areas or comply with affirmative covenants of the lease, or if the landlord engages in or promotes a competing property within a specified radius of the property or otherwise violates negative covenants in the lease.

    Properties subject to net leases which did not qualify as "bond" leases have been financed as conventional real estate loans. The use of the Company's specialized Lease Enhancement mechanisms substantially mitigates the risk of a potential interruption in the rental stream so that such Credit Tenant Leases can be evaluated as if they were "bond" leases. Upon securitization, a properly structured Credit Tenant Loan and Credit Tenant Lease with the appropriate Lease Enhancements can be expected to receive a rating from one or more of the Rating Agencies equivalent to the unsecured debt rating of the applicable Credit Tenant. The expected receipt of such a rating increases the amount which may be borrowed against the collateral of the Credit Tenant Loan and Lease (as compared to a conventional real estate loan), enabling the Company to compete successfully for loan originations, while preserving the profits available to the Company in the securitization of Credit Tenant Loans.

    The Company pioneered the development of many of these Lease Enhancement mechanisms. In addition, the Company continues to design creative and new financing programs which enable the Company to offer borrowers a wide array of Credit Tenant Loan programs to best meet their needs. The Company believes that by offering these financing programs in addition to increasing the number of currently available programs, it will continue to be a leader in the Credit Tenant Loan business and increase its market penetration. The Company expects that proceeds from the Offering will enable the Company to continue to develop and aggressively promote these programs.

    CONSTRUCTION/PERMANENT LOANS. In conjunction with NationsBank, the Company has developed a program under which a developer/borrower may obtain both a construction loan from NationsBank and a permanent loan from the Company with one set of documents in one integrated closing process. The program has been marketed under the name "1TC" for "One Time Close." This program enables a borrower (provided that a pre-construction Credit Tenant Lease is in place) to enter into a commitment and final documentation for permanent financing at an early stage without additional transaction costs, and also allows the borrower to "lock in" an interest rate for the permanent loan at the time the construction loan is made. The 1TC program (introduced in August 1997) enables the Company to build and manage its loan pipeline by arranging for permanent financing earlier in the borrowing cycle. As of March 15, 1998, the Company had committed to fund $88.4 million in the aggregate of 1TC loans, including $60 million for which NationsBank has commenced advances under the construction loan portion. In addition, in March 1998, the first 1TC loan completed the construction phase and the permanent loan was funded by the Company. The Company is developing similar programs with other selected banks that make construction loans on net leased properties.

    EXTENDED-TERM LOANS. Although Credit Tenant Loans depend on Credit Tenant Lease payments and generally are fully amortized over the initial term of the Credit Tenant Lease, the Company's "Extended-Term Loan" program (introduced in May 1997) allows a borrower to extend the amortization period of the Credit Tenant Loan beyond the initial term of the associated Credit Tenant Lease. As a result of extending the amortization period, loan proceeds can be increased or debt service can be reduced (making more cash flow available to the borrower), enhancing certain tax benefits that may be made available to borrowers. As of March 15, 1998, the Company had funded approximately $46 million in additional aggregate principal amount of extended-term loans and has committed to fund approximately $53 million in aggregate principal of extended-term loans. This program has been marketed under the name the "Extended Amortization Program."

    CONSUMER PRICE INDEXED LOANS. The Company is a discounted cash flow lender and its Credit Tenant Loans typically depend upon repayment from the fixed rental stream under the Credit Tenant Lease. The Company's consumer price index ("CPI") program (introduced in March 1998) makes available additional loan proceeds based upon a portion of expected Credit Tenant Lease rental increases as a result of contractual CPI adjustments (typically up to two percent per annum) as if they were fixed and determinable at the time of execution of the Credit Tenant Lease.

RELATED BUSINESSES

    As part of the Company's growth plans, the Company intends to expand into real estate lines of business which are related to, but do not consist solely of, Credit Tenant Loans. These additional activities are an outgrowth of the Credit Tenant Loan business, and their development uses many of the same product innovations and personnel skills that have permitted the Company to develop and grow its Credit Tenant Loan business. The related real estate lines of business to which the Company has devoted management attention and development efforts to date are:

    MEZZANINE CONSTRUCTION LOANS. Under the Company's "Mezzanine Construction" Loan program, the Company will lend to a developer (provided that an executed Credit Tenant Lease is in place) up to the difference between a developer's project costs and the proceeds (generally 75% to 90% of the project costs) of the available construction loan. The Company will only make Mezzanine Construction Loans to developers who will qualify for a permanent Credit Tenant Loan with the Company (based on the level of rent payments under the Credit Tenant Lease) in an amount significantly in excess of the amounts required to pay the senior construction loan and Mezzanine Construction Loan and return the borrower's invested capital. The Company expects these transactions to generate yields superior to conventional bank construction loan yields and significantly better than Credit Tenant Loans. Furthermore, one of the design features of this product is to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle. The Company has a dedicated credit facility with one of its lenders for making Mezzanine Construction Loans. These loans will be secured by second mortgages and/or pledges of ownership interests in the borrower. In addition, based upon an analysis of the creditworthiness of the borrower, these loans will be full recourse to a creditworthy borrower or personally guaranteed by the principals of the borrower during the construction period.

    EQUITY INVESTMENTS IN REAL ESTATE. In connection with its Credit Tenant Loan business, the Company frequently is presented with opportunities to purchase net leased properties from developers, other owners or tenants of such properties. From time to time, the Company intends to purchase such a property, make its usual Credit Tenant Loan upon such property (to be securitized later) and retain ownership of the property. Because net leased properties are generally required to be maintained by tenants, the Company does not expect to incur significant management costs with respect to such properties.

    COMMERCIAL MORTGAGE-BACKED SECURITIES. In its Credit Tenant Loan business, the Company issues collateralized, commercial mortgage-backed securities, or CMBS, backed by pools of Credit Tenant Loans. The Company anticipates that it will retain the Subordinate Interests of its Credit Tenant Loans depending upon the then current market condition and business needs. Management believes that the Company is in a unique position to analyze whether the subordinate tranches of its CMBS provide an attractive investment on an adjusted risk/return basis, because the Company originates and underwrites each Credit Tenant Loan and is familiar with the applicable Lease Enhancements. Having developed the skills to analyze the risks associated with investing in the Subordinate Interests in its own pools, management believes that the Company is well-positioned to analyze and invest in interests in CMBS issued by unrelated third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The Company intends to invest primarily in (i) Subordinate Interests in CMBS pools originated by the Company and others, including Investment Grade, Non-Investment Grade and, in the case of those originated by the Company, unrated interests, and (ii) interest-only classes in some of such CMBS pools. Subordinate Interests and interest-only classes generally afford a higher yield and entail greater risk than more senior investment grade securities.

    OTHER INVESTMENTS. The Company intends to engage in other real estate related businesses from time to time, which management believes are complementary to its Credit Tenant Loan business. These investments may include making equity investments in, and/or Credit Tenant Loans on, real properties net leased to Credit Tenants in selected international markets. The Company may also invest in interests in other REITs, registered investment companies, partnerships and other investment funds and real estate operating companies.

COMPETITIVE ADVANTAGES

    There are several companies engaged in the business of providing Credit Tenant Loans as an adjunct to their other lending businesses. The Company believes, however, that it enjoys competitive advantages over such companies.

    FOCUS AND EXPERIENCE. The Company believes that it has the largest organization in the U.S. dedicated to originating, underwriting and securitizing Credit Tenant Loans. In addition, because management was instrumental in developing a wide array of Lease Enhancements for Credit Tenant Loans and Credit Tenant Leases, and in securitizing these instruments for the first time, management has developed a level of expertise which is not easily matched by competitors not possessing the Company's specific Credit Tenant Loan focus and experience. The Company's focus and expertise are essential to competing effectively in the specialized Credit Tenant Loan market, in enabling the Company to attract borrowers and correspondent mortgage brokers and efficiently identifying and processing loans. In addition, the Company believes that its experience in working with the Rating Agencies in developing new products and in securitizing its first loan portfolio have given management valuable insight into the methodologies and criteria the Rating Agencies employ in reviewing and rating Credit Tenant Loans individually and on a pool basis.

    INNOVATIVE PROGRAMS. The Company believes that it has been continuously able to develop innovative lending programs that have provided borrowers with an increasing number of attractive financing options, largely unavailable from traditional mortgage lenders, while simultaneously strengthening and expanding its Credit Tenant Loan business. Many of these programs have been designed to enable the Company to develop relationships with borrowers earlier in the construction and borrowing cycle.

    RELATIONSHIPS WITH CORRESPONDENTS. The Company believes that it has established strong working relationships with its correspondent mortgage brokers. Through its emphasis on training, process simplification, new product development, ongoing communications, marketing support and service, the Company believes that it will continue to retain, expand and continually improve the origination capabilities of its correspondents.

    RELATIONSHIPS WITH CREDIT TENANTS. As of March 15, 1998, the Company had closed over 100 Credit Tenant Loans backed by leases with 34 different Credit Tenants. The Company believes that through this contact it has developed good working relationships with a number of Credit Tenants. The Company believes that a good working relationship with Credit Tenants enables the Company to structure and close its Credit Tenant Loans in an efficient and timely manner, that these relationships will lead to referrals of business with new borrowers and are expected, in the future, to lead to the development of financing programs directly with Credit Tenants.

    EFFICIENT OPERATIONS. The Company has continuously engineered its loan underwriting and closing process with the intent of eliminating redundant procedures and speedily approving loans to prospective borrowers. Management believes that its current process is one of the most streamlined and comprehensive in the commercial mortgage lending industry. The Company believes that this process appeals to correspondent mortgage brokers, Rating Agencies and borrowers by permitting timely funding in a cost-efficient manner, while simultaneously reducing the Company's costs. The Company has established a target of closing loans within 45 days from receipt of an application.

BUSINESS STRATEGY

    The Company's principal business objective is to continue to focus on and expand its lending and securitization business while at the same time selectively expanding into related, value-added real estate lines of business in a manner that generates attractive investment returns on a risk adjusted basis.

    Management believes that the real estate industry has been undergoing a significant restructuring which has, to some degree, been led by the increased prominence of publicly held real estate companies (such as REITs). The Company believes that this industry restructuring offers the Company significant opportunities to expand its existing business, offer new products and expand into related businesses.

    The Company plans to build on its streamlined underwriting and processing organization, national correspondent origination network, expertise in Credit Tenant Leases and Credit Tenant Loans, product innovations and increased capital as a result of the Offering to achieve its growth and profit objectives, through the following:

    - EXPANDING EXISTING BUSINESS. The Company intends to continue to build on its growing market presence and increasing borrower base to expand origination volume in existing business lines.

    - INTRODUCING VALUE-ADDED, INNOVATIVE PRODUCTS. Over the past twelve months the Company has introduced a number of value-added products that it expects will enhance its returns. These products include Construction/Permanent Loans, Extended-Term Loans, Consumer Price Indexed Loans and Mezzanine Construction Loans. The Company continuously works to develop new financing products and investment opportunities and expects to commit to invest in such products or investments from time to time. The Company believes that its strategy of continuing product innovation will permit it to differentiate itself and anticipate opportunities to provide greater services and to remain efficient and competitive in its areas of focus and expertise. As part of its product development strategy, the Company designs these products to develop relationships with borrowers and Credit Tenants earlier in the construction and borrowing cycle as a means of expanding and better controlling loan origination.

    - EXPANDING THE COMPANY'S MARKET REACH. In the past, the Company's strategy has been to finance properties net leased to Investment Grade tenants only. The Company believes that it can utilize its existing credit tenant financing programs to make and securitize Credit Tenant Loans on favorable terms on properties net leased to Near Investment Grade tenants. Management believes that the market for financing properties net leased to tenants with Near Investment Grade ratings represents a large and attractive business opportunity. In addition, the Company plans to continue to build on its relationships with Credit Tenants to develop innovative financing alternatives directly with Credit Tenants.

    - ACQUIRING SELECTED PROPERTY LEASED TO A CREDIT TENANT. From time to time, the Company is presented with the opportunity to purchase real property net leased to a Credit Tenant. The Company intends to purchase selected properties and generally will simultaneously finance such properties with Credit Tenant Loans. The Company would then seek to securitize the Credit Tenant Loans, while retaining the ownership of the properties.

    Although the Company presently outsources servicing, the Company may explore acting as a primary or special servicer in the future if economically beneficial. In addition, the Company believes that many of the technologies that have supported the growth of the capital markets in U.S. commercial real estate are readily exportable to offshore markets. As these offshore markets continue to develop, the Company believes that U.S. firms will play an important role (primarily in the early stages of development of such markets). Management believes that the Company will be well positioned to expand into selected international markets as a result of its position as a market innovator and its expertise in Credit Tenant Loans. For example, the Company has established a relationship with a leading United Kingdom real estate law firm and real estate services companies who could act as advisors and have the ability to direct the Company to sources of origination. The Company may explore such opportunities as they arise.

    The Company believes that its standardized procedures and integrated systems enable the Company and its employees efficiently to manage a large and increasing volume of transactions while maintaining underwriting quality and high levels of service to borrowers. In addition, by coordinating the Company's automated loan tracking and document production systems with those of its outside legal counsel, the Company has been able to improve efficiency and reduce the legal costs associated with closing loans.

    As its loan volume grows, the Company expects to continue to improve cost efficiency by expanding its internal loan closing support staff and relying less on outside service providers. The Company also plans to continue to refine and upgrade its systems and loan processing infrastructure to reduce costs and improve efficiency and to support its growth strategy by selectively adding employees and expanding its marketing and sales effort.

    In 1997, the Company completed the first securitization of a pool of Credit Tenant Loans with a variety of Credit Tenants and multiple properties with the sale of approximately $130 million of mortgage-backed pass-through certificates. In connection with this securitization, the Company successfully demonstrated to Duff & Phelps Credit Rating Co. ("DCR") and Fitch IBCA, Inc. ("Fitch") that the Company's Lease Enhancement mechanisms eliminate or mitigate the risk that a Credit Tenant could terminate a lease or abate rent in certain circumstances. The effectiveness of the Company's underwriting practices is reflected in the fact that of approximately $345 million of Company-underwritten Credit Tenant Loans reviewed to date (including those included in the Company's securitization and certain Credit Tenant Loans since made by the Company) by DCR, Fitch or S&P, none were rejected as not meeting Rating Agency requirements for Credit Tenant Loans. Furthermore, at March 15, 1998, of the 84 outstanding loans owned by the Company with outstanding principal balances, none were delinquent more than 30 days.

    Exposure to changes in underlying interest rates can have a great effect on the value and profitability of the Company's Credit Tenant Loans, prior to securitization.

    The Company has accordingly employed a hedging strategy designed to mitigate the effect that movements in market rates have on its Credit Tenant Loans prior to securitization. See "The Company-- Hedging."

EXISTING LOANS AND PIPELINE FOR FUTURE ORIGINATIONS

    In the Formation Transactions, the Company will acquire CLF's portfolio of Existing Loans having an aggregate outstanding principal balance at March 15, 1998, of approximately $306 million. In addition, the Company will assume commitments made by CLF to fund approximately $225 million of Credit Tenant Loans (subject to completion of the Company's underwriting process). These commitments generally are expected to fund within the next twelve months. Management believes that the Credit Tenants underlying approximately 91% in aggregate principal amount of the Existing Loans are rated Investment Grade (with the remaining 9% being rated Near Investment Grade) and the Credit Tenants underlying substantially all of the Committed Loans are rated Investment Grade. The Company expects to securitize all or part of these loans in 1998. The Company's current loan pool is larger and more diversified than the pool for the Company's previous securitization. Consequently, the post-Offering securitization (based upon a preliminary review by the Rating Agencies of a large portion of this loan pool) is expected to result in subordination levels more favorable to the Company than were obtained in the first securitization. In addition, the Company will assume commitments by CLF to purchase Net Leased Real
Estate in the amount of $         . In each case, the amount of the loans and
commitments listed above are as of March 15, 1998 and are expected to increase between such date and the closing of the Offering.

    The Company's pipeline includes potential loans in various stages of development. The Company receives requests for Credit Tenant Lease financing on a daily basis. At any given time, the Company may have hundreds of potential transactions in different stages in the Company's loan qualification, pricing and due diligence process. Once a lease has been reviewed by the Company and is determined to be financeable under the Company's Credit Tenant Loan program, the Company will, at a borrower's request, issue a term sheet (a "Term Sheet") which briefly outlines the pricing and terms under which the Company proposes to finance the property (such potential loan, after delivery of the Term Sheet, being at the "Term Sheet Stage"). Upon acceptance of the Term Sheet by a borrower, the Company issues a form of application which sets forth the detailed terms of the transaction (the potential loan then being at the "Application Stage"). Once a borrower signs an application and delivers it to the Company with a deposit and the application is accepted, subject to the underwriting process by the Company's loan committee, the Company considers such loans to be Committed Loans, and the formal due diligence process begins. The Company generally closes a Committed Loan in four to eight weeks. At any time from the date of acceptance of the application until closing, the borrower may lock in the interest rate on the loan by payment of an additional fee. While an application may be declined by the Company upon completion of the Company's underwriting process, or the prospective borrower may forfeit its deposit and withdraw the application prior to closing, management believes, based on the Company's historical operating experience, that approximately 98% of these Committee Loans result in closed loans. Furthermore, it has been the Company's experience, that once the Company has committed to make a Credit Tenant Loan and has locked in an interest rate (receiving a rate-lock fee), closing of that loan is relatively assured and accordingly the Company considers loan transactions as effectively completed when rate-locked (whether before actual loan closing or at the time of closing) ("Rate-Locked Loans"). Management believes, based on the Company's operating experience, that approximately 40% to 50% of loans in the Application Stage and approximately 15% to 20% of loans in the Term Sheet Stage, respectively, will move into the category of Committed Loans. Since the Company receives requests for loan financing daily, the Company's loan pipeline frequently changes as new transactions are added and others are removed.

    Since commencing operations in 1995, the volume of closed and Rate-Locked Loans increased from $22.7 million in calendar year 1995 to $145.7 million in calendar year 1996 to $351.1 million in calendar year 1997. In the first quarter (historically the slowest quarter of the year) of 1998, the Company estimates that it will have generated closed and Rate-Locked Loans totaling approximately $120 million, as compared with $49 million during the same period in 1997.

    Management believes that loan originations will continue to grow throughout 1998 as a result of the following factors:

    - As of March 15, 1998, the Company's total pipeline of loans either under various stages of negotiation or under due diligence totaled approximately $1.1 billion. Of this pipeline, the Company had Committed Loans (potential loans as to which the Company had accepted signed loan applications and commenced due diligence) with respect to approximately $225 million in Credit Tenant Loans. In addition, at such date the Company had potential loans in the Application Stage and Term Sheet Stage in the amount of $393.5 million, and $468 million, respectively.

    - The Company believes that its Extended Amortization and the Construction/Permanent loan programs, which were introduced between May and July of 1997, are gaining greater market awareness and acceptance, resulting in increased year-over-year loan origination. Furthermore, the Company expects to increase its volume of these loans through the year.

    - New financing and property acquisition programs introduced in the first quarter of 1998 are expected to generate additional loans throughout 1998. These programs include expanding the Company's loan programs to include Near Investment Grade Tenants (which management believes is a large potential market for its programs), Mezzanine Construction Loans and Consumer Product

      Index financing. In addition, the Company anticipates acquiring properties net leased to Credit Tenants on which it expects to place its Credit Tenant Loans.

    Management believes, based on the foregoing factors, the volume of Credit Tenant Loans closed since January 1, 1998 and management's estimate of the additional loans it expects to originate and close through the remainder of 1998 (based on a review of the daily flow of leases received by the Company, outstanding term sheets and applications, discussions with correspondents about market conditions and future potential transactions, expected completion of construction projects in which the Company is providing a permanent loan takeout, and other factors), that, if current market conditions continue and if historical percentages of potential loans in the Term Sheet Stage, Application Stage, Committed Loans and Rate-Locked converting to closed loans continue, it can achieve loan originations of approximately $800 million during calendar year 1998. There can be no assurance, however, that the Company will actually originate such volume of loans.

MANAGEMENT

The Company will be internally managed and self-administered, and CLF's entire staff is expected to be employed by the Company upon completion of the Offering. The Company will be subject to the direction and oversight of a Board of Directors composed of 5 persons. Mr. William R. Pollert, President and Chief Executive Officer, who will serve as Chairman of the Board of Directors, will be the only member of the Company's management to serve on the Board of Directors. See "Directors and Executive Officers."

    The Company has a specialized and experienced staff (many of the members of which have been previously employed by the real estate departments from major financial institutions and law firms) which is focused principally on structuring, underwriting and making Credit Tenant Loans which meet Rating Agency criteria for such loans and on making the transactional and credit judgments required to make Credit Tenant Loans. The principal executive officers of the Company will consist of Mr. William R. Pollert, President, Mr. Edwin J. Glickman, Executive Vice President, Product Development, Mr. Steven L. Maloy, Senior Vice President, Marketing and Sales, Mr. Paul H. McDowell, Senior Vice President and General Counsel, and Mr. Shawn P. Seale, Senior Vice President and Chief Financial Officer. Upon completion of the Offering, the Company will have in place a complement of executive and investment officers with established expertise in the business activities the Company intends to undertake. All the members of senior management of the Company have worked together at CLF since its inception. See "Directors and Executive Officers."

LOAN ORIGINATION CAPABILITY AND CORRESPONDENT NETWORK

    The principal source of origination for the Company's business is its national network of independent correspondent mortgage brokers. The Company has established relationships with over 500 individual mortgage brokers at over fifty correspondent mortgage brokerage companies. These correspondents operate offices in more than 100 locations throughout the United States and maintain close working relationships with the borrowers they represent.

    Credit Tenant Lease financing demands of mortgage brokers specialized knowledge and skills not generally required for traditional real estate financing activities. The Company dedicates significant resources to training correspondent mortgage brokers in all aspects of Credit Tenant Lease financing and routinely presents on-site training seminars throughout the United States. Training seminars are supplemented with bimonthly newsletters, brochures and other written material intended to keep correspondents up to date on the latest underwriting requirements for Credit Tenant Loans and Credit Tenant Leases, Lease Enhancements, and changes in tenant credit ratings, as well as providing up-to-date information on the Company's latest innovative financing programs.

    A comprehensive marketing, advertising and public relations program supports correspondent loan origination efforts. The objective of the program has been to build the Company's name recognition and credibility as a specialty lender and to promote the Company's specialized Credit Tenant financing programs. The Company believes it has been successful in achieving its objectives of market awareness and prominence in the Credit Tenant Loan market.

    In addition to the Company's training and marketing support to correspondents, the Company's executives and staff periodically assist correspondents in originating loans by meeting with potential borrowers to explain various aspects of the Credit Tenant Loan program, and by assisting in structuring transactions to best meet the borrower's requirements.

    The Company believes that its ongoing marketing efforts combined with comprehensive training programs are key factors not only in attracting and retaining productive correspondent mortgage brokers but also in improving their productivity. Furthermore, the Company believes that it has streamlined its loan approval processes and centralized loan underwriting as well as many transactional and structuring matters to make the origination of Credit Tenant Loans with the Company efficient for its correspondents. As a result, the Company believes its correspondents can focus on identifying possible additional Credit Tenant Loans and facilitating the loan closing process rather than solely on underwriting each loan. The Company constantly reviews correspondent performance and has been able to attract experienced mortgage brokers to replace correspondents the Company believes have been under-performing.

    In addition to its ability to originate loans for its principal business lines, the Company believes that its correspondent network can be utilized without significant further training to find opportunities that will be eligible for the related business lines described above.

CREDIT FACILITIES

    The Company has warehouse credit facilities provided by NationsBank (the "NationsBank Warehouse") and Prudential Credit (the "Prudential Warehouse"). CLF entered into the NationsBank Warehouse in the initial amount of $350,000,000 in July, 1996. The facility is expected to be expanded to $550,000,000 in March, 1998. The NationsBank facility is used primarily to fund and hold the Company's loans prior to securitization as well as certain other functions directly related thereto. These other functions include: $20,000,000 available for use by the Company to replace the "equity" that would otherwise be required to be posted by the Company under the agreement when it makes Credit Tenant Loans; and $20,000,000 to support margin requirements under the Company's interest rate hedging program. The Company pledges its Credit Tenant Loans as collateral under the NationsBank Warehouse. NationsBank is one of the Company's correspondents and an affiliate of NationsBank was the lead manager with respect to the Company's January 1997 securitization of Credit Tenant Loans.

    The Company is expected to enter into the Prudential Warehouse in the amount of $100,000,000 in March 1998, which amount will be increased to $350,000,000 upon closing of the Offering. Like the NationsBank Warehouse, the Company intends to utilize the Prudential Warehouse for purposes of funding and holding the Company's loans prior to securitization. In addition, the Company expects to enter into a Mezzanine Construction Loan financing facility (the "Mezzanine Construction Facility") with Prudential Credit in the initial amount of $30,000,000 in March 1998. The Mezzanine Construction Facility will be used by the Company to fund its Mezzanine Construction Loans.

    The NationsBank Warehouse and the Prudential Warehouse are secured facilities and are evidenced by warehouse agreements pursuant to which the Company may obtain financing for the origination of Mortgage Loans and the purchase of Mortgage Backed Securities. These agreements provide that the lender thereunder makes a loan in an amount equal to a percentage of the market value of the pledged collateral. At maturity (or upon an earlier securitization), the Company is required to repay the loan and the pledged collateral is released. The pledged assets continue to pay principal and interest to the Company prior to securitization.

    The Company is currently negotiating the terms of the increase in the NationsBank Warehouse and the terms of the Prudential Warehouse and Mezzanine Construction Facility.

    Additionally, the warehouse agreements require the Company to deposit additional collateral or reduce its borrowings thereunder, if the market value of the pledged collateral declines. This may require the Company to sell a portion of its Invested Portfolio to provide such additional collateral or to reduce its borrowings.

LOAN PROCESS

    From the time an application for a Credit Tenant Loan is submitted to the Company until the time such a loan is closed, the prospective loan undergoes several steps and procedures, many of which involve third-parties which, while meeting the Company's quality standards, are not under the control of the Company, including correspondent brokers, outside counsel, insurance companies, and other product or service providers. The Company has worked closely with these third-party providers to set quality standards and to develop a streamlined process for originating and closing Credit Tenant Loans. The Company has established a target of closing loans within 45 days from receipt of an application.

HEDGING STRATEGY

    Management believes that exposure to changes in underlying interest rates can have a profound effect on the value (and hence profitability) of its Credit Tenant Loans while they are held in the Company's portfolio prior to securitization. Accordingly, the Company has employed a hedging strategy to mitigate the effects of movements in underlying interest rates on the value of its Credit Tenant Loans. The Company has done so by having hedge positions that react in a corresponding but opposite manner to offset declines or increases in the value of the Company's fixed rate loans due to changes in underlying interest rates. For example, as underlying interest rates fall, the value of the Company's fixed rate loans increases while the value of the Company's hedge position declines. Conversely, as underlying interest rates rise, the value of the Company's fixed rate loans falls while simultaneously the value of the Company's hedge position increases.

    The Company intends generally to continue to seek to manage its interest rate exposure, in coordination with the Company's financial advisors, as the Company determines is in the best interests of the Company's stockholders, given the cost of such hedging transactions and the need to maintain the Company's status as a REIT (which status places certain limitations on the use of hedging).

SECURITIZATION

    The Company completed the first securitization of a pool of multi-tenant Credit Tenant Loans in 1997 with the sale of approximately $130 million of mortgage pass-through certificates. The transaction was rated by DCR and Fitch and was underwritten by NationsBanc Capital Markets, Inc. (the predecessor to NationsBanc Montgomery Securities LLC) and Goldman, Sachs & Co.

    In connection with the securitization, the Company successfully demonstrated to DCR and Fitch how the Company's Lease Enhancement mechanisms eliminate or mitigate significantly the risk that a Credit Tenant could terminate a lease or abate rent due to a condemnation, casualty or failure of a landlord to maintain a property. In the process, the Company gained valuable insight into how these Rating Agencies evaluate and rate Credit Tenant Loan pools.

    In September and October of 1997, the Company worked with all four national Rating Agencies-- S&P, Moody's Investors Service, Fitch and DCR--to rate its second Credit Tenant Loan pool of approximately $215 million. While the Company chose to delay securitizing this pool until the completion of the Offering, it had received preliminary subordination levels substantially more favorable than it received for its first securitization. This result reflected both an increased familiarity by the Rating Agencies with the Company's Lease Enhancement mechanisms and the greater credit diversity in the pool. Reduced subordination levels permit more of the securities to be rated "AAA" and results in the Company receiving more proceeds from securitization, lowering the Company's overall cost of funds.

    In the future, the Company intends to securitize its loans, either directly or through one or more wholly owned subsidiaries, through the issuance of CMBS in the form of collateralized mortgage obligations ("CMOs") in debt securitizations or through other arrangements, pledging its assets (including mortgage loans and interests in mortgage-backed securities) as collateral security for its repayment obligations. Such CMO and other borrowing arrangements will be structured as debt, with the Company (or a wholly owned subsidiary) retaining an equity interest in the associated collateral. In such a debt transaction, the principal balance of the collateral will exceed the principal balance of the debt. Thus, once the debt is repaid in full, the issuer will own the collateral free of the lien of the debt. Economically, such a transaction is similar to selling the Mortgage Loan to an issuing vehicle and acquiring Subordinate Interests as part of the consideration. Other borrowing arrangements may include a pledge of assets by the Company to a wholly owned subsidiary to secure the issuance of a debt instrument to an investment banking company or other third party that intends to contribute such debt instrument to a financial asset securitization investment trust ("FASIT").

    The Company may also securitize its Credit Tenant Loans by transferring them to a special purpose trust or a corporation that elects to be treated as a real estate mortgage investment conduit ("REMIC"). The REMIC would issue mortgage-backed pass-through certificates to the Company, which would sell some or all of the various classes of such certificates, to the extent such activity does not constitute a sale of Credit Tenant Loans to customers in the ordinary course of the Company's trade or business (i.e., "dealer" activity). In order to avoid such "dealer" status, with its concomitant 100% tax on any profit to the Company from such sales, the Company may transfer the Credit Tenant Loans to a taxable subsidiary (one in which the Company owns substantially all of the economic interest but less than 10% of the voting interest), which would form such REMIC and distribute the proceeds thereof to the Company. It is probable that the Company would retain certain classes of the REMIC certificates. The Company intends to use the proceeds from such REMIC securitizations and CMO and other borrowings to invest in additional mortgage loans, mortgage-backed securities, and other assets and, in turn, to borrow against such newly acquired assets, primarily through additional securitizations and borrowings. The Company's strategy is to repeat this process to the extent opportunities to use leverage are available and the Company determines that using additional leverage is prudent and consistent with maintaining an acceptable level of risk.

    The Company expects that it will retain interests in the underlying Credit Tenant Loans which will be subordinated with respect to payments of principal and interest on the underlying Credit Tenant Loans to the classes of securities issued to investors in such securitizations. Accordingly, any losses incurred on the underlying Credit Tenant Loans will be applied first to reduce the remaining amount of the Company's retained interest, until reduced to zero. Thereafter, the Company expects to have no further exposure to losses.

    Typically, in connection with the creation of a new Credit Tenant Loan securitization, the issuer or trustee for such securitization generally will be required to enter into a master servicing agreement with respect to such series of mortgage securities with a Master Servicer. Currently, the Company does not engage in this business. In order to assist the Company in maintaining its exclusion from regulation under the Investment Company Act, the Company expects that it will retain the right to initiate, direct or forbear foreclosure proceedings in connection with defaults on any of the underlying Credit Tenant Loans and may retain special Servicers to maintain borrower performance and to exercise available remedies, including foreclosure, at the direction of the Company. Exercise of such rights may require the Company to be responsible for advancing payments to investors in such securitizations as if such default has not occurred.

    The Company intends to structure its securitizations so as to minimize the attribution of any Excess Inclusion income to the Company's stockholders. See "Risk Factors--Tax, Legal and Other Risks--Risk of Adverse Tax Treatment of Excess Inclusion Income" and "Federal Income Tax Considerations--Taxation of Taxable U.S. Stockholders" and -- "Taxation of Tax-Exempt Stockholders."

COMPANY POLICIES

    LOAN UNDERWRITING GUIDELINES. The Company has adopted underwriting guidelines for making Credit Tenant Loans. Such guidelines and the compliance therewith is monitored by the Company's Loan

Committee which consists of the Company's President, Executive Vice President, General Counsel, Associate General Counsel and Chief Financial Officer. Pursuant to these guidelines, each proposed loan is required to be submitted to the Loan Committee prior to the execution of the applicable application and again prior to funding of such loan.

    OPERATING POLICIES. The Board of Directors has established certain operating policies for the Company. Except as specifically prohibited by the Company's Charter or Bylaws, the Board of Directors may, in its sole discretion and without stockholder approval, revise the guidelines from time to time in response to changes in market conditions or opportunities.

    The Company also has adopted compliance guidelines, including restrictions on acquiring, holding and selling assets, to ensure that the Company continues to qualify as a REIT and is excluded from regulation as an investment company. Before acquiring or originating any asset or class of assets, the Company will determine whether such asset would constitute a Qualified REIT Real Estate Asset under the REIT Provisions of the Code. Substantially all of the assets that the Company intends to acquire or originate are expected to be Qualified REIT Real Estate Assets. The Company will regularly monitor its Mortgage Assets and other assets (and its commitments to fund or purchase such Mortgage Assets or other assets) and the income generated from such assets, including income from its hedging activities, in an effort to ensure that at all times the Company maintains its qualification as a REIT and its exemption from regulation under the Investment Company Act. REIT rules limit the ability to engage in transactions that are tax sales of assets.

    CAPITAL, LEVERAGE AND FINANCING POLICIES. There is no limit on the maximum indebtedness which the Company may incur on an individual property and the Company's organizational documents do not limit the amount of indebtedness that the Company may incur. The Board of Directors has adopted certain policies which the Company must adhere to before increasing its level of indebtedness, although such policies may be altered by the Board of Directors in its sole discretion. When appropriate, the Company intends to utilize various sources of capital, including the Warehouse Credit Facilities and the issuance of debt or equity securities in public or private capital markets for future acquisitions, capital improvements and development. See "Risk Factors--Operating--Availability of Financing; Leveraging Strategy."

    The Company intends to increase its portfolio of Mortgage Loans, direct investments in real estate, securities owned and other assets through the use of leverage. Initially, the Company intends to finance its Mortgage Loan origination business and the acquisition of other assets with the net proceeds of this Offering, and with funds available under its Warehouse Credit Facilities. In the future, the Company intends to continue to borrow against or "leverage" its portfolio of Mortgage Loans and other assets and use the proceeds to make additional Credit Tenant Loans and to acquire additional investments. Such financings are expected to include, among other things, reverse repurchase agreements (pursuant to its Warehouse Credit Facilities), securitizations of its Credit Tenant Loans and secured and unsecured loans. The Company may also borrow on a long-term basis and issue additional shares as a source of longer-term capital, including Preferred Shares or additional Shares of Common Stock. See "Risk Factors--Availability of Financing; Leveraging Policy." However, neither the Articles of Incorporation nor the Bylaws limit the amount of indebtedness the Company can incur, and the Board of Directors has discretion to deviate from or change the Company's indebtedness policy at any time, without the consent of the Company's stockholders. The Company intends to maintain an adequate capital base to protect against various business environments in which the Company's financing and hedging costs might exceed interest income (net of credit losses) from its portfolio of assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on the Company's portfolio of assets lags behind interest rate increases in the Company's borrowings, some of which are expected to be at a variable rate. See "Risk Factors--Interest Rate Risk." The Company may enter into hedging transactions in an effort to protect its Invested Portfolio and related debt from interest rate fluctuations. See "--Asset/ Liability Management" and "Risk Factors--Risks Associated with Hedging Transactions"

    CREDIT RISK MANAGEMENT. With respect to its assets, the Company will be exposed to various levels of credit and special hazard risk, depending on the nature of the underlying assets and the nature and level of enhancements, if any, supporting such assets. The Company will originate or purchase Mortgage Loans which meet minimum debt service coverage standards established by the Company. The Company will review and monitor credit risk and other risks of loss associated with each investment. In addition, the Company will seek to diversify the Company's portfolio of assets to avoid undue tenant, geographic, borrower, issuer, industry and certain other types of concentrations. The Board of Directors will monitor the overall portfolio risk and review levels of provision for loss.

    ASSET/LIABILITY MANAGEMENT. To the extent consistent with its election to qualify as a REIT, the Company will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. The Company intends to minimize its interest rate risk from borrowings both through hedging activities and by attempting to structure the key terms of its borrowings to generally correspond (in the aggregate for the entire portfolio, and not on an asset-by-asset basis) to the interest rate and maturity parameters of its assets.

    HEDGING ACTIVITIES. The Company intends to enter into hedging transactions, generally in consultation with its financial advisors, to protect its Invested Portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of Treasury bonds and notes, Treasury futures, interest rate collars, caps or floors, options, Mortgage Derivative Securities and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as the Company determines is in the best interest of the Company's stockholders, given the cost of such hedges and the need to maintain the Company's status as a REIT. The Company may elect to have the Company bear a level of interest rate risk that could otherwise be hedged when the Company believes, based on all relevant facts, that bearing such risk is advisable. The Company has substantial experience in hedging the interest rate risk associated with real estate assets.

    Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. The business failure of a hedging Counterparty with which the Company has entered into a hedging transaction could result in a default, which may result in the loss of unrealized profits and force the Company to cover its resale commitments, if any, at the then current market price. In addition, although generally the Company will seek to reserve for itself the right to terminate its hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging Counterparty, and the Company may not be able to enter into an offsetting contract in order to cover its risk. There can be no assurance that a liquid secondary market will exist for hedging instruments purchased or sold, and the Company may be required to maintain a position until exercise or expiration, which could result in losses.

    The Company intends to protect its Invested Portfolio against the effects of significant interest rate fluctuations and to preserve the net income flows and capital value of the Company. Specifically, the Company's asset acquisition and borrowing strategies are intended to offset the potential adverse effects resulting from the differences between fixed rates associated with its mortgage assets and the shorter term predominantly variable nature of the Company's related short-term borrowings.

    The Company's hedging activities are intended to address both income and capital preservation. Income preservation refers to maintaining a stable spread between yields from Mortgage Assets and the Company's borrowing costs across a reasonable range of adverse interest rate environments. Capital preservation refers to maintaining a relatively steady level in the market value of the Company's capital across a reasonable range of adverse interest rate scenarios. To monitor and manage capital preservation risk, the Company will model and measure the sensitivity of the market value of its capital (i.e., the combination of its assets, liabilities and hedging positions) to various changes in interest rates under various economic scenarios. The Company will not enter into these types of the transactions for speculative purposes.

    The Company believes its hedging activities will provide a level of income and capital protection against reasonable interest rate risks. However, no strategy can insulate the Company completely from changes in interest rates.

    The Company will enter into hedging transactions in accordance with Company policies, which may be changed by the Board of Directors in its sole discretion.

    OTHER POLICIES. The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act. The Company may (i) underwrite securities of other issuers, particularly in the course of disposing of its assets, (ii) originate loans and (iii) issue securities in exchange for real property or other assets.

    FUTURE REVISIONS IN POLICIES AND STRATEGIES. The Company's Board of Directors has approved the investment policies, the operating policies and the strategies set forth in this Prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors (including a majority of the Unaffiliated Directors) determines that such modification or waiver is in the best interest of the Company or its stockholders. Among other factors, developments in the market that affect the policies and strategies mentioned herein or which change the Company's assessment of the market may cause the Company's Board of Directors to revise its policies and strategies. However, if such modification or waiver relates to the relationship of, or any transaction between, the Company and any Affiliate of the Company, the approval of a majority of the Unaffiliated Directors is also required.

    To create yields commensurate with its investment objectives, the Company intends to borrow funds through the issuance of CMOs in debt securitizations or other borrowing arrangements, pledging its assets (including Credit Tenant Loans and MBS interests) as collateral security for its repayment obligations. Other borrowing arrangements may include a pledge of assets by the Company to a wholly owned subsidiary to secure the issuance of a debt instrument to an investment banking company or other third party that intends to contribute such debt instrument to a financial asset securitization investment trust ("FASIT"). The Company may also, to the extent that it believes that such activity does not constitute a sale of Credit Tenant Loans to customers in the ordinary course of the Company's trade or business, securitize Credit Tenant Loans by transferring them to a special purpose trust or corporation which elects to be treated as a REMIC or a FASIT. The special purpose entity would issue CMBS pass-through certificates ("Pass-Through Certificates") to the Company, which would sell certain classes and which may retain certain Investment Grade, Non-Investment Grade and IO classes. Alternatively, the Company may transfer such Credit Tenant Loans to a taxable subsidiary (one in which the Company owns substantially all of the economic interest but less than 10% of the voting interest) which would form such a REMIC or a FASIT and distribute the proceeds thereof (including such retained classes) to the Company.

    The Company intends to use the proceeds from securitizations and borrowings to originate and invest in additional Credit Tenant Loans, CMBS, real property and other assets and, in turn, to borrow against those newly acquired assets, primarily through additional securitizations. The Company's strategy is to repeat this process to the extent opportunities to use leverage are available and management determines and advises that using leverage is prudent and consistent with maintaining acceptable levels of risk until the Company has significantly leveraged its portfolio of Credit Tenant Loans and other assets. Furthermore, the Company may determine to sell one or more of its Credit Tenant Loans or other Mortgage Assets to third parties from time to time, to the extent such activity does not constitute a sale of such Credit Tenant Loans or other Mortgage Assets to customers in the ordinary course of the Company's trade or business. There can be no assurance that the Company will be able to originate or acquire appropriate assets other than the existing Credit Tenant Loans, that the terms or results of the Company's acquisitions will be beneficial to it, or that the Company will achieve its objectives. See "Risk Factors."

    In addition, the Company may decide to pursue other strategies and other available acquisition opportunities it deems suitable for the Company's portfolio. The Company also may acquire real property. See "The
Company--Business Strategy."

INDUSTRY OVERVIEW

    Properties that are net leased to Credit Tenants are an important subset of the overall commercial real estate market. For a variety of strategic, competitive and accounting reasons, many corporations choose to lease properties in which they operate rather than own the underlying real estate. These types of properties are generally owned by developers who have built the properties or individual or corporate owners who purchase them after construction is complete and who have the ability to own and operate the properties as a relatively stable investment opportunity. Management's experience has been that these properties are typically financed shortly after completion of construction.

    Management believes that traditionally owners of properties net leased to credit tenants have financed these properties through banks, insurance companies and other lenders seeking to invest in long-term assets. The Company believes that these institutions have traditionally financed these properties based more upon real estate liquidation values than on the underlying strength of the Credit Tenant (other than in the case of bond leases), with resulting lower amounts of leverage available to borrowers.

    As the CMBS market has grown, the Company believes that the specialty nature of underwriting and securitizing Credit Tenant Loans has deterred expansion by capital markets-oriented lenders into the Credit Tenant Loan market (the "CTL Market") except with respect to properties subject to bond leases. The Company believes it was instrumental in establishing a viable capital markets-oriented Credit Tenant lending program through its innovative lease enhancement mechanisms and by successfully securitizing, in 1997, the first pool of Credit Tenant Loans with a variety of Credit Tenants involving multiple properties.

    The ability of the Company to underwrite and securitize high-leverage Credit Tenant Loans has provided owners of these properties with an attractive alternative to traditional forms of borrowing on these properties. Management believes that the securitization market for Credit Tenant Loans is in its early stages of development and is under served by capital markets oriented lenders whose primary focus has been to make conventional real estate loans.

    The size of the CTL Market in relation to the overall commercial real estate market is difficult to estimate for several reasons. Management believes that there is no published data on the size of the CTL Market. In addition, while all properties that are subject to net leases to Credit Tenants could potentially be financed by the Company or its capital markets oriented competitors, the Company is unaware of any published data that indicates which properties are subject to net leases which would be financeable as Credit Tenant Loans.

    However, based on the data available to the Company and its experience in the CTL Market, the Company believes this market is substantial and growing. One indication of size is the number of companies that carry Investment Grade or Near Investment Grade ratings. For example, taking the narrow segment of U.S. Industrial, parent company issuers (which includes retail companies but excludes such industry segments as insurance companies, non-profit institutions, municipalities, etc.). S&P rates over 500 companies as Investment Grade and 360 as Near Investment Grade. Properties net leased to any of these companies would qualify for financing or purchase under the Company's programs.

    A significant component of the Company's business is in financing properties net leased to Credit Tenants who operate freestanding retail locations. A sampling of almost 200 retailers, by an independent third party, indicated that 1997 construction starts totaled over 3,070 individual freestanding locations ranging in size from under 7,500 square feet to over 100,000 square feet. The Company believes that many of these properties will be net leased and will thus potentially be available to the Company as both purchase and financing opportunities.

EMPLOYEES

    At the closing of the Offering, the Company initially expects to have 20 employees, each of whom will be full-time employees of the Company. The Company is not party to any collective bargaining agreements and believes its relationship with its employees is good.

COMPETITION

    The businesses in which the Company expects to engage are highly competitive with numerous companies competing for borrowers, investments and financing sources. Companies typically compete for borrowers on the basis of the interest rates and amount of loan proceeds offered as well as payment terms and services provided. The Company believes that it and its loan products compete effectively on these bases. Despite the competitive position of the Company and its products, many of the Company's competitors (including other specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders and other entities, including other REITs) have been in existence significantly longer and have substantially greater financial and other resources than the Company and may be better established in the markets in which the Company currently operates.

CERTAIN KEY RELATIONSHIPS

    The Company has worked closely with insurance companies and other product or service providers to develop certain of its key Lease Enhancements and loan processing procedures. The Company believes that its relationships with these providers is good and that if any such relationship were to deteriorate, the Company could replace a provider with another provider of similar services. There can be no assurance, however, that such relationships will not deteriorate or if such relationships do deteriorate, that the Company could establish a relationship with a replacement provider or establish such a relationship on favorable terms.

FACILITIES

    The Company subleases office space at 85 John Street, 12th Floor, New York,
New York 10038 for use as its executive offices. On March       , 1998, the
Company executed a sublease for 12,000 square feet of office space at 80 Pine Street, New York, New York 10038. The Company expects to move to these new executive offices within the next several months.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company is a party or to which any property of the Company is subject.

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
                             FORMATION TRANSACTIONS

    The assets, liabilities and equity of CLF will be contributed to CLF, Inc., on the date of issuance of the shares offered hereby. The assets of the Company will include the Existing Loans and Committed Loans (which, as of March 15, 1998, approximated $306 million and $225 million, respectively), subject to the existing indebtedness, as well as all of the operating assets of CLF.

    A series of integrated transactions (the "Formation Transactions") will be entered into initially to establish the structure of CLF, Inc. and its business. The Formation Transactions include the following transactions, which will have occurred or will occur prior to or upon closing of the Offering:

        A. The limited partners of CLF will transfer their limited partnership interests to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash. More specifically, Hyperion Partners II L.P., South Ferry #2, L.P., CLF Investors LLC, and the Class C limited partners will transfer their limited partnership interests in CLF for shares of Common Stock of CLF, Inc. Hyperion Partners II L.P. and South Ferry #2, L.P. will transfer their preferred limited partnership interests in CLF to CLF, Inc. for an amount projected to be approximately $20.9 million.

        B. CLF Holdings, Inc., one of the two general partners of CLF, will transfer its general partnership interest in CLF for Common Stock of CLF, Inc. CLFC HPII Inc. (the other general partner of CLF), will transfer its general partnership interest in CLF to CLF, Inc. in exchange for Common Stock of CLF, Inc. and cash of approximately $436,055.

        C. Upon the completion of these transfers, CLF, Inc. will own all of the interests in CLF and CLF will automatically liquidate in accordance with applicable law.

    As a result of the Formation Transactions, upon completion of the Offering, CLF, Inc. will succeed to all of the assets and liabilities of CLF.

    As a result of the Formation Transactions, including the Offering, the existing investors in CLF, as a group (including substantially all of the Company's employees), and purchasers in the Offering, as a group, will own 33% and 67%, respectively, of the then outstanding Common Stock of CLF, Inc.

           YIELD CONSIDERATIONS RELATED TO THE COMPANY'S INVESTMENTS

    Before acquiring any assets, the Company will consider the expected yield of the investment. The Company considers the expected yield of an investment to be a benchmark for evaluating profitability of all types of assets over time. "Yield" or "yield to maturity" is the interest rate that will make the present value of the future cash flow from an investment equal to its price. Despite the substantial experience of the officers and employees of the Company in evaluating potential yields on assets, no assurances can be given that the Company can make an accurate assessment of the actual yield to be produced by an asset. Many factors beyond the control of the Company are likely to influence the yield on the Company's investments, as described in more detail below, such that the actual yield on an investment may vary substantially from its expected yield.

MORTGAGE LOANS

    The yield to maturity on the Company's investment in Credit Tenant Loans will depend upon and be sensitive to, among other things, (i) the proceeds of any securitization of such loans, (ii) whether there are any defaults or losses on such Credit Tenant Loans, (iii) whether and when there are any prepayments of such Credit Tenant Loans, and (iv) the interest rates on such Credit Tenant Loans.

    The yield to maturity on all Credit Tenant Loans will be sensitive to defaults by the borrowers and the severity of the losses that might result from such defaults. Mezzanine Construction Loans will be particularly sensitive to defaults because they are subordinate to the senior construction financing. The borrower generally will have an equity investment in the project, but if the borrower defaults there can be no assurance that losses will not exceed such amount. Because the borrower's equity may be insufficient to protect the Company's investment, the Company's yield on Mezzanine Construction Loans may be directly and adversely affected by defaults.

    Whether and when there are any principal prepayments on the Credit Tenant Loans will be affected by a variety of factors, including, without limitation, the credit liquidity and other attributes of the borrower, the terms of the Credit Tenant Loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on Credit Tenant Loans secured by commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of the Credit Tenant Loans, and by the extent to which the Servicer is able to enforce such prepayment premium provisions. The Company's Credit Tenant Loans are generally protected from prepayment as a result of program requirements that generally require eight year lockout periods followed by "make whole" prepayment provisions.

COMMERCIAL MORTGAGE-BACKED SECURITIES

    The Company expects that in connection with securitizations of its Credit Tenant Loans it will retain certain classes of CMBS issued by the Company. In addition, the Company expects that, from time to time, it will acquire CMBS issued directly by third parties (particularly those which include, as a component thereof, Credit Tenant Loans). The yield to maturity on any class of CMBS will depend upon, among other things, the price at which such class is purchased, the interest rate for such class, and the timing and aggregate amount of distributions on the securities of such class, which in turn will depend primarily on (i) whether there are any losses on the underlying loans allocated to such class, (ii) whether and when there are any prepayments of the underlying Mortgage Loans (which include both voluntary prepayments by the obligors on the underlying Mortgage Loans and prepayments resulting from liquidations due to defaults and foreclosures), and (iii) whether there are any early redemptions of such securities.

    The yield on the CMBS retained or acquired by the Company will be extremely sensitive to defaults on the Mortgage Loans comprising the collateral for such securities and the severity of losses resulting from such defaults, as well as the timing of such defaults and actual net losses. The Company's right as a holder of subordinated classes of CMBS to distributions of principal and interest will generally be

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
subordinated to all of the more senior classes of securities although the timing and extent of such subordination will depend upon the particular terms of a security. Actual losses on the underlying Mortgage Loans (after default, where the proceeds from the foreclosure sale of the real property securing the underlying Mortgage Loans are less than the unpaid balance of the Mortgage Loan plus accrued interest thereon and disposition costs) will be allocated first to the subordinated classes of CMBS prior to being allocated to the more senior classes of securities. The subordinated classes of CMBS the Company expects to retain or acquire from time to time are subject to substantially greater risk of loss of principal and non-payment of interest than the more senior classes of such securities.

    If the Company retains or acquires CMBS with an anticipated yield as of the securitization or acquisition date based on an assumed rate of default and severity of loss on the underlying Mortgage Loans that is lower than the actual default rate and severity of loss, the yield on such CMBS will be lower than the Company initially anticipated. In the event of substantial losses, the Company may not recover the full amount (or, indeed, any) of its investment. The timing of actual losses and the timing of the recognition of such losses provided for in the underlying securitization transaction also will affect the Company's yield, even if the rate of default and severity of loss are consistent with the Company's expectations. In general, the earlier a loss occurs, the greater the adverse effect on the Company's yield. There can be no assurance as to the rate of default, severity of loss or the limiting of any such losses on mortgage loans underlying CMBS and thus as to the actual yield received by the Company.

    The aggregate amount of distributions on the Company's CMBS and their yield also will be affected by the amount and timing of principal prepayments on the underlying Mortgage Loans. CMBS issued and retained by the Company will generally be backed by Credit Tenant Loans with yield maintenance features that reduce the likelihood of prepayment. To the extent that more senior classes are outstanding, all prepayments of principal on the underlying Mortgage Loans typically will be paid to the holders of the more senior classes, and typically none (or very little) will be paid to the Company as a holder of the CMBS during the first five years, and in some cases a longer period, after the original issue date of the CMBS. This subordination of the CMBS to more senior classes may adversely affect the yield on the CMBS acquired by the Company. Even if there are no actual losses on the Mortgage Loans, interest and principal payments are made on the more senior classes before interest and principal are paid with respect to subordinated classes of CMBS. Typically, interest deferred on CMBS is payable on subsequent payment dates to the extent funds are available, but such deferral does not itself bear interest. Such deferral of interest will reduce the actual yield on the Company's CMBS.

    Because the Company will acquire CMBS at a significant discount from their outstanding principal balance, if the Company estimates the yield on a security based on a faster rate of payment of principal than actually occurs, the Company's yield on that security will be lower than the Company anticipated. In addition, the Company will be required to accrue taxable OID income on the basis of a constant yield to maturity on any CMBS that were both issued and acquired at a significant discount, and will be required to accrue taxable market discount income on the basis of a constant yield method or pro rata method on REMIC CMBS acquired at a significant discount. Whether and when there are any principal prepayments on the underlying mortgage loans will be affected by a variety of factors, including, without limitation, the terms of the Mortgage Loans, the level of prevailing interest rates, the availability of mortgage credit and economic, tax, legal and other factors. Principal prepayments on Mortgage Loans secured by commercial properties are likely to be affected by lock-out periods and prepayment premium provisions applicable to each of the Mortgage Loans, and by the extent to which the Servicer is able to enforce such prepayment premium provisions. Moreover, the yield to maturity on such CMBS also may be affected by any extension of the scheduled maturity dates of the Mortgage Loans as a result of modifications of the Mortgage Loans by the Servicer, if permitted.

                DESCRIPTION OF REAL ESTATE/TARGETED INVESTMENTS

    The Company intends to originate and invest principally in the following types of Mortgage Assets, subject to the operating restrictions described in "The Company--Company Policies" above and the additional policies described below.

CREDIT TENANT AND OTHER MORTGAGE LOANS

    The Company intends to originate and accumulate fixed-rate Credit Tenant Loans and Mezzanine Construction Loans secured by first or second liens on commercial real property subject to a Credit Tenant Lease as a significant part of its investment strategy.

    Such loans will primarily be originated through the Company's existing correspondent network. The Board of Directors of the Company has not established any concentration limits upon loans to be acquired by the Company. See "The Company--Company Policies--Credit Risk Management."

    In addition, the Company may purchase, from time to time, Near Investment Grade Credit Tenant Loans which the Company will hold in its portfolio. The Company may or may not securitize such purchased loans.

NET LEASED REAL ESTATE

    The Company intends to invest in Net Leased Real Estate. Such investment may be made directly by the Company or through partnerships or other entities formed with other parties. The Company may also form one or more partnerships, the limited partnership interests in which would be convertible into Common Stock, for the purpose of enabling the Company to acquire real estate or interests therein from real estate owners on a tax deferred basis in exchange for such real estate or interests therein.

    Net Leased Real Estate is generally defined as real estate that is net leased on a long-term basis (i.e., ten years or more) to tenants who are customarily responsible for paying all costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of monthly rent to the landlord for the use and occupancy of the premises.

    The Company expects to acquire Net Leased Real Estate on a leveraged basis by utilizing its Credit Tenant Loans to provide an attractive return on its investment therein. Although the time during which the Company will hold Net Leased Real Estate will vary, the Company anticipates holding most Net Leased Real Estate for more than ten years, although there are no assurances that it will do so. The Company will focus on Net Leased Real Estate that is either leased to Credit Tenants or is real estate that can be leased to other tenants in the event of a default of the initial tenant. In particular, the Company expects to invest in Net Leased Real Estate that is subject to (or will become subject to) a Credit Tenant Loan originated by the Company. See "Risk Factors--Dependence on Credit Tenant Loan and Securitization Business."

COMMERCIAL MORTGAGE-BACKED SECURITIES

    The Company intends to retain certain subordinated classes of CMBS in connection with securitizations of its Credit Tenant Loans and to acquire other CMBS, primarily Non-Investment Grade classes (including IO's), from various sources (particularly those which include, as a component thereof, Credit Tenant Loans). CMBS typically are divided into two or more interests, sometimes called "tranches" or "classes." The senior classes are often securities which, if rated, would have ratings ranging from low Investment Grade "BBB" to higher Investment Grades "A," "AA" or "AAA." The junior, subordinated classes typically would include one or more classes which, if rated, would have ratings below Investment Grade. Such subordinated classes also typically include an unrated higher-yielding, credit support class (which generally is required to absorb the first losses on the underlying Mortgage Loans).

    The mortgage collateral supporting CMBS may be pools, single-property whole loans or other CMBS, or any combination thereof. Of the interests in CMBS that the Company acquires, most will be subordinated or IO classes of CMBS, but the Company may also acquire more senior classes or combined classes of first-loss CMBS.

    Unlike residential MBS, which typically are collateralized by thousands of single family Mortgage Loans, CMBS are collateralized generally by a more limited number of commercial or multifamily Mortgage Loans with larger principal balances than those of single family Mortgage Loans. As a result, a loss on a single Mortgage Loan underlying a CMBS will have a greater negative effect on the yield of such CMBS, especially the subordinated classes in such CMBS.

    With respect to CMBS purchased from a third-party, the Company will use sampling and other appropriate analytical techniques to determine on a loan-by-loan basis which loans will undergo a full-scope review and which loans will undergo a more streamlined review process. Although the choice is a subjective one, considerations that influence the choice for scope of review often include loan size, debt service coverage ratio, loan to value ratio, loan maturity, lease rollover, property type and geographic location. A full-scope review may include, among other factors, a property site inspection, tenant-by-tenant rent roll analysis, review of historical income and expenses for each property securing the loan, a review of major leases for each property (if available); recent appraisals (if available), engineering and environmental reports (if available), and the price paid for similar CMBS by unrelated third parties in arm's length purchases and sales (if available) or a review of broker price opinions (if the price paid by a bona fide third party for similar CMBS is not available and such price opinions are available). For those loans that are selected for the more streamlined review process, the Company's evaluation may include a review of the property operating statements, summary loan level data, third party reports, and a review of prices paid for similar CMBS by bona fide third parties or broker price opinions, each as available. If the Company's review of such information does not reveal any unusual or unexpected characteristics or factors, no further due diligence is performed. The Company expects to hold its CMBS in book-entry form, to the extent possible.

    Subject to market conditions and tax and REIT considerations, the Company anticipates that it will sell on a regular basis a portion of CMBS that it has retained or purchased, for the purposes of confirming the market value of its remaining CMBS interests and managing its portfolio of investments.

OTHER INVESTMENTS

    The Company may also pursue a variety of complementary commercial real estate and finance-related businesses and investments in furtherance of its investment policies and strategies, including without limitation, purchasing Credit Tenant Loans originated by third parties. Such activities may include, but are not limited to, foreign real estate-related asset investments and investing in (or lending to) other REITs and similar companies. Any lending with regard to the foregoing may be on a secured or an unsecured basis and may or may not be subject to risks similar to those attendant to investing in Credit Tenant Loans, CMBS and commercial real estate. The Company seeks to maximize yield by managing credit risk through credit underwriting, although there can be no assurance that the Company will be successful in this regard.

INVESTMENT IN OTHER ENTITIES

    The Company may acquire equity interests or make other investments in other REITs, registered investment companies, partnerships and other investment funds and real estate operating companies to the extent permitted by the REIT Provisions of the Code when the Company believes that such purchases or investments will yield attractive returns on capital. When the stock market valuations of such companies are low in relation to the market value of their assets, such stock purchases can be a way for the Company to acquire an interest in a pool of targeted investments at an attractive price. The Company may also decide in the future to pursue business acquisition opportunities that it believes will complement the Company's operations.

FOREIGN INVESTMENTS

    The Company may acquire or originate Credit Tenant Loans secured by real estate located outside the United States or may acquire such real estate. Investing in real estate related assets located in foreign countries creates risks associated with the uncertainty of foreign laws and markets and risks related to currency conversion. The Company may attempt to mitigate such currency risks, to the extent practicable, depending on the nature of the investment. For example, the Company may originate Credit Tenant Loans or acquire Net Leased Real Estate which require payments or are otherwise denominated in U.S. dollars. The Company may be subject to foreign income tax with respect to its investments in foreign real estate related assets. However, any foreign tax credit that otherwise would be available to the Company for United States federal income tax purposes will not pass through to the Company's stockholders.

INITIAL INVESTMENTS; EXISTING LOANS, COMMITMENTS AND PROPERTIES

    The Existing Loans consist of 84 fixed-rate mortgage loans, and one participation interest in a fixed-rate mortgage loan. All of the Existing Loans are secured by (i) absolute assignments of leases and rents on properties net leased to the Tenants pursuant to the Credit Tenant Leases from one of 30 different Credit Tenants (and in the case of one loan, two Credit Tenants), (ii) first mortgages on fee or, in the case of 8 Existing Loans, leasehold interests, and in the case of 3 loans, both fee and leasehold interests, in such commercial properties, and (iii) a security interest in funds on deposit in certain rent escrow and reserve accounts, all as described herein. In addition, 77 of the Existing Loans are further secured by certain non-cancelable credit lease enhancement insurance policies (the "Lease Enhancement Policies") issued by an insurer with a claims paying rating of "AAA" rating from S&P (such subsidiaries, collectively, the "Enhancement Insurer") that protect against losses due to termination of or abatement of rent under a Credit Tenant Lease as a result of a casualty or condemnation event at the commercial property. Also, eight of the Existing Loans have maturities or amortization periods that extend beyond the initial term of the associated Credit Tenant Loan and are accordingly further secured by certain credit lease renewal insurance policies or residual value insurance policies (the "Extended Amortization Policies") issued in the case of five loans by an insurer with a claims paying rating of "AAA" by S&P and in the case of three loans by an insurer with a rating of "A" by S&P (the "Extension Insurers") that protect against losses due to the failure of the Credit Tenant to renew the Credit Tenant Lease followed by a subsequent default by the borrower of its obligations under the associated Credit Tenant Loan or the failure of the borrower to pay a balloon balance at the maturity of the associated Credit Tenant Loan.

    As of March 15, 1998, the aggregate principal balance of the Existing Loans was $306,356,559 with an average loan size of $3,647,101 (maximum: $20,994,801, minimum: $901,500). The weighted average gross coupon was 7.608% (maximum: 8.20% and minimum: 6.92%) with a weighted average original term to maturity of 242 months (maximum: 308 months, minimum 133 months) and a remaining weighted average term to maturity of 235 months (maximum 303 months, minimum: 120 months). The weighted average debt service coverage was 1.045x (maximum 1.493x, minimum 1.003x). The appraised weighted average loan amount to leased fee value of the properties assuming the Credit Tenant Leases were in place was 88.2% (maximum: 98.9%, minimum: 71.0%) and the appraised weighted average loan amount to dark value of the properties assuming the properties were not subject to the Credit Tenant Leases was 126.9% (maximum: 232.2%, minimum 37.1%). All of the Existing Loans have "call" protection that prohibits prepayments under the loans for a term generally of eight years with a weighted average remaining lockout period of 89 months (maximum: 95 months, minimum 79 months). At the conclusion of the lockout period the Existing Loans are pre-payable provided such prepayment is accompanied by a yield maintenance payment generally calculated so that the lender would receive the same yield by investing the prepaid loan amount in then current U.S. Treasury obligations as would have been received had the loan been held to maturity.

    Unless otherwise indicated, all information set forth in the tables set forth below is as of March 15, 1998.

                                                                                 # OF                          % OF
                                                                               MORTGAGE       AGGREGATE      AGGREGATE
TENANT/GUARANTOR                                                                 LOANS         BALANCE        BALANCE
---------------------------------------------------------------------------  -------------  --------------  -----------
CVS Corporation or a subsidiary thereof....................................           20    $   42,688,392        13.9%
Rite Aid Corporation.......................................................           18        33,376,308        10.9
BlueCross and Blue Shield of Texas, Inc....................................            1        20,994,802         6.9
Circuit City Stores, Inc...................................................            3        20,803,263         6.8
The Home Depot, Inc. or a subsidiary thereof...............................            2        20,560,209         6.7
CareGroup, Inc.............................................................            1        20,327,522         6.6
Wal-Mart Stores, Inc.......................................................            2        19,071,305         6.2
Koninklijke Ahold, N.V.....................................................            2        16,191,936         5.3
Walgreen Co................................................................            6        15,245,193         5.0
Georgia Baptist Health Care System, Inc....................................            1        12,144,987         4.0
KeyBank National Association...............................................            1        11,288,526         3.7
John H. Harland Company....................................................            1         9,555,601         3.1
Wegmans Food Markets, Inc..................................................            1         8,450,489         2.8
Eckerd Corporation.........................................................            4         7,970,763         2.6
The Pep Boys--Manny, Moe & Jack............................................            3         5,878,664         1.9
MedPartners, Inc...........................................................            1         5,672,698         1.9
The TJX Companies, Inc.....................................................            1         5,663,749         1.8
Riggs Bank N.A.............................................................            1         5,500,148         1.8
State of New Jersey........................................................            1         4,007,256         1.3
Tandy Corporation..........................................................            1         3,903,820         1.3
McDonald's Corporation.....................................................            3         3,471,961         1.1
Bridgestone/Firestone, Inc.................................................            2         2,239,552         0.7
The Chase Manhattan Bank...................................................            1         2,029,616         0.7
Hannaford Bros. Co.........................................................            1         1,765,392         0.6
Exxon Corporation..........................................................            1         1,488,922         0.5
Boston Gas Company.........................................................            1         1,462,838         0.5
Mobil Oil Corporation......................................................            1         1,372,034         0.4
Sears, Roebuck & Co........................................................            1         1,349,865         0.4
Amoco Oil Company..........................................................            1           952,086         0.3
United States Postal Service...............................................            1           928,662         0.3
                                                                                      --
                                                                                            --------------       -----
        Total..............................................................           84    $  306,356,559       100.0%
                                                                                      --
                                                                                      --
                                                                                            --------------       -----
                                                                                            --------------       -----

                                                                                                              CUMULATIVE
                                                                 # OF                              % OF          % OF
TENANT/GUARANTOR                                               MORTGAGE           AGGREGATE      AGGREGATE     AGGREGATE
  CREDIT RATING                                                  LOANS             BALANCE        BALANCE       BALANCE
-------------------------------------------------------  ---------------------  --------------  -----------  -------------
AAA....................................................                3        $    3,369,671         1.1%          1.1%
AA+....................................................                1             4,007,256         1.3           2.4
AA.....................................................                6            23,915,299         7.8          10.2
AA-....................................................                2            20,560,209         6.7          16.9
A+.....................................................                7            17,274,809         5.6          22.5
A......................................................                5            31,584,029        10.3          32.8
A-.....................................................               27            82,050,123        26.8          59.6
BBB+...................................................               22            44,918,721        14.7          74.3
BBB....................................................                1             5,672,698         1.9          76.2
BBB-...................................................                1             5,500,148         1.8          78.0
IC.....................................................                9            67,503,596        22.0         100.0
                                                                      --
                                                                                --------------       -----         -----
    Total..............................................               84        $  306,356,559       100.0%        100.0%
                                                                      --
                                                                      --
                                                                                --------------       -----         -----
                                                                                --------------       -----         -----

                                                                                 # OF                          % OF
                                                                               MORTGAGE       AGGREGATE      AGGREGATE
TENANT/GUARANTOR INDUSTRY                                                        LOANS         BALANCE        BALANCE
---------------------------------------------------------------------------  -------------  --------------  -----------
Retail Drug................................................................           48    $   99,280,656        32.4%
Healthcare Services........................................................            3        38,145,206        12.5
Grocery....................................................................            4        26,407,817         8.6
Retail Electronics.........................................................            4        24,707,084         8.1
Insurance..................................................................            1        20,994,802         6.9
Retail Building Materials..................................................            2        20,560,209         6.7
Retail Discount & General Merchandise......................................            2        19,071,305         6.2
Banking....................................................................            3        18,818,290         6.1
Printing...................................................................            1         9,555,601         3.1
Automotive.................................................................            5         8,118,216         2.7
Retail Apparel.............................................................            1         5,663,749         1.9
Energy.....................................................................            4         5,275,880         1.7
Government.................................................................            2         4,935,919         1.6
Food Service...............................................................            3         3,471,961         1.1
Department Stores..........................................................            1         1,349,865         0.4
                                                                                      --
                                                                                            --------------       -----
    Total..................................................................           84    $  306,356,559       100.0%
                                                                                      --
                                                                                      --
                                                                                            --------------       -----
                                                                                            --------------       -----

                                                                                 # OF                          % OF
                                                                               MORTGAGE       AGGREGATE      AGGREGATE
PROPERTY LOCATION                                                                LOANS         BALANCE        BALANCE
---------------------------------------------------------------------------  -------------  --------------  -----------
NY.........................................................................           21    $   58,518,372        19.1%
TX.........................................................................            5        46,255,187        15.1
MA.........................................................................            9        42,646,086        13.9
GA.........................................................................            2        22,759,231         7.4
PA.........................................................................            7        20,524,999         6.7
VA.........................................................................            9        17,895,721         5.8
FL.........................................................................            3        17,448,707         5.7
MI.........................................................................            8        15,980,932         5.2
MD.........................................................................            2        14,355,483         4.7
NJ.........................................................................            5        13,678,709         4.5
OH.........................................................................            1         5,938,994         1.9
CA.........................................................................            1         5,663,749         1.9
NE.........................................................................            1         5,587,111         1.8
AR.........................................................................            1         4,006,499         1.3
NV.........................................................................            1         2,935,749         1.0
TN.........................................................................            2         2,906,744         1.0
ME.........................................................................            1         2,536,044         0.8
SC.........................................................................            1         2,107,510         0.7
NC.........................................................................            1         1,366,541         0.5
IL.........................................................................            1         1,349,865         0.4
CT.........................................................................            1           965,663         0.3
WA.........................................................................            1           928,662         0.3
                                                                                      --
                                                                                            --------------       -----
                                                                                      84    $  306,356,559       100.0%
                                                                                      --
                                                                                      --
                                                                                            --------------       -----
                                                                                            --------------       -----

    Total Number of States Represented    22

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of the Company are as follows:

NAME                                                 AGE      POSITION
-----------------------------------------------      ---      -----------------------------------------------------------

William R. Pollert.............................          54   President, Chief Executive Officer, Director

Edwin J. Glickman..............................          66   Executive Vice President, Product Development

Steven L. Maloy................................          40   Sr. Vice President, Marketing and Sales

Paul H. McDowell, Esq..........................          38   Sr. Vice President, General Counsel, Secretary

Shawn P. Seale.................................          35   Sr. Vice President, Chief Financial Officer, Assistant
                                                               Secretary

Scott A. Shay..................................          40   Director

WILLIAM R. POLLERT

    Mr. Pollert is a founder of Capital Lease Funding, L.P. and a principal investor. Mr. Pollert has had extensive experience in managing a wide variety of companies. From 1993 until joining the Company in 1995, Mr. Pollert was the President and Chief Executive Officer of Equitable Bag Co., Inc., a leading manufacturer of custom bag products for non-food retailers and specialty packaging. From 1986 to 1993 Mr. Pollert held a variety of senior management positions in Triarc Companies, Inc. (Arby's, RC Cola, Graniteville, National Propane); Trian Group L.P.C.; Avery, Inc. (Uniroyal Chemical Co.); and Triangle Industries, Inc. (American National Can Co., Brandt, Inc., Triangle Wire & Cable, Inc., and Rowe International, Inc.). Triarc, Trian, Avery, Triangle and Equitable Bag Co., Inc. were at one time or are controlled by Nelson Peltz and Peter May.

    From 1973 to 1985, Mr. Pollert held a variety of senior management positions at International Paper Company, ending as Vice President of the Consumer Packaging business and a member of the Company's Executive Operating Committee. Mr. Pollert received a Ph.D. in Management & Organization Sciences from the University of Florida in 1971, an MBA in Finance from Columbia University in 1967, and a BA from Lehigh University in 1965.

EDWIN J. GLICKMAN

    Mr. Glickman is a founder and principal of the Company and has over forty years of experience in the field of real estate. From 1990 until joining the Company in 1995, Mr. Glickman acted as a real estate finance consultant concentrating largely on loan restructuring and tax planning for troubled real estate. From 1977 to 1990, Mr. Glickman was a principal at Sybedon Corporation, serving successively as Executive Vice President and President. Sybedon engaged in the arrangement of real estate debt and equity financing as well as syndication and development. Prior to 1977, Mr. Glickman acted as a principal in a variety of partnerships and companies engaged in the development and syndication of real estate transactions. Mr. Glickman was a development partner in the Galleria, a 57-story mixed-use building in midtown Manhattan.

    In addition to his business activities, Mr. Glickman has lectured widely on real estate finance and tax matters, and was a lecturer (1985) and Adjunct Assistant Professor (1986 and 1987) at the Real Estate Institute of New York University. Mr. Glickman is a Trustee of Atlantic Realty Trust, which is listed on the Nasdaq National Market. Mr. Glickman served as a First Lieutenant in the U.S. Army. Mr. Glickman received a BA from Dartmouth College in 1953.

STEVEN L. MALOY

    Mr. Maloy is a founder and principal of the Company. From 1990 until joining the Company in 1995, he was a principal at Liberty Equities, Inc./Richard Brock Real Estate Investments, a real estate investor, where he was responsible for the acquisition of apartment properties, office buildings, and retail and industrial properties. From 1988 to 1990 he was engaged in real estate finance with Mr. Glickman first at Sybedon Corporation and subsequently at Schoenfeld, Glickman, Maloy, Inc. From 1982 to 1988 he was a real estate broker at Coldwell Banker and Cushman & Wakefield, Inc., New York City. In 1981 he began his real estate career as an office leasing broker of Coldwell Banker. Mr. Maloy received a BS from the University of Hartford in 1979.

PAUL H. MCDOWELL

    Mr. McDowell is a founder and a principal of the Company. From 1991 until joining the Company in 1995, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world's largest integrated trading companies. As corporate counsel, Mr. McDowell advised on a wide range of domestic and international corporate legal matters including acquisitions, complex financing transactions, power plant development, shipping, litigation management and real estate. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish. Mr. McDowell received a JD with honors from Boston University School of Law in 1987 and received a BA from Tulane University in 1982.

SHAWN P. SEALE

    Mr. Seale is a founder and principal of the Company. From 1988 until joining the Company in 1995, Mr. Seale was a founder, Vice President and Treasurer of Taylor Consulting Group, Inc., a corporate consulting group in Atlanta. At the Taylor Consulting Group, Mr. Seale provided a wide range of financial valuation and financial analysis services to a diverse mix of public and private companies, including Coca-Cola. From 1985 to 1988, Mr. Seale was a member of the Management/Distribution and Management/ Finance consulting group in the Boston and Atlanta offices of Ernst & Whinney (a predecessor to Ernst & Young). Mr. Seale is a certified public accountant. Mr. Seale received a BS from the Massachusetts Institute of Technology in 1985.

SCOTT A. SHAY

    Mr. Shay has been a Managing Director of Ranieri & Co. since its formation in 1988. Mr. Shay is a founder of Hyperion Partners and Hyperion Partners II. Mr. Shay is currently a member of the board of directors of Bank United Corp., Bank United, Hyperion Capital Management, Inc., Transworld Healthcare, Inc. and Bank Hapoalim B.M., in Tel Aviv, Israel. He is a director of the general partner of Cardholder Management Services, L.P., an independent credit card servicer, as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II, L.P. Prior to joining Ranieri & Co., Mr. Shay was a director of Salomon Brothers Inc. where he was employed from 1980 to 1988. Mr. Shay received a B.A. from Northwestern University and a Master of Management degree from Northwestern's Kellogg Graduate School of Management.

    In addition to Messrs. Pollert and Shay, upon completion of the Offering, the Company expects to elect Richard V. Campo and Lawrence Chimerine and one additional director, which directors will be Unaffiliated Directors.

RICHARD J. CAMPO

    Richard J. Campo, age 43, is Chairman of the Board and Chief Executive Officer of Camden Property Trust (Traded CPT on the NYSE) since May 1993. Mr. Campo was a co-founder of Camden's predecessor companies in 1982. Camden Property Trust is a fully integrated real estate operating company organized as a real estate investment trust (REIT) engaged in the ownership, development, acquisition, marketing, management and disposition of multifamily apartment communities in the Sunbelt and Midwestern regions of the United States. Camden currently operates 100 properties containing 34,669 apartment houses. He has been involved in development, management, acquisition and disposition of real estate properties valued in excess of $5 billion. As an active participant in the real estate industry, Mr. Campo is a frequent speaker on real estate and development related topics. Mr. Campo is a member of the American

Institute of Certified Public Accountants. He is involved in numerous local charitable organizations and serves on the Boards of the National Multi Housing Council, the Oregon State University Foundation, First Sierra Financial (NASDAQ) and the Harris County-Houston Sports Authority. Mr. Campo began his real estate career after graduating from Oregon State University in 1976.

LAWRENCE CHIMERINE

    Dr. Lawrence Chimerine, age 57, has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

BOARD OF DIRECTORS

    Directors will be elected for a term of three years and will hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The Board of Directors has been divided into three classes of directors. The terms of the classes will expire in 1999, 2000 and 2001 respectively. Beginning in 1999, as the term of a class expires, directors in that class will be elected for a three-year term and the directors in the other two classes will continue in office. Initially, Mr. Pollert's term will expire in 2001 and Mr. Shay's term will expire in 2000. The remaining directors terms will expire on dates to be determined.

    The Bylaws of the Company provide that the Board of Directors shall have not less than 3 or more than 9 members, as determined from time to time by the existing Board of Directors. The Board of Directors will initially have 5 directors.

    The Charter of the Company provides for the indemnification of the directors and officers of the Company and its employees, officers, directors and controlling persons to the fullest extent permitted by Maryland law. Maryland law generally permits indemnification of directors and officers against certain costs, liabilities and expenses that any such person may incur by reason of serving in such positions unless it is proved that: (i) the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMMITTEES OF THE BOARD

    The Board of Directors expects to establish an Audit Committee consisting of two non-management directors. The Audit Committee will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls.

    In addition, the Board of Directors expects to establish a compensation committee consisting of Mr. Pollert and two non-management directors. The Compensation Committee will be responsible for recommending to the Board of Directors the Company's executive compensation policies and for administering its compensation plans.

COMPENSATION OF DIRECTORS

    The Company expects to compensate its Unaffiliated Directors at levels customary to public companies of its size and nature and to permit such directors to participate in the Company 1998 Stock Option Plan. Affiliated directors will not be separately compensated by the Company other than through the Company's 1998 Stock Option Plan.

EMPLOYMENT AGREEMENTS

    The Company anticipates entering into employment agreements with certain key employees upon terms and conditions to be negotiated, but which employment agreements are expected to provide that upon the termination of the employee's employment: by the Company other than for "cause" (as defined in the employment agreements); by the employee for certain actions of the Company, such as effecting a material adverse change in the employee's responsibilities; or upon a "change in control" of the Company (as defined in the employment agreements), the employee will be entitled to all compensation and benefits payable under the employment agreement for the remainder of its term. In addition, the Company expects these agreements to restrict the ability of such employees to compete with the Company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION            LONG-TERM
                                                                                                     COMPENSATION AWARDS
                                                                             ----------------        -------------------

                                                                                                         RESTRICTED
                                                                                                        SHARE AWARDS
NAME AND PRINCIPAL POSITION                                  YEAR         SALARY          BONUS              ($)
--------------------------------------------------------      ---         ------         ------      -------------------

William R. Pollert,                                                      $                                $
Chief Executive Officer and President

Edwin J. Glickman,
Executive Vice President, Product Development

Steven L. Maloy,
Senior Vice President, Marketing and Sales

Paul H. McDowell,
Senior Vice President, General Counsel and Secretary

Shawn P. Seale,
Senior Vice President, Chief Financial Officer and
Assistant Secretary

                                                                 SECURITIES
                                                                 UNDERLYING
NAME AND PRINCIPAL POSITION                                   OPTIONS/SARS (#)
--------------------------------------------------------  -------------------------
William R. Pollert,
Chief Executive Officer and President
Edwin J. Glickman,
Executive Vice President, Product Development
Steven L. Maloy,
Senior Vice President, Marketing and Sales
Paul H. McDowell,
Senior Vice President, General Counsel and Secretary
Shawn P. Seale,
Senior Vice President, Chief Financial Officer and
Assistant Secretary

STOCK OPTIONS

    The Company anticipates approving the 1998 Stock Option Plan prior to the closing of this Offering on terms and conditions to be determined. The Company expects that it will authorize that up to 12% of the Common Stock outstanding following the Offering will be reserved for issuance pursuant to such 1998 Stock Option Plan. The Company currently has no stock options outstanding, although at the closing of this Offering, the Company anticipates that it will have granted a substantial number of options to purchase shares of Common Stock pursuant to the 1998 Stock Option Plan.

MANAGEMENT STOCKHOLDERS' AGREEMENT

    The Company expects that it and certain management stockholders will enter into a stockholders' agreement which will provide, among other things, for certain restrictions on transfer and the grant of registration rights on terms to be determined.

EXPENSES

    The Company will be required to pay all offering expenses (including accounting, legal, printing, clerical, personnel, filing and other expenses) incurred by the Company or its Affiliates on behalf of the Company in connection with the Offering, estimated at approximately $1,112,500. This payment will not be subject to the limitation on expenses to be borne by the Company. The expenses that will be paid by the Company also will include (but not necessarily be limited to) issuance and transaction costs incident to the acquisition, disposition and financing of investments, legal and auditing fees and expenses, the costs of printing and mailing proxies and reports to stockholders, costs to obtain liability insurance to indemnify the Company's directors and officers and the Underwriters, and the compensation and expenses of the Company's custodian and transfer agent, if any.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provisions which eliminates such liability to the maximum extent permitted by Maryland law.

    The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company' Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or in any proceeding in which the director was adjudged to be liable on the bases that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, resolutions of stockholders or directors, contract or otherwise. However, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

    The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against lability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    From time to time, CLF has relied on advances from its partners to meet certain capital requirements with respect to loan financing, hedge margin, and other operating capital needs. In this regard, CLF has engaged in a number of transactions with Hyperion Partners II, L.P., a limited partner of CLF ("HPII, L.P."). Mr. Scott A. Shay, a director of the Company, is a principal of HPII, L.P. At December 31, 1996, the Company had issued $15,345,000 in the aggregate of preferred capital to HPII, L.P. Such preferred capital accrued at a rate of 30% per annum. In addition, the Company had issued notes to HPII, L.P. that were payable on demand and bore interest at rates ranging from 20% to 30%. Since January 1, 1997, CLF has issued unsecured notes payable and made repayments of notes payable to HPII, L.P., and retired certain preferred capital, in amounts and on dates as follows:

             DATE                                 DESCRIPTION                       AMOUNT
-------------------------------  ----------------------------------------------  -------------
7/10/97........................  Retire portion of preferred capital             $  (5,445,000)
7/10/97........................  Distribution on retired preferred capital          (1,241,341)
9/17/97........................  Issue notes payable                                 2,500,000
10/3/97........................  Issue notes payable                                 4,000,000
10/9/97........................  Retire notes payable                               (4,013,333)
11/3/97........................  Issue notes payable                                 1,000,000
11/18/97.......................  Issue notes payable                                 2,000,000
12/12/97.......................  Issue notes payable                                 2,500,000
12/15/97.......................  Issue notes payable                                 2,500,000
12/30/97.......................  Issue notes payable                                 1,500,000
1/6/98.........................  Issue notes payable                                 6,500,000
1/12/98........................  Issue notes payable                                 2,600,000
1/27/98........................  Retire notes payable                               (4,145,000)

    At December 31, 1996, the Company had issued $129,098 in aggregate principal amount of notes payable to William R. Pollert, the Company's Chairman of the Board and President, which loan bore interest at 10% per annum, was payable on demand and was repaid in February 1997.

    As of December 31, 1997, the common stock of CLF Branson Holdings, Inc. was distributed to certain of the limited partners of CLF. The principal asset of such company was a parcel of real property in Branson, Missouri with a carrying value of approximately $2 million.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 15, 1998, relating to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, and
(iii) all executive officers and directors of the Company as a group.

                                                               BENEFICIAL OWNERSHIP PRIOR
                                                                                               BENEFICIAL OWNERSHIP
                                                                     TO THE OFFERING            AFTER THE OFFERING
                                                               ---------------------------  ---------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)                        SHARES      PERCENTAGE       SHARES      PERCENTAGE
-------------------------------------------------------------  ------------  -------------  ------------  -------------
William R. Pollert (3) (4)...................................                           %                            %
Edwin J. Glickman (4)........................................                           %                            %
Paul H. McDowell (4).........................................                           %                            %
Steven L. Maloy (4)..........................................                           %                            %
Shawn P. Seale (4)...........................................                           %                            %

Scott A. Shay (5)............................................                           %                            %
  50 Charles Lindbergh Boulevard
  Uniondale, New York 11553

Hyperion Partners II L.P.....................................                           %                            %
  50 Charles Lindbergh Boulevard
  Uniondale, New York 11553

South Ferry #2, L.P. (6).....................................                           %                            %
  1 State Street Plaza
  New York, New York 10004

Alexander E. Fisher (4) (7)..................................                           %                            %
  A. Fisher Co. Inc.
  101 East 52nd Street
  New York, New York 10022

CLF Holdings, Inc. (8).......................................                           %                            %

CLF Investors, LLC (9).......................................                           %                            %

All executive officers and directors as a group (9 persons)                             %                            %
  (10).......................................................

------------------------
(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares of Common Stock owned by them. Unless otherwise indicated, the address of each beneficial owner set forth below is c/o the Company at 85 John Street, 12th Floor, New York, New York 10038.
(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of warrants or options. The Company has no outstanding options or warrants.
(3) Includes       shares owned by CLF Holdings, Inc. of which Mr. Pollert owns
    60% of the Common Stock.
(4) Includes       ,       ,       ,       ,       , and       , shares,
    respectively, held beneficially be Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Fisher as members of CLF Investors, Inc.
(5) Includes       shares of Common Stock owned by Hyperion Partners II L.P. and shares of Common Stock owned by CLFC HP II, Inc. Mr. Shay disclaims beneficial ownership of these shares.
(6) Does not include the number of shares of Common Stock which may be beneficially owned by South Ferry #2, L.P., as a limited partner in Hyperion Partners II L.P.
(7) Includes       shares owned by CLF Holdings, Inc. of which Mr. Fisher owns
    40% of the Common Stock.
(8) Includes certain shares held by Messrs. Pollert and Fisher. See notes (3) and (7).
(9) Includes certain shares held by Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Fisher. See note (4).
(10) Includes all shares held by Messrs. Pollert, Glickman, McDowell, Maloy, Seale and Shay.

                 DIVIDEND REINVESTMENT AND DIRECT PURCHASE PLAN

    The Company has adopted a Dividend Reinvestment and Direct Purchase Plan (the "DRP") to provide stockholders of the Company and interested investors who are not stockholders with a convenient and economical method to automatically reinvest all or a portion of their cash distributions in, and, subject to the Board of Directors' determination, make periodic cash subscriptions for, shares of the Common Stock.

    The Plan will be administered by           (the "Plan Administrator"). The
Plan Administrator will keep records, send statements of account to each person who participates in the DRP and provide safekeeping for the shares and perform other duties relating to the DRP. The Plan Administrator also will act as the distribution disbursing agent, transfer agent and registrar for the Common Stock.

    All stockholders or interested investors making a minimum optional subscription of $250 are eligible to participate in the DRP. A stockholder who owns shares of the Common Stock in his or its own name (a "Stockholder of Record") may participate directly in the DRP by delivering a completed authorization form (the "Authorization Form") to the Plan Administrator. A stockholder who beneficially owns shares of the Company's Common Stock that are registered in a name other than such stockholder's name (a "Beneficial Owner") may participate in the plan by instructing its broker, bank or other nominee to complete and sign the Authorization Form and forward it to its securities depository, which will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the DRP. In addition to the reinvestment of dividends, the DRP provides current stockholders and non-stockholders with the opportunity to make monthly investments in the Common Stock through optional cash purchases ("Cash Purchases"), subject to a minimum of $250 and a maximum of $5,000 per month (or such larger amount as to which the Company may consent), after receipt of a prospectus forming part of a Registration Statement on Form S-11 which has been filed with the Commission prior to the date of this Prospectus and relates solely to the shares to be sold pursuant to the DRP.

    Shares purchased directly from the Company through distribution reinvestment under the DRP will be issued without a sales commission and may be issued at a discount, ranging from 0% to 5%. If the Company should elect that the shares of the Company's Common Stock to be purchased under the DRP are to be purchased in the open market instead of directly from the Company, the Company will pay any brokerage fees or commissions on such purchases. No discount will apply to open market purchases or to privately negotiated purchases of the Common Stock. A DRP participant will be subject to a minimal fee in the event the DRP participant asks the Plan Administrator to sell all or a portion of such DRP participant's shares.

    The Authorization Form provides for the purchase of shares of the Common Stock through the following participation options: (i) Full Distribution Reinvestment--the Plan Administrator will apply all cash distributions on all shares of the Common Stock then or subsequently registered in the DRP participant's name, including all whole and fractional shares of the Common Stock, together with any voluntary cash contributions for Cash Purchases towards the purchase of additional shares of the Common Stock; (ii) Partial Distribution Reinvestment--the Plan Administrator will apply all cash distributions on the number of shares of the Common Stock then registered in the DRP participant's name and designated in the appropriate space on the Authorization Form and all cash dividends on shares of the Common Stock purchased by the DRP participant pursuant to the DRP, together with any voluntary cash contributions towards the purchase of additional shares of the Common Stock; or (iii) Cash Purchases Only--the Plan Administrator will only apply the voluntary cash contributions received from the DRP participant towards the purchase of shares of the Common Stock.

    Distributions shall be reinvested (the date of such reinvestment, the "Distribution Reinvestment Date") as soon as practicable after the date on which the Company makes a distribution (the "Distribution Record Date"), except where reinvestment of such funds at a later date is necessary under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the

Distribution Record Date. The "Average Market Price for Distribution Reinvestments" per share of the Common Stock acquired directly from the Company under the DRP shall be the average of the daily high and low sales prices, computed to seven decimal places, of the shares of the Common Stock as reported on the NYSE on the Distribution Reinvestment Date, or if no trading occurs in the Common Stock on the Distribution Reinvestment Date, the average of the high and low sales prices for the first trading day immediately preceding the Distribution Reinvestment Date for which trades are reported. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of the Common Stock acquired through such open market or privately negotiated transactions will be the weighted average purchase price for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of a discount.

    The "Average Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to seven decimal places, of the shares of the Common Stock as reported on the NYSE during the twelve trading days prior to the date scheduled for investment of Cash Purchases for that month. No commission shall be paid with respect to purchases of authorized but unissued shares of the Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of the Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to seven decimal places, for all the Common Stock purchased by the Plan Administrator in connection with such open market purchases, without application of a discount. Cash Purchases in excess of $5,000 may be made only upon acceptance in writing by the Company of a completed written request for waiver form from the Plan participant. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 will be granted.

    As soon as practical after the purchase of the shares has been completed, the Plan Administrator will send each DRP participant a statement of account confirming the transaction and itemizing the previous reinvestment activity for the calendar year. DRP participants will receive tax information annually for their personal records and to assist in the preparation of their federal income tax returns. DRP participants generally will be treated as having received a distribution equal to the fair market value of the shares of the Common Stock that are purchased with the DRP participant's reinvested distributions generally on the date that the Company credits such shares to the DRP participant's account, plus the brokerage commissions, if any, allocable to the purchase of such shares, and DRP Participants will have a tax basis in the shares equal to such value. See "Federal Income Tax Considerations."

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. Cadwalader, Wickersham & Taft ("Counsel") has acted as counsel to the Company and has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to the Company and a holder of the Common Stock. The discussion contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    The statements in this discussion and the opinion of Cadwalader, Wickersham & Taft are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

    PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    The Company plans to make an election to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending on December 31, 1998.

    The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

    Cadwalader, Wickersham & Taft has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Counsel, provided that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by the Company in a timely fashion, commencing the Company's taxable year ending December 31, 1998, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Counsel at the closing of the Offering. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, through actual annual operating results, asset ownership, distribution levels, and stock ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Requirements for Qualification."

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT Taxable Income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (as reduced by any net ordinary loss for such year), and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), the Company will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition. Finally, the Company will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion derived by the Company from REMIC Residual Interests (and, to the extent provided in applicable Treasury Regulations, certain Non-REMIC Residual Interests) equal to the percentage of the stock of the Company held by any Disqualified Organization. Any such tax on the portion of any Excess Inclusion income allocable to stock of the Company held by a Disqualified Organization will reduce the cash available for distribution from the Company to all stockholders.

REQUIREMENTS FOR QUALIFICATION

    The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly,

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by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and, in order to avoid certain monetary penalties, complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. Conditions (i) to (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by the Company to be taxed as a REIT. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

    Prior to the consummation of the Offering, the Company did not satisfy conditions (v) and (vi) in the preceding paragraph. The Company anticipates issuing sufficient Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy requirements (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer of the Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. See "Description of Common Stock."

    Code section 856(i) provides that a corporation that is a Qualified REIT Subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a Qualified REIT Subsidiary shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any "Qualified REIT Subsidiaries" of the Company will be ignored as separate entities, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities, and items of income, deduction, and credit of the Company.

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below.

    INCOME TEST. In order for the Company to qualify and to maintain its qualification as a REIT, two requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property, mortgages on real property, or temporary investments, and from dividends, other types of interest, payments under a Qualified Hedge (as defined below) and gain from the sale or disposition of stock or securities or a Qualified Hedge, or from any combination of the foregoing.

    The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on net income or profits of any person. However, an amount received or

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accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT.

    Interest on obligations secured by mortgages on real property or on interests in real property is qualifying income for purposes of the 75% gross income test. Any amount includible in gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if the Company held such assets), the Company will be treated as receiving directly its proportionate share of the income of the REMIC. In addition, if the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date the Company purchased the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test.

    Counsel is of the opinion that the interest, original issue discount, and market discount income that the Company derives from its investments in MBS Interests, IOs and Inverse IOs generally will be qualifying interest income for purposes of both the 75% and the 95% gross income tests, except to the extent that less than 95% of the assets of a REMIC in which the Company holds an interest consists of real estate assets (determined as if the Company held such assets), and the Company's proportionate share of the income of the REMIC includes income that is not qualifying income for purposes of the 75% and 95% gross income tests. Most of the income that the Company recognizes with respect to its investments in Mortgage Loans will be qualifying income for purposes of both the 75% and 95% gross income tests. In some cases, however, the loan amount of a Mortgage Loan may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

    The Company may acquire Construction Loans or Mezzanine Loans that have shared appreciation provisions. To the extent interest from a loan that is based on the cash proceeds from the sale of property constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

    The Company may acquire and originate Mortgage Loans and securitize such loans through the issuance of Non-REMIC CMOs. As a result of such transactions, the Company will retain an ownership interest in the Mortgage Loans that has economic characteristics similar to those of an MBS interest. In addition, the Company may resecuritize MBS (or Non-REMIC CMOs) through the issuance of Non-REMIC CMOs, retaining an interest in the MBS used as collateral in the resecuritization transaction. Such transactions will not cause the Company to fail to satisfy the gross income tests or the asset tests described below.

    The Company may receive income not described above that is not qualifying income for purposes of the 75% and 95% gross income tests. The Company will monitor the amount of nonqualifying income produced by its assets and has represented that it will manage its portfolio in order to comply at all times with the gross income tests.

    The rent received by the Company from the tenants of its real property ("Rent") will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or

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profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that the Rent received from a Related Party Tenant will not qualify as "rents from real property" in satisfying the gross income tests. Third, if Rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total Rent received under the lease, then the portion of Rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," the Company generally must not operate or manage the real property or furnish or render services to the tenants of such real property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental or space for occupancy only and are not otherwise considered
"rendered to the occupant." In addition, the Company may render a "de minimis" amount of impermissible services without violating the independent contractor requirement.

    The Company has represented that it will not charge Rent for any portion of any real property that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above) to the extent that the receipt of such Rent would jeopardize the Company's status as a REIT. In addition, the Company has represented that, to the extent that it receives Rent from a Related Party Tenant, such Rent will not cause the Company to fail to satisfy either the 75% or 95% gross income test. The Company also has represented that it will not allow the Rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total Rent received under the lease, if the receipt of such Rent would cause the Company to fail to satisfy either the 75% or 95% gross income test. Furthermore, as a result of restrictions on the ownership of stock in the Company, no person may own, directly or indirectly, more than 9.8% of the Company so that the Related Party Tenant limitation will be avoided. Finally, the Company has represented that it will not operate or manage its real property or furnish or render non-customary services to the tenants of its real property other than through an "independent contractor," to the extent that such operation or the provision of such services would jeopardize the Company's status as a REIT.

    REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purpose of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Company does receive any such income, the Company will make an election to treat the related property as foreclosure property. If property is not eligible for the election to be treated as foreclosure property because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of the 75% or 95% gross income test.

    The Company will generally be subject to a 100% tax on net income derived from a prohibited transaction. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company does not intend to hold any assets for sale to customers and will monitor its activities to comply with the requirement that no sale of such assets will be in the ordinary course of the

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Company's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property, such as whether the Company is performing a "market-making" function by modifying the property to facilitate its sale or quoting sale prices for such property. Prior to selling Credit Tenant Loans or other mortgage loans or MBS as whole loans or in a REMIC or FASIT transaction, the Company will develop guidelines to assist in determining whether or when such property will be considered held primarily for sale to customers in the ordinary course of a trade or business. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or such guidelines prescribing when asset sales will not be characterized as prohibited transactions or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

    It is possible that, from time to time, the Company will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or similar financial instrument (collectively, a "Qualified Hedge"). To the extent that the Company enters into a Qualified Hedge to hedge any interest rate risk on indebtedness incurred to acquire or carry Real Estate Assets, any periodic income or gain from the disposition of such Qualified Hedge should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

    If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and the Company anticipates that any incorrect information on the schedule will not be due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of such relief provisions.

    As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if such relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

    ASSET TESTS. The Company, at the close of each quarter of each taxable year, also must satisfy, either directly or through partnerships in which it has an interest, two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "Real Estate Assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "Real Estate Assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest in real property" also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the

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Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in any partnership and any Qualified REIT Subsidiary).

    The Company expects that any MBS interests, Real Estate Assets and temporary investments that it acquires generally will be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which the Company owns an interest consists of "Real Estate Assets" and the Company's proportionate share of those assets includes assets that are nonqualifying assets for purposes of the 75% asset test. Mortgage Loans (including Construction Loans and Mezzanine Loans) also will be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property. The Company will monitor the status of the assets that it acquires for purposes of the various asset tests and has represented that it will manage its portfolio in order to comply at all times with such tests.

    The Company anticipates that it may securitize all or a portion of the Mortgage Loans which it acquires, in which event the Company will likely retain certain of the subordinated and IO classes of MBS Interests which may be created as a result of such securitization. The securitization of the Mortgage Loans may be accomplished through one or more REMICs established by the Company or, to the extent necessary to avoid prohibited transactions, through one or more taxable subsidiaries, or, if a non-REMIC securitization is desired, through one or more Qualified REIT Subsidiaries established by the Company. The securitization of the Mortgage Loans through either one or more REMICs or one or more Qualified REIT Subsidiaries will be structured so as not to affect the qualification of the Company as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules.

    If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

    DISTRIBUTION REQUIREMENTS. The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its stockholders in an aggregate amount ("Adjusted Taxable Income") at least equal to (i) the sum of (A) 95% of its REIT Taxable Income (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT Taxable Income, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (as reduced by any net ordinary loss for such year) and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts (i) actually distributed and (ii) on which tax is imposed under Section 857(b)(1) or (b)(3)(A) of the Code. However, the Company may elect to retain, rather than distribute all or a portion of its net long-term capital gains and pay the tax on such undistributed gains, in which case the Company's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by the Company. The Company would avoid the above 4% excise tax to the extent such an election is made.

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The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements.

    It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT Taxable Income. For example, the Company will recognize REIT Taxable Income in excess of its cash receipts when, as frequently happens, OID accrues with respect to certain of its subordinated MBS Interests, including POs and certain IOs. OID generally will be accrued using a methodology that does not allow credit losses to be reflected until they are actually incurred. In addition, the Company may recognize taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, MBS that are Market Discount Bonds, but not have any cash because such proceeds may be used to make non-deductible principal payments on related borrowings. Market discount income is treated as ordinary income and not as capital gain and, thus, is subject to the 95% distribution requirement. The Company also may recognize Excess Inclusion or other REIT Taxable Income in excess of cash flow from REMIC Residual Interests or its retained interests from non-REMIC securitization transactions. It is also possible that, from time to time, the Company may recognize net capital gain attributable to the sale of depreciated property that exceeds its cash receipts from the sale. In addition, pursuant to certain Treasury Regulations, the Company may be required to recognize the amount of any payment to be made pursuant to a shared appreciation provision over the term of the related loan using the constant yield method. Finally, the Company may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Treasury Regulations section 1.1001-3(e)) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds the Company's basis in the original loan. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of preferred stock or additional Common Stock, or through the sale of assets.

    As a result of securitization or resecuritization of Mortgage Loans or other debt instruments, and the subsequent sale of the senior (or most secure) securities created in the securitization, the Company may retain subordinated securities or a residual interest in the assets being securitized on which interest or discount income will be accrued without the current payment of cash. This situation could arise because cash payments received on the assets are required to be paid to the holders of senior securitized interests. In addition, the Company would have phantom income to the extent of the market discount attributable to debt securities held by a REMIC in which the Company holds a REMIC Residual Interest. In such situations, the income related to such subordinate debt instruments will be subject to the 95% distribution requirement. In order to satisfy the REIT distribution requirements, the Company may need to distribute funds obtained through borrowing, the issuance of additional capital stock or the sale of assets. As a result, the maintenance of REIT status could affect the manner in which the Company conducts its business operations.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to it stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

    RECORDKEEPING REQUIREMENTS. Pursuant to the Taxpayer Relief Act of 1997, failure to comply with provisions of applicable Treasury Regulations pursuant to which the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding stock is no longer grounds for REIT disqualification, but may result in the imposition of monetary penalties. The Company intends to comply with such requirements in order to avoid the imposition of such monetary penalties or of curative actions required by the Service.

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PROPOSED LEGISLATION

    In February 1998, the Clinton Administration announced certain legislative proposals (the "Administration Proposals"). Included in the Administration Proposals are several changes to the REIT qualification and taxation rules that could be relevant to the Company if ultimately enacted into law. First, the Administration Proposals would prohibit a REIT from owning more than 10 percent, by value, of all classes of stock of any issuer (other than an interest in a partnership or a Qualified REIT Subsidiary). Second, the Administration Proposals would add a new REIT qualification test providing that no person may own (directly, or indirectly after attribution of stock from related persons) more than 50 percent of the total vote or value of a REIT's stock. Third, the Administration Proposals would eliminate the ability of a REIT to elect under IRS Notice 88-19 to have "built-in-gains" inherited from certain C corporations (i.e., those whose stock is valued at over five million dollars) in a carryover basis transaction, taxed at the maximum corporate tax rate to the REIT only as and if the associated assets are disposed of by the REIT within the 10-year period beginning on the date of their acquisition. No prediction can be made as to when or if the Administration Proposals will be considered by Congress, whether Congress will ultimately include some or all of the Administration Proposals in legislation, or whether such legislation will be enacted into law.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the U.S., (ii) a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) any trust with respect to which (a) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more persons described in (i) or (ii) have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income

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
as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

    Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. Taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

    The Company may elect to retain and pay income tax on its net long-term capital gains. If the Company makes this election, the Company's stockholders would include in their income as long-term capital gain their proportionate share of the long-term capital gain as designated by the Company. Each stockholder will be deemed to have paid the stockholder's share of the tax, which could be credited or refunded to the stockholder. The basis of the stockholder's shares is increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid).

    The Company's investment in certain types of MBS, including REMIC Residual Interests and Non-REMIC Residual Interests, may cause it under certain circumstances to recognize phantom income and to experience an offsetting excess of economic income over its REIT Taxable Income in later years. As a result, stockholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if the Company receives phantom income, its stockholders may be required to pay federal income tax with respect to such income on an accelerated basis, i.e., before such income is realized by the stockholders in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause stockholders to receive an after-tax rate of return on an investment in the Company that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, his before-tax return on his investment would be 10%, and his after-tax return would be 7%. However, if the same investor purchased stock of the Company at a time when the before-tax rate of return was 10% his after-tax rate of return on his stock might be somewhat less than 7% as a result of the Company's phantom income. In general, as the ratio of the Company's phantom income to its total income increases, the after-tax rate of return received by a taxable stockholder of the Company will decrease. The Company will consider the potential effects of phantom income on its taxable stockholders in managing its investments.

    If the Company owns REMIC Residual Interests, it is possible that stockholders would not be permitted to offset certain portions of the dividend income they derive from the Company with their current deductions or net operating loss carryovers or carrybacks. The portion of a stockholder's dividends that would be subject to this limitation would equal his allocable share of any Excess Inclusion income derived by the Company with respect to the REMIC Residual Interests. The Company's Excess Inclusion

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
income for any calendar quarter will equal the excess of its income from REMIC Residual Interests over its "daily accruals" with respect to such REMIC Residual Interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which a REMIC Residual Interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC Residual Interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC Residual Interest. The adjusted issue price of a REMIC Residual Interest at the beginning of a calendar quarter equals the original issue price of the REMIC Residual Interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to the Company with respect to the REMIC Residual Interest. To the extent provided in future Treasury Regulations, the Excess Inclusion income with respect to any REMIC Residual Interests owned by the Company that do not have significant value will equal the entire amount of the income derived from such REMIC Residual Interests. Furthermore, to the extent that the Company (or a Qualified REIT Subsidiary) acquires or originates Mortgage Loans and uses those loans to collateralize one or more multiple-class offerings of MBS for which no REMIC election is made, it is possible that, to the extent provided in future Treasury Regulations, the Company will be required to compute net income in a manner similar to Excess Inclusion income with respect to its residual interest in such multiple-class non-REMIC transactions ("Non-REMIC Residual Interests"), and that stockholders will not be permitted to offset certain portions of the dividend income that they derive from the Company that are attributable to Non-REMIC Residual Interests with current deductions or net operating loss carryovers or carrybacks. Although no applicable Treasury Regulations have yet been issued, no assurance can be provided that such regulations will not be issued in the future or that, if issued, such regulations will not have retroactive effect or prospective effect which prevents the Company's stockholders from offsetting some portion of their dividend income with deductions or losses from other sources.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

    In general, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

    The highest marginal individual income tax rate (which applies to ordinary income and gain from the sale or exchange of capital assets held for one year or less) is 39.6%. The maximum regular income tax rate on capital gains derived by non-corporate taxpayers is 28% for sales and exchanges of capital assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of capital assets held for more than eighteen months. However, any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture") if treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate. For taxable years beginning after December 31, 2000, the maximum regular capital gains rate for assets which are held more than 5 years is 18%. This rate will generally only apply to assets for which the holding period begins after December 31, 2000. Thus, the tax rate differential between capital gains and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at

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ordinary corporate income tax rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    The Company will report to its U.S. stockholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distribution to any stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Tax-Exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17) and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT be reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interest in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively owns more than 50% of the value of the Company's stock. The Company's ownership limitations should prevent an Exempt Organization from owning more than 10% of the value of the Company's stock.

    Any dividends received by an Exempt Organization that are allocable to Excess Inclusion will be treated as UBTI. In addition, the Company will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by the Company from REMIC Residual Interests that is allocable to stock of the Company held by Disqualified Organizations. Any such tax would be deductible by the Company against its income that is not Excess Inclusion income.

    If the Company derives Excess Inclusion income from REMIC Residual Interests, a tax similar to the tax on the Company described in the preceding paragraph may be imposed on stockholders who are

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(i) pass-through entities (i.e., partnerships, estates, trusts, regulated investment companies, REITs, common trust funds, and certain types of cooperatives (including farmers, cooperatives described in section 521 of the Code)) in which a Disqualified Organization is a record holder of shares or interests and (ii) nominees who hold Common Stock on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds shares of Common Stock in a "street name" account for a Disqualified Organization may be subject to federal income tax on the Excess Inclusion income derived from those shares.

    The Treasury Department has been authorized to issue regulations regarding issuances by a REIT of multiple-class Mortgage-Backed Securities in non-REMIC transactions. If such Treasury Regulations are issued in the future allocating the Company's Excess Inclusion income from non-REMIC transactions pro rata among its stockholders, some percentage of the dividends paid by the Company would be treated as UBTI in the hands of stockholders that are Exempt Organizations. See "Taxation of Taxable U.S. Stockholders."

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. federal income taxation of Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

    Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income.

    Any portion of the dividends paid to Non-U.S. Stockholders that is treated as Excess Inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued in the future allocating the Company's Excess Inclusion income from non-REMIC transactions among its stockholders, some percentage of the Company's dividends would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of Non-U.S. Stockholders. See "Taxation of Taxable U.S. Stockholders."

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend.

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
However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. However, the Small Business Job Protection Act of 1996 requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of a U.S. real property interest (which includes certain interests in Real Property but does not include Mortgage Loans or MBS) will be taxed to a Non-U.S. Stockholder under the provisions of FIRPTA. Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. corporate stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a U.S. real property capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of his Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Because the Common Stock will be publicly traded, no assurance can be given that the Company will be or remain a "domestically controlled REIT." In addition, a Non-U.S. Stockholder that owns, actually or constructively, 5% or less of the Company's stock throughout a specified "look-back" period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

STATE AND LOCAL TAXES

    The Company or the Company's stockholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state and local tax treatment of the Company and its stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Stock.

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                              ERISA CONSIDERATIONS

    In considering an investment in the Common Stock, a fiduciary of a governmental plan, a profit-sharing, pension, or stock bonus plan, a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code, the fiduciary responsibility provisions of ERISA, or materially similar applicable laws or regulations, including for this purpose individual retirement accounts (collectively, "Plans"), should consider (a) whether the ownership of the Common Stock is in accordance with the documents and instruments governing such Plan,
(b) whether the ownership of the Common Stock is consistent with the fiduciary's responsibilities and (where applicable) satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA, (c) ERISA or other prohibitions regarding improper delegation of control over, or responsibility for, "plan assets" and the possible imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary and (d) the need to value the assets of an ERISA Plan annually.

    In regard to the "plan assets" issue noted in clause (c) above, the Company believes that, effective as of the date of the closing of the Offering and the listing of the shares of the Common Stock on the NYSE, the Common Stock should qualify as a "publicly offered security," and, therefore, the acquisition of such Common Stock by ERISA Plans should not cause the Company's assets to be treated as assets of such investing ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code. Fiduciaries of Plans should consult with and rely upon their own advisors in evaluating in light of their own circumstances the consequences of an investment in the Common Stock under the fiduciary responsibility provisions of ERISA, under the Code, and under any materially similar applicable laws or regulations.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value, issuable in one or more series. Each share of Common Stock is entitled to participate equally in dividends when and as declared by the Board of Directors and in the distribution of assets of the Company upon liquidation. Each share of Common Stock is entitled to one vote and will be fully paid and nonassessable by the Company upon issuance. Shares of the Common Stock of the Company have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized capital stock of the Company may be increased and altered from time to time as permitted by Maryland law.

    Preferred stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Company's Board of Directors. Preferred stock would be available for possible future financings of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that stockholder authorization for issuance be obtained. The issuance of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. The preferred stock, if issued, would have a preference on dividend payments that could affect the ability of the Company to make dividend distributions to the common stockholders.

    Meetings of the stockholders of the Company are to be held annually and special meetings may be called by the Chief Executive Officer, President, or Board of Directors. The Articles of Incorporation reserve to the Company the right to amend any provision thereof in the manner prescribed by law.

    Presently, there is no established trading market for the Common Stock. Application has been made to list the Common Stock on the NYSE under the symbol
"      ."

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REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Prior to consummation of the Offering, the Company expects to enter into registration rights agreements with each of its existing investors (holding an aggregate of 3,333,333 shares of Common Stock upon consummation of the Offering) upon terms to be negotiated.

               REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

    Two of the requirements of qualification as a REIT are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals (the "5/50 Rule") and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

    In order that the Company may meet these requirements at all times, the Articles of Incorporation prohibit any person from acquiring or holding, directly or indirectly, shares of Common Stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company. For this purpose, the term "ownership" is defined in accordance with the REIT Provisions of the Code and the constructive ownership provisions of section 544 of the Code, as modified by section 856(h)(1)(B) of the Code. Subject to certain limitations, the Board of Directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

    For purposes of the 5/50 Rule stockholder test, the constructive ownership provisions applicable under section 544 of the Code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members and partners to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth application of such attribution provisions (i.e., "reattribution"). Thus, for purposes of determining whether a person holds shares of Common Stock in violation of the ownership limitations set forth in the Articles of Incorporation, many types of entities may own directly more than the 9.8% limit because such entities' shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of Common Stock actually or beneficially owned, but also any shares of Common Stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of Common Stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in the Articles of Incorporation. Ownership of shares of Common Stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership. The Company will have greater than 100 stockholders of record.

    The Articles of Incorporation further provide that if any Transfer of shares of Common Stock which, if effective, would result in any person beneficially or constructively owning shares of Common Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Common Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole shares) shall be automatically transferred to a Trustee of a Trust for the exclusive benefit of one or more charitable beneficiaries, and the Intended Transferee shall not acquire any rights in such shares. Shares of Common Stock held by the Trustee shall be issued and outstanding shares of Common Stock. The Intended Transferee shall not benefit economically from ownership of any shares held in the Trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to the Intended Transferee prior to the discovery by the Company that shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares to the Trustee by the

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Intended Transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. The Board of Directors of the Company may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

    Within 20 days of receiving notice from the Company that shares of Common Stock have been transferred to the Trust, the Trustee shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Articles of Incorporation. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Intended Transferee and to the Charitable Beneficiary as follows. The Intended Transferee shall receive the lesser of (1) the price paid by the Intended Transferee for the shares or, if the Intended Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Intended Transferee shall be immediately paid to the Charitable Beneficiary. In addition, shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold shares held in the Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Intended Transferee.

    Every owner of more than 5% (or such lower percentage as required by the Code or the Regulations promulgated thereunder) of the outstanding shares of any class or series of the Company's stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the ownership limitations.

                 CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
                          COMPANY'S CHARTER AND BYLAWS

    THE FOLLOWING SUMMARY OF CERTAIN PROVISIONS OF MARYLAND LAW AND THE COMPANY'S CHARTER AND BYLAWS DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MARYLAND LAW AND TO THE COMPANY'S CHARTER AND BYLAWS, COPIES OF WHICH ARE EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    The Charter and the Bylaws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such takeover proposals because, among other things, negotiation of such takeover proposals might result in an improvement of their terms.

NUMBER OF DIRECTORS; CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Charter and Bylaws provide that the number of directors will consist of not less than three nor more than nine persons, as determined by the affirmative vote of a majority of the members of the entire

Board of Directors. The Charter requires that at all times at least a majority of the directors shall be Unaffiliated Directors, except that upon the death, removal, incapacity or resignation of an Unaffiliated Director, such requirement shall not be applicable for 60 days. Following the Offering, there will be five directors, three of whom will be Unaffiliated Directors. The holders of shares of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

    Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in the years 1999, 2000, and 2001, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duty elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of shares of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

    The staggered board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer or prevent an attempt by a third party to obtain control of the Company or the implementation of another transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the staggered board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL; FILLING VACANCIES

    The Bylaws provide that any vacancies on the Board of Directors for any cause will be filled by the affirmative vote of a majority of the remaining directors, even if such majority is insufficient to constitute a quorum. Any director so elected shall hold office until the term of his office expires and until his successor is elected and qualifies. The Charter provides that directors may be removed, with cause, only by the affirmative vote of the holders of shares of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision of the Bylaws authorizing the remaining members of the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such Business Combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of such corporation and (b) two-thirds of the votes entitled to be cast by holders of shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the Business Combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to Business Combinations that are approved or exempted by the board of directors of the corporation prior to the time that the

Interested Stockholder became an Interested Stockholder. The Board of Directors has resolved to opt out of the Business Combination provisions of the MGCL. See "--Control Share Acquisition Statute" below. There can be no assurance that the Board of Directors will not opt into such provisions at any time in the future.

CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation.

    A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition.

    The Control Share Acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

    The Bylaws of the Company contain a provision exempting from the Control Share Acquisition statute any and all acquisitions by any person of the Company's shares of Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. Such provision can be amended or eliminated by the Board of Directors without consent of the stockholders of the Company.

AMENDMENT TO THE CHARTER

    The Company reserves the right from time to time to make any amendment to its Articles of Incorporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Articles of Incorporation, of any shares of outstanding stock. The Charter of the Company may be amended only by the Board of Directors in accordance with
Section 2-604 of the MGCL and the Charter and thereafter approved by the stockholders. In addition to any other vote of the stockholders that is required by applicable law, the affirmative vote of two-thirds of the outstanding shares of the capital stock of the Company entitled to vote on such amendment, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend any provision of the Charter (except to amend any provision of the Charter relating to the authority of the Company to issue shares of its capital stock, only a majority rather than two-thirds is required).

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of shares entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to the Company's notice of the meeting; (ii) by or at the direction of the Board of Directors; or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting;
(ii) by or at the direction of the Board of Directors; or (iii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May of each year (commencing in May 1999). Special meetings of the stockholders may be called by (i) the Chief Executive Officer of the Company, (ii) the President, (iii) the Board of Directors or (iv) a majority of the Unaffiliated Directors. As permitted by the MGCL, the Bylaws provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

OPERATIONS

    The Company is generally prohibited by the Charter from holding any assets or engaging in any activity that would cause the Company to fail to qualify as a REIT.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER
  AND BYLAWS

    The Business Combination provisions, if the Board of Directors determines to opt in to such provisions, and, if the applicable provision in the Bylaws is rescinded, the Control Share Acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of shares of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR

    The Company intends to appoint             as its transfer agent and
registrar for the Common Stock.

REPORTS TO STOCKHOLDERS

    The Company will furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

AMENDMENT TO THE ARTICLES OF INCORPORATION

    The Articles of Incorporation may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all of the votes entitled to be cast in the election of directors.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 10,083,333 shares of Common Stock outstanding. Of these shares, the 6,750,000 shares offered hereby (7,762,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 described below. The remaining 3,333,333 shares of Common Stock outstanding upon closing of the Offering are "restricted securities" as that term is defined in Rule 144. All of the remaining shares are subject to lock-up agreements.

    Upon expiration of the lock-up agreements, an aggregate of 3,333,333 shares will become immediately eligible for sale subject to the timing, volume, and manner of sale restrictions of Rule 144.

    In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 100,833 shares immediately after the completion of the Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Pursuant to the lock-up agreements, all investors holding equity interests in the Company on the date hereof (including Hyperion Partners II, L.P., South Ferry II, L.P., all of the Company's officers and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of one year after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters. After such one-year period, this restriction will expire and will be shares would be eligible for sale under Rule 144, provided that the Company shall have been subject to the reporting requirements of the Exchange Act for at least 90 days and the relevant holding period under Rule 144 shall have expired (which period will expire on the first anniversary of the closing of the Offering). Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such lock-up agreements.

    Pursuant to registration rights agreements to be negotiated it is expected that the holders of an aggregate of 3,333,333 shares of Common Stock or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock-- Registration Rights of Certain Holders."

    The Company currently intends to file one or more registration statements on Form S-8 with the Commission in order to register the 1,210,000 shares of Common Stock subject to the 1998 Stock Option Plan.

    Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters") for whom Prudential Securities Incorporated is acting as representative (the "Representative"), and each of the Underwriters has severally agreed to purchase from CLF, Inc., the number of shares of Common Stock set forth opposite its name below.

UNDERWRITER                                                                                      NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Prudential Securities Incorporated.............................................................
                                                                                                 -----------------
Total:.........................................................................................       6,750,000
                                                                                                 -----------------
                                                                                                 -----------------

    CLF, Inc. is obligated to sell and the Underwriters are obligated to purchase all of the shares of Common Stock being offered hereby.

    The Underwriters, through the Representative, have advised CLF, Inc. that they propose to offer the Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus; that
the Underwriters may allow to selected dealers a concession of $         per
share, and that such dealers may reallow, a concession of $         per share to
certain other dealers. After the initial public offering, the public offering price and the concessions may be changed by the Representative.

    CLF, Inc. has agreed to indemnify the several Underwriters and contribute to any losses arising out of certain liabilities, including liabilities under the Securities Act.

    CLF, Inc. has granted the Underwriters an over-allotment option exercisable for 30 days from the date of this Prospectus to purchase up to 1,012,500 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent that such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to 6,750,000.

    CLF, Inc. has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Representative of the Underwriters has advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    CLF, Inc. and its officers and directors, all investors holding equity interests in the Company on the date hereof (including Hyperion Partners II, L.P., South Ferry II, L.P. and substantially all of the Company's employees) have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of, any shares of

Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock directly or indirectly, for a period of 180 days (in the case of CLF, Inc.) and for a period of one year (in the case of all such investors therein), after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated on behalf of the Underwriters, except pursuant to the Company's 1998 Stock Option Plan. Prudential Securities Incorporated may at its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock up agreement.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representative. Among the factors to be considered in making such determination will be prevailing market conditions, are the Company's future prospects, the experience of its management, the economic condition of the financial services industry in general and the demand for similar securities of companies considered comparable to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock.

    Application has been made to list the Common Stock on the NYSE under the
symbol "      ".

    In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from CLF, Inc., and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,012,500 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter or dealer participating in the Offering for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The Company will pay to the Representative advisory fees equal, in the aggregate, to 0.75% of the gross proceeds received by the Company in the Offering, for investment banking services relating to, among other things, the structuring of the Formation Transactions and the Offering.

    Certain of the Underwriters have performed, and may continue to perform, investment banking, broker-dealer and financial advisory services for the Company and certain of its Affiliates and have received and will receive customary compensation therefor. Prudential Credit, an affiliate of Prudential Securities Incorporated, the Representative and lead underwriter in this Offering, is the lender of the Prudential Warehouse to the Company. In addition, Prudential Life Insurance Company of America, the parent company of Prudential Securities Incorporated, is a less than 5% limited partner in Hyperion Partners II, L.P., an investor in the Company. See "Security Ownership of Certain Beneficial Owners and Management." NationsBank is the lender of the NationsBank Warehouse to the Company and one of the Company's correspondent mortgage brokers. An affiliate of NationsBank was the lead manager for the securitization completed by the Company in January 1997.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York, who will rely on the opinion of Ballard, Spahr,

Andrews & Ingersoll, LLP with respect to matters of Maryland law, and certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. W. Christopher White, a partner at Cadwalader, Wickersham & Taft, purchased in 1995 and 1996 a 9% interest in CLF Investors LLC, a 42.875% limited partner in CLF. Mr. White represents the Company on an ongoing basis, in his capacity as a partner at Cadwalader, Wickersham and Taft. Following the Offering, Mr. White will own less than 5% of the Common Stock. In addition, certain other partners in Cadwalader, Wickersham & Taft, who also represent the Company, will beneficially own, at the consummation of the Offering, less than 0.15%, in the aggregate, of the then outstanding shares of Common Stock. In addition, the description of federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Cadwalader, Wickersham & Taft.

                                    EXPERTS

    The statement of financial condition of Capital Lease Funding, Inc., at March 15, 1998 and the consolidated financial statements of Capital Lease Funding L.P., and Subsidiaries (a Limited Partnership) at December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Copies of the Registration Statement of which this Prospectus forms a part and the exhibits thereto are on file at the offices of the Commission in Washington, D.C., and may be obtained at rates prescribed by the Commission upon request to the Commission and inspected, without charge, at the offices of the Commission. The Company will be subject to the informational requirements of the Exchange Act, and in accordance therewith, will periodically file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company intends to furnish the holders of Common Stock with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                                    GLOSSARY

    Here follows an abbreviated definition of certain capitalized terms used in this Prospectus.

    "Adjusted Taxable Income" shall have the meaning given under "Dividend and Distribution Policy."

    "Administration Proposals" means certain legislative proposals announced by the Clinton Administration in February of 1998. See "Federal Income Tax Considerations--Proposed Legislation."

    "Affiliate" means, when used with reference to a specified person, (i) any person that directly or indirectly controls or is controlled by or is under common control with the specified person, (ii) any person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified person or of which the specified person is an officer, partner or trustee, or with respect to which the specified person serves in a similar capacity, and (iii) any person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities of the specified person or of which the specified person is directly or indirectly the owner of 5% or more of any class of equity securities.

    "Affiliated Director" means directors of the Company who are Affiliates of the Company.

    "Articles of Incorporation" shall mean the Articles of Incorporation of the Company.

    "Authorization Form" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Average Market Price for Cash Purchases" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Average Net Worth" means for any period the arithmetic average of the sum of the proceeds from the offerings of its equity securities by the Company, before deducting any underwriting discounts and commissions and other expenses and costs relating to the Offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the average of such values at the end of each month during such period.

    "Bankruptcy Code" means the United States Bankruptcy Code, as amended.

    "Beneficial Owner" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Board of Directors" shall mean the Board of Directors of the Company.

    "bond lease" means a lease with a Credit Tenant under which the tenant is responsible for every monetary obligation associated with managing, owning, developing and operating the leased premises including, but not limited to, the costs associated with utilities, taxes, insurance, maintenance, repairs and losses due to casualty or condemnation.

    "Business Combinations" shall have the meaning specified in the MGCL.

    "Bylaws" shall mean the Bylaws of the Company.

    "Cash Purchases" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Charitable Beneficiary" means a charitable beneficiary of a Trust.

    "Charter" has the same meaning as Articles of Incorporation.

    "Closing Price" on any date for shares of the Common Stock shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock

Exchange or, if such shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if transaction prices are not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

    "CMBS" shall mean commercial or multi-family MBS.

    "CMOs" means debt obligations (bonds) that are collateralized by whole mortgage loans or by mortgage certificates representing pro rata beneficial interests in a pool of Mortgage Loans and excluding, among other things, Mortgage Derivative Securities and Subordinate Interests. CMOs are structured so that principal and interest payments received on the collateral are sufficient to make principal and interest payments on the bonds. Such bonds may be issued by United States government agencies or private issuers in one or more classes with fixed or variable interest rates, maturities and degrees of subordination that are characteristics designed for the investment objectives of different bond purchasers.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commission" means the Securities and Exchange Commission.

    "Committed Loans" means loans for which the Company has issued funding commitments, subject to completion of its underwriting procedures.

    "Common Stock" means the Company's shares of Common Stock, $.01 par value per share.

    "Company" means Capital Lease Funding, Inc., a Maryland corporation and its predecessor, Capital Lease Funding, L.P., a Delaware limited partnership.

    "Compensation Committee" means the committee of the Board of Directors, comprised entirely of Unaffiliated Directors, that will perform specified duties related to compensation issues of the Company.

    "Construction Loans" shall mean a loan the proceeds of which are to be used to finance the costs of construction, expansion or rehabilitation of real property.

    "Control Shares" means voting shares of stock which, if aggregated with all other shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control Shares do not include shares if the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    "Control Share Acquisition" means the acquisition of Control Shares under the MGCL, subject to certain exceptions.

    "Counsel" means Cadwalader, Wickersham & Taft.

    "Counterparty" means a third-party financial institution with which the Company enters into an agreement.

    "Credit Tenant" means a tenant whose long-term, senior unsecured debt: (i) has received an Investment Grade or Near Investment Grade rating from any Rating Agency (and which has not received a

Non-Investment Grade rating less than Near Investment Grade from any Rating Agency); or (ii) has been determined by the Company (generally after consultation with one or more Rating Agencies) as likely to meet the standards required to receive the ratings described in clause (i) (an "Internal Classification").

    "Credit Tenant Lease" means a long-term lease made to a Credit Tenant.

    "Credit Tenant Loan" means a mortgage loan secured by a first lien on a commercial property net leased to a Credit Tenant.

    "Dark Value" means the liquidation value of real property without a tenant in place.

    "DCR" means Duff & Phelps Credit Rating Company.

    "Dealer Property" means real property, real estate mortgage loans, securities or other property held primarily for sale to customers in the ordinary course of the Company's trade or business.

    "Debt Service Coverage" means the rent from the applicable Mortgaged Property (net of any applicable ground lease payments) divided by the required payments of principal and interest on the Underlying Mortgage Loans.

    "Disqualified Organization" means the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, or any other tax-exempt organization (other than a farmer's cooperative described in Section 521 of the Code) that is exempt from taxation under the UBTI provisions of the Code, or any rural, electrical or telephone cooperative.

    "Distribution Record Date" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Distribution Reinvestment Date" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "DRP" means the Company's Dividend Reinvestment and Direct Purchase Plan.

    "Enhancement Insurer" means, collectively, insurance companies with a claims paying rating of between AAA and A from S&P, which issue certain non-cancelable Lease Enhancement insurance policies to secure Existing Loans.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Plan" means a pension, profit-sharing, retirement or other employee benefit plan that is subject to ERISA.

    "Excess Inclusion" shall have the meaning specified in Section 860E(c) of the Code.

    "Excess Servicing Rights" means contractual rights to receive a portion of monthly mortgage payments of interest remaining after those payments of interest have already been applied, to the extent required, to Pass-Through Certificates and the administration of mortgage servicing.

    "Excess Shares" means shares of capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of capital stock of the Company (other than the Company and its Affiliates, with respect to whom such percentages are 9.8% in the aggregate).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exempt Organization" shall mean a Tax Exempt Entity.

    "Existing Loans" means the loans held by the Company which have closed but have not yet been securitized.

    "Extended Amortization Policies" are certain Credit Tenant Lease insurance policies that protect against losses due to the failure of the Credit Tenant to renew the Credit Tenant Lease followed by a subsequent default by the borrower of its obligations under the associated Credit Tenant Loan or the failure of the borrower to pay a balloon balance at the maturity of the associated Credit Tenant Loan, which policies are issued by an insurer with a claims paying rating of between AAA and A by S&P.

    "Extension Insurers" are certain issuers of Credit Tenant Lease renewal insurance policies with a claims paying rating of between AAA and A by S&P.

    "FASIT" means financial asset securitization investment trust.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

    "FFO" means funds from operations, or the net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

    "Fitch" means Fitch IBCA.

    "5/50 Rule" shall have the meaning given under "Repurchase of Shares and Restrictions on Transfer."

    "Foreclosure Property" shall have the meaning given under "Federal Income Tax Considerations."

    "Formation Transactions" means the series of integrated transactions which will establish the structure of the Company, as more fully described under "Prospectus Summary-Formation Transactions" and "Formation Transactions."

    "GAAP" means generally accepted accounting principles.

    "Ineligible Property" means property not eligible to be treated as foreclosure property.

    "Interested Stockholder" means any person who beneficially owns 10% or more of the voting power of a corporation's shares or an Affiliate of a corporation who, at any time within the ten-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

    "IO" means Mortgage Derivative Securities representing the right to receive interest only or a disproportionately large amount of interest in relation to principal payments.

    "Intended Transferee" means, with respect to any purported Transfer, any Person who, but for any restrictions on the transfer or ownership of Equity Stock, would own record title to shares of Equity Stock.

    "Internal Classification" or "IC" has the meaning set forth in the definition of Credit Tenant.

    "Inverse IOs" means IOs that bear interest at a floating rate that varies inversely with (and often at a multiple of) changes in a specific index.

    "Investment Company Act" means the Investment Company Act of 1940, as amended.

    "Investment Grade" means, respectively: (i) a rating by Standard & Poor's equal to or higher than BBB-; (ii) a rating by Moody's Investors Service, Inc. equal to or higher than Baa3; (iii) a rating by Duff & Phelps Credit Rating Co. equal to or higher than BBB-; or (iv) a rating by Fitch IBCA, Inc. equal to or higher than BBB-.

    "Invested Portfolio" means the investments portfolio of the Company.

    "IRAs" means Individual Retirement Accounts.

    "IRS" means the Internal Revenue Service.

    "ISOS" means qualified incentive stock options granted under the 1998 Stock Option Plan that meet the requirements of section 422 of the Code.

    "Lease Enhancements" means certain mechanisms, including insurance policies, agreements with third-party servicer providers, lock-box accounts and other cash control procedures and certain other mechanisms, procedures or products which are designed to ensure the continuity of a stream of rental payments under a Credit Tenant Lease and payment of a Credit Tenant Loan, notwithstanding any rights of a tenant under a Credit Tenant Lease to abate rent or terminate the lease under certain circumstances.

    "Lease Enhancement Policies" means certain non-cancelable Lease Enhancement insurance policies which insure against losses on Credit Tenant Loans due to abatement of rent or cancellation of a Credit Tenant Lease as a result of a casualty or condemnation, issued by an insurer with a claims paying rating of AAA from S&P.

    "LIBOR" means London-Inter-Bank Offered Rate.

    "Lockout Period" means, for commercial mortgage loans originated by the Company, a period during which prepayment is generally prohibited for a period of years, and for which prepayment is thereafter permitted only in conjunction with payment of a prepayment premium designed to maintain the yield to investors.

    "LTV" means the ratio of the principal amount of a loan to the appraised value of the applicable mortgaged property.

    "MGCL" means the Maryland General Corporation Law, as amended.

    "Market Discount Bonds" means obligations with a stated redemption price at maturity that is greater than the Company's tax basis in such obligations.

    "Market Price" on any date shall mean, with respect to a class or series of outstanding shares of the Company's stock, the Closing Price for such stock on such date.

    "Master Servicer" shall mean an entity acceptable to the Rating Agencies that regularly engages in the business of servicing Mortgage Loans.

    "MBS" shall mean Mortgage-Backed Securities (including CMBS and RMBS).

    "Mezzanine Construction Loan" or "Mezzanine Construction Lending" means the Company's "Mezzanine Construction" product as described in "Prospectus Summary--The Company--Related Business Lines--'Mezzanine Construction Loans" and "The Company--Related Business Lines--Mezzanine Construction Loans."

    "Mezzanine Loan" shall mean a loan secured by a lien on real property that is subordinate to a lien on such real property securing another loan. The Company's "Mezzanine Construction" loan product is a Mezzanine Loan.

    "Mortgage Assets" means (i) Mortgage Securities and (ii) Mortgage Loans.

    "Mortgage-Backed Securities" means securities that are payable from collections on mortgage loans or mortgage certificates.

    "Mortgage Derivative Securities" means mortgage securities that provide for the holder to receive interest only, principal only, or interest and principal in amounts that are disproportionate to those payable on the underlying Mortgage Loans and may include other derivative instruments.

    "Mortgage Loans" means loans secured by real property, including without limitation, Credit Tenant Loans.

    "Mortgage Securities" means (i) Pass-Through Certificates, (ii) CMOs, and
(iii) other securities representing interests in, or obligations backed by pools of Mortgage Loans.

    "NAREIT" means National Association of Real Estate Investment Trusts.

    "NationsBank" means NationsBank, N.A.

    "NationsBank Warehouse" means the Warehouse Credit Facility between the Company and NationsBank.

    "Near Investment Grade" means a rating less than Investment Grade but, respectively: (i) a rating by Standard & Poor's equal to or higher than BB-;
(ii) a rating by Moody's Investors Service, Inc. equal to or higher than Ba3;
(iii) a rating by Duff & Phelps Credit Rating Co. equal to or higher than BB-; or (iv) rating by Fitch IBCA, Inc. higher than BB-.

    "Net Income" means the net income of the Company under GAAP.

    "Net Leased Real Estate" means real estate that is net leased (including double- and triple-net leased) on a long-term basis (ten years or more) to tenants who are customarily responsible for paying all or many of the costs of owning, operating, and maintaining the leased property during the term of the lease, in addition to the payment of a monthly net rent to the landlord for the use and occupancy of the premises.

    "95% gross income test" means the 95% income-based test that the Company must meet to qualify as a REIT described under the heading "Federal Income Tax Considerations--Requirements for Qualification--Income Test."

    "Non-Economic Residual Interest" shall mean REMIC or FASIT residuals that are required to report taxable income or loss but receive no cash flow from the Mortgage Loans.

    "Non-Investment Grade" means a credit rating from a Rating Agency which is lower than Investment Grade.

    "Non-REMIC CMO Offering" means an offering of CMOs as to which REMIC status is not elected.

    "Non-REMIC Residual Interests" shall mean the Company's ownership in the residual of a pool of Mortgage Loans used to back CMOs as to which REMIC status is not elected.

    "Non-U.S. Stockholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders.

    "NYSE" means the New York Stock Exchange.

    "Offering" means the shares of Common Stock offered through the Underwriters in connection with this Prospectus.

    "Offering Price" shall mean the offering price per share of Common Stock offered hereby.

    "OID" shall mean original issue discount.

    "Ownership Limitation" means the percentage, 9.8%, by which the Articles of Incorporation prohibit ownership by any stockholder or affiliated group of stockholders, subject to certain exceptions.

    "Pass-Through Certificates" means securities (or interests therein) evidencing undivided ownership interests in a pool of mortgage loans, the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying Mortgage Loans in accordance with the holders respective, undivided interests in the pool. Pass-Through Certificates include Agency Certificates, as well as other certificates evidencing interests in loans secured by single family properties.

    "Plan Administrator" means the administrator of the Company's DRP.

    "PO" means Mortgage Derivative Securities representing the right to receive principal only or a disproportionate amount of principal.

    "Preferred Stock" or "Preferred Shares" shall mean the preferred stock of the Company.

    "Prospectus" means the Prospectus by which the Common Stock is offered hereby.

    "Prudential Credit" means Prudential Securities Credit Corporation.

    "Prudential Warehouse" means the Warehouse Credit Facility between the Company and Prudential Credit.

    "Qualified Hedges" means any interest rate swap or cap agreement, option, futures contract, forward rate agreement, or similar financial instrument entered into by the Company to reduce interest rate risk with respect to any indebtedness incurred or to be incurred by the Company to acquire or carry Real Estate Assets.

    "Qualified REIT Real Estate Assets" means Pass-Through Certificates, Mortgage Loans, Agency Certificates, real property and other assets of the type described in section 856(c)(4)(B) of the Code.

    "Qualified REIT Subsidiary" means a corporation, all of the capital stock of which is owned by the REIT.

    "Rate Locked Loans" has the meaning described in "Summary--The Company--Existing Loans, Commitments and Properties."

    "Rating Agency" means, with respect to securities of U.S. issuers, any nationally recognized statistical rating organization and, with respect to non-U.S. issuers, any of the foregoing or any equivalent organization operating in the jurisdiction where the issuer's principal operations are located, including Standard & Poor's, Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. and Fitch IBCA, Inc.

    "Real Estate Asset" shall mean interests in real property, mortgages on real property to the extent the principal balance of the mortgage does not exceed the fair market value of the associated real property, regular or residual interests in a REMIC (except that, if less than 95% of the assets of a REMIC consists of "real estate assets" (determined as if the Company held such assets), the Company will be treated as holding directly its proportionate share of the assets of such REMIC), and shares of other REITs.

    "REIT" means a real estate investment trust as defined under Section 856 of the Code.

    "REIT Provisions of the Code" means Sections 856 through 860 of the Code.

    "REIT Taxable Income" means for any year, the taxable income of the Company for such year for the purposes of the Code (excluding any net income derived either from property held primarily for sale to customers or from Foreclosure Property), i.e. taxable income subject to certain adjustments provided in the REIT Provisions of the Code.

    "Related Party Tenant" means a tenant in which the Company or a direct or indirect owner of 10.0% or more of the Company owns directly or constructively a 10.0% or greater interest in the assets or net profits of such tenant.

    "REMIC" means a real estate mortgage investment conduit.

    "REMIC Residual Interests" shall mean a class of MBS that is designated as the residual interest in one or more REMICs or the Company's ownership in the residual of a pool of Mortgage Loans used to back Pass-Through Certificates or CMOs as to which REMIC status is elected.

    "Rent" shall have the meaning given under "Federal Income Tax
Considerations."

    "Representative" shall mean each Underwriter that is acting as a representative for other Underwriters, and with respect to the Offering shall mean Prudential Securities.

    "Residual Interests" shall mean REMIC and Non-REMIC Residual Interests collectively.

    "RMBS" shall mean a series of one- to four-family residential MBS.

    "Securities Act" means the Securities Act of 1933, as amended.

    "securitization" means the process of pooling mortgage loans and other fixed income assets in a trust or other special purpose vehicle and issuing securities, such as MBS or other debt securities, from the special purpose vehicle.

    "Service" means the Internal Revenue Service.

    "Servicers" means those entities that perform the servicing functions with respect to Mortgage Loans, Mortgage Securities or Excess Servicing Rights owned by the Company.

    "75% gross income test" means the 75% income-based test that the Company must meet to qualify as a REIT described under the heading "Federal Income Tax Considerations--Requirements for Qualification--Income Test."

    "S&P" means Standard & Poor's.

    "Share" means a share of Common Stock of the Company offered pursuant to the Offering.

    "Stockholder of Record" shall have the meaning given under "Dividend Reinvestment and Direct Purchase Plan."

    "Stock Option Plan" means the stock option plan adopted by the Company in 1998.

    "Subordinate Interest" means a class of CMBS that is junior to one or more other classes of CMBS in the right to receive payments from the underlying Mortgage Loans and the retained interests in Mortgage Loans securitized by the Company.

    "Tax-Exempt Entity" means a qualified pension, profit-sharing or other employee retirement benefit plans, Keogh plans, bank commingled trust funds for such plans, and IRAs, and other similar entities intended to be exempt from federal income taxation.

    "Transfer" means any issuance, sale, transfer, gift, assignment, devise, bequest or other disposition, as well as any other event that causes any person to acquire direct, indirect, beneficial or constructive ownership, or any agreement to take any such actions or cause any such events, of Common Stock or the right to vote or receive dividends on Common Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Common Stock or any interest in Common Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in the direct, indirect, beneficial or constructive ownership of Common Stock; in each case, whether voluntary or involuntary, whether owned of record, indirectly owned, constructively owned, or beneficially owned, and whether by operation of law or otherwise.

    "Treasury Regulations" shall mean the income tax regulations promulgated under the Code, including proposed regulations to the extent that by reason of their effective dates they are proposed to apply to the Company or a transaction entered into by the Company.

    "Trust" means a trust that is the transferee of that number of shares of Common Stock the beneficial or constructive ownership of which otherwise would cause a person to acquire or hold, directly or indirectly, shares of Common Stock in an amount that violates the Articles of Incorporation, which trust shall be for the exclusive benefit of one or more Charitable Beneficiaries.

    "Trustee" means the trustee of a Trust for the exclusive benefit of one or more charitable beneficiaries.

    "Unaffiliated Directors" shall mean a director who (a) does not own greater than a DE MINIMIS interest in the Company or any of its Affiliates, and (b) within the last two years, has not (i) directly or indirectly been employed by the Company or any of its Affiliates, (ii) been an officer or director of the Company or any of its Affiliates, (iii) performed services for the Company or any of its Affiliates, or (iv) had any material business or professional relationship with the Company or any of its Affiliates.

    "UBTI" means unrelated trade or business income as defined in Section 512 of the Code.

    "UBTI Percentage" shall have the meaning given under "Federal Income Tax Considerations."

    "Underwriting Agreement" shall mean the agreement pursuant to which the Underwriters will underwrite the Common Stock.

    "Underwriters" shall mean Prudential Securities Incorporated as well the other underwriters of the Offering and each of the underwriters for whom they are acting as Representative.

    "Warehouse Credit Facilities" means the credit facilities entered into by the Company that are used for the purposes of funding and holding up to 100% of the loan proceeds to a borrower under the Company's credit tenant lease program prior to securitization, to support major requirements related to the Company's hedging positions, and for mezzanine financing to minimize the equity required to support the loans financed through the warehouse credit facilities. The Warehouse Credit Facilities consist of the NationsBank Warehouse, the Prudential Warehouse and the Mezzanine Construction Loan Facility (each as defined under "The Company--Credit Facilities").

    "Yield" or "yield to maturity" is the discount rate that will cause the net present value of the future cash flow from an investment equal to its price.

                      FINANCIAL STATEMENTS AND INFORMATION

                                                                                                                PAGES
                                                                                                                -----
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

PRO FORMA COMPANY:
Capital Lease Funding, Inc. (a Maryland corporation) Unaudited Pro Forma Financial Statements..............         F-2
  Pro Forma Statement of Financial Condition as of December 31, 1997.......................................         F-3
  Pro Forma Statement of Operations for the Year Ended December 31, 1997...................................         F-4
  Notes to Pro Forma Financial Statements..................................................................         F-5
HISTORICAL COMPANY:
Capital Lease Funding, Inc. (a Maryland corporation) Historical Financial Statements
  Report of Independent Auditors...........................................................................         F-6
  Statement of Financial Condition as of March 15, 1998....................................................         F-7
  Notes to Financial Statements............................................................................         F-8
HISTORICAL CAPITAL LEASE FUNDING, L.P.:
Capital Lease Funding, L.P. (a Delaware partnership) Historical Financial Statements
  Report of Independent Auditors...........................................................................        F-10
  Consolidated Statements of Financial Condition as of December 31, 1997 and 1996..........................        F-11
  Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations)
    to December 31, 1995...................................................................................        F-12
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations)
    to December 31, 1995...................................................................................        F-13
  Consolidated Statement of Partners' Capital for the Years Ended December 31, 1997 and 1996 and for the
    period from September 29, 1995 (commencement of operations) to December 31, 1995.......................        F-14
  Notes to Consolidated Financial Statements...............................................................        F-15
  Schedule of Mortgage Loans on Real Estate as of December 31, 1997........................................        F-19

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                         PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The pro forma statement of financial condition of the Company as of December 31, 1997 has been prepared as if the Offering and Formation Transactions had been consummated on December 31, 1997. The pro forma statement of income for the year ended December 31, 1997 is presented as if the completion of the Offering and Formation Transactions occurred at January 1, 1997 and the effect thereof was carried forward through the twelve months ended December 31, 1997.

    The pro forma financial statements do not purport to represent what the Company's financial position or results of operations would have been assuming the completion of the Formation Transactions and the Offering on such date or at the beginning of the period indicated, nor do they purport to project the Company's financial position or results of operations at any future date or for any future period. The pro forma financial statements should be read in conjunction with the financial statements of CLF, L.P. included elsewhere herein.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

              UNAUDITED PRO FORMA STATEMENT OF FINANCIAL CONDITION

                            AS OF DECEMBER 31, 1997

                                                                          CONTRIBUTION
                                         PREDECESSOR                           OF          FINANCING       PRO FORMA
                                          HISTORICAL     THE OFFERING     PARTNERSHIP     ADJUSTMENTS       COMPANY
                                           CLF, LP            (A)        INTERESTS (B)       (C)(D)       AS ADJUSTED
                                        --------------  ---------------  --------------  --------------  --------------
ASSETS

Cash and cash equivalents.............  $    4,408,194   $  93,050,000    $   (225,000)  $  (88,050,000) $    9,183,194
Mortgages held for sale...............     263,473,373        --               --              --           263,473,373
Deferred securitization costs.........       1,647,515        --               --              --             1,647,515
Hedge account margin deposit..........       3,755,926        --               --              --             3,755,926
Accrued interest income...............         797,483        --               --              --               797,483
Prepaid expenses......................         192,250        --               --              --               192,250
Furniture, fixtures and equipment (net
  of accumulated depreciation of
  $66,521 and $25,691,
  respectively).......................         103,317        --               --              --               103,317
                                        --------------  ---------------  --------------  --------------  --------------
Total Assets..........................  $  274,378,058   $  93,050,000    $   (225,000)  $  (88,050,000) $  279,153,058
                                        --------------  ---------------  --------------  --------------  --------------
                                        --------------  ---------------  --------------  --------------  --------------

LIABILITIES

Accounts payable and accrued
  expenses............................  $    4,770,873   $    --          $    --        $     --        $    4,770,873
Repurchase agreement obligations......     255,770,693        --               --           (54,670,154)    201,100,539
Notes payable to partner..............      12,274,318        --               --           (12,274,318)       --
                                        --------------  ---------------  --------------  --------------  --------------
Total Liabilities.....................     272,815,884        --               --           (66,944,472)    205,871,412

Commitments and contingencies

PARTNERS'/STOCKHOLDERS' EQUITY

Partners' capital.....................       1,562,174        --            (1,562,174)        --              --
Common stock..........................        --                67,500          33,333         --               100,833
Paid-in capital.......................        --            92,982,500       1,303,841      (21,105,528)     73,180,813
Retained earnings.....................        --              --               --              --              --
                                        --------------  ---------------  --------------  --------------  --------------
Total Partners'/Stockholders'
  Equity..............................       1,562,174      93,050,000        (225,000)     (21,105,528)     73,281,646
Total Liabilities and Equity..........  $  274,378,058   $  93,050,000    $   (225,000)  $  (88,050,000) $  279,153,058
                                        --------------  ---------------  --------------  --------------  --------------
                                        --------------  ---------------  --------------  --------------  --------------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                                    PRO FORMA
                                                                                     PRO FORMA       COMPANY
                                                                     HISTORICAL     ADJUSTMENTS      ADJUSTED
                                                                       CLF, LP      FOR OFFERING   FOR OFFERING
                                                                    -------------  --------------  ------------
REVENUES:
Interest income from mortgages....................................  $   9,859,768  $           --  $  9,859,768
Loss on sales of mortgages........................................       (160,782)             --      (160,782)
Other revenue from mortgages......................................         43,326              --        43,326
                                                                    -------------  --------------  ------------
Total Revenues....................................................      9,742,312              --     9,742,312
                                                                    -------------  --------------  ------------
LOAN EXPENSES:
Interest on repurchase agreements.................................      8,829,548      (4,802,444 (a)    4,027,104
Servicer fees.....................................................         76,328              --        76,328
                                                                    -------------  --------------  ------------
Total Loan Expenses...............................................      8,905,876      (4,802,444)    4,103,432
                                                                    -------------  --------------  ------------
Gross Profit......................................................        836,436       4,802,444     5,638,880
                                                                    -------------  --------------  ------------
OPERATING EXPENSES:
Personnel.........................................................      2,880,307              --     2,880,307
General and administrative........................................        727,642         250,000(b)      977,642
Marketing and advertising.........................................        501,091              --       501,091
                                                                    -------------  --------------  ------------
Total Operating Expenses..........................................      4,109,040         250,000     4,359,040
                                                                    -------------  --------------  ------------
Operating Income..................................................     (3,272,604)      4,552,444     1,279,840
OTHER INCOME (EXPENSE):
Other interest income.............................................        169,889              --       169,889
Interest expense on notes payable.................................       (292,827)        292,827(c)           --
                                                                    -------------  --------------  ------------
Total Other Income (Expense)......................................       (122,938)        292,827       169,889
                                                                    -------------  --------------  ------------
PRO FORMA NET INCOME..............................................  $  (3,395,542) $    4,845,271  $  1,449,729
                                                                    -------------  --------------  ------------
                                                                    -------------  --------------  ------------
PRO FORMA NET INCOME PER SHARE....................................             --              --(d) $       0.14
                                                                    -------------  --------------  ------------
                                                                    -------------  --------------  ------------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. ADJUSTMENTS TO THE PRO FORMA STATEMENT OF FINANCIAL CONDITION:

    The accompanying unaudited statement of financial condition as of December 31, 1997 has been prepared as if the following transactions had been consummated as of December 31, 1997:

(a)        Sale of 6,750,000 shares of Common Stock in the Offering at $15 per share:
             Proceeds from the Offering...........................................  $101,250,000
             Less, costs associated with the Offering.............................   (8,200,000)
                                                                                    -----------
             Net proceeds.........................................................  $93,050,000
                                                                                    -----------
                                                                                    -----------
             Par value of Common Stock to be issued in the Offering...............  $    67,500
             Additional paid-in capital from the net proceeds of the Offering.....   92,982,500
                                                                                    -----------
                                                                                    $93,050,000
                                                                                    -----------
                                                                                    -----------

(b)        Issuance of 3,333,333 shares of Common Stock and cash of $225,000 in exchange for various partnership interests of the Predecessor:
             Partners' capital                                                      $(1,562,174)
             Par value of Common Stock............................................       33,333
             Additional paid-in capital from issuance of Common Stock.............    1,281,906
             Cash.................................................................      225,000

(c)        Use of a portion of net proceeds of the Offering to redeem Notes
           Payable and Preferred Capital for cash as follows:
             Notes payable........................................................  $12,274,318
             Cash redemption amount of Preferred Capital..........................   21,105,528
                                                                                    -----------
                                                                                    $33,379,846
                                                                                    -----------
                                                                                    -----------

(d)        Use of a portion of net proceeds of the Offering to retire debt related to
             Credit facility......................................................  $54,670,154
                                                                                    -----------
                                                                                    -----------

2. ADJUSTMENTS TO THE PRO FORMA STATEMENT OF OPERATIONS:

    The accompanying unaudited statement of operations for the year ended December 31, 1997 presents results as if the transactions described in Note 1 (above) had been consummated on January 1, 1997:

(a)        Reduce interest expense to reflect debt retired by the Company..........  $(4,802,444)
                                                                                     ----------
                                                                                     ----------

(b)        Increase general and administrative expenses to reflect additional salaries, benefits and other incremental costs related to operating as a public REIT.............................................................  $  250,000
                                                                                     ----------
                                                                                     ----------

(c)        Eliminate interest expense to reflect debt retired by the Company.......  $ (292,827)
                                                                                     ----------
                                                                                     ----------

(d)        Weighted average outstanding Common Stock is as follows:
           Shares issued in exchange for partnership interests in Capital Lease
           Funding, L.P............................................................   3,333,333
           Shares issued in the Offering...........................................   6,750,000
                                                                                     ----------
                                                                                     10,083,333
                                                                                     ----------
                                                                                     ----------

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Capital Lease Funding, Inc.

    We have audited the accompanying statement of financial condition of Capital Lease Funding, Inc. as of March 15, 1998. This statement of financial condition is the responsibility of Capital Lease Funding, Inc. Our responsibility is to express an opinion on the statement of financial condition based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the statement of financial condition presents fairly, in all material respects, the financial position of Capital Lease Funding, Inc. at March 15, 1998 in conformity with generally accepted accounting principles.

                                                  /s/Ernst & Young LLP

New York, New York

March 17, 1998

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                        STATEMENT OF FINANCIAL CONDITION

                              AS OF MARCH 15, 1998

ASSETS
Cash (Note 1).......................................................................  $   1,000
                                                                                      ---------
Total Assets........................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

LIABILITIES AND STOCKHOLDER'S EQUITY

Commitments and Contingencies (Note 4)
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and
  outstanding (Notes 1, 2 and 4)....................................................  $       1
Additional paid-in capital..........................................................        999
Retained earnings (Note 2)                                                               --
                                                                                      ---------
Total Liabilities and Stockholder's Equity..........................................  $   1,000
                                                                                      ---------
                                                                                      ---------

SEE ACCOMPANYING NOTES.

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

                   NOTES TO STATEMENT OF FINANCIAL CONDITION

                              AS OF MARCH 15, 1998

1. ORGANIZATION AND FORMATION TRANSACTIONS

FORMATION AND INITIAL PUBLIC OFFERING

    Capital Lease Funding, Inc. (a Maryland corporation) (the "Company") was formed in March 1998, for the purpose of continuing and expanding the existing business of Capital Lease Funding, L.P. (the "Predecessor"). The Company intends to pursue an initial public offering (the "Offering") to expand the capital base of the Predecessor, and to retire certain debt obligations. The Company will receive a contribution of the partnership interests in the Predecessor as part of the formation transactions. The Company intends to elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended; and will operate as a self-administered, self-managed REIT. A REIT is a legal entity that holds real estate or real estate related assets and, through payments of dividends to stockholders, is permitted to reduce or avoid the payment of federal income taxes at the corporate level.

    The Company's principal activity is the origination and securitization of commercial mortgage loans. The Company also intends to purchase properties which are net leased to credit tenants.

    The Company has authorized the issuance of up to 1,000 shares of Common Stock, $.01 par value per share. In connection with the formation of the Company, the Company issued 100 shares of Common Stock to William R. Pollert, the Company's President, for $1,000. At the conclusion of the Offering, such shares of stock will be repurchased by the Company at cost. The Company expects to issue 6,750,000 shares of its Common Stock to the public through the Offering. In addition, the Company expects to issue 3,333,333 to the existing partners of the Predecessor in exchange for their respective partnership interests. Note 2.

INITIAL PUBLIC OFFERING AND USE OF PROCEEDS

    The net cash proceeds to be received by the Company from the Offering (after deducting underwriting discounts) are expected to be approximately $93.1 million. Of this amount, the Company expects to use approximately $54 million to reduce outstanding repurchase agreement obligations related to the underlying mortgage assets, $21 million to redeem the preferred partnership interests of the Predecessor, $12 million to pay off notes payable outstanding of the Predecessor, $1.1 million to pay expenses incurred in the Offering, and $5 million to fund general working capital needs.

    If the underwriters' over-allotment option to purchase 1,012,500 shares of Common Stock is exercised, the Company will use the additional net proceeds (estimated to be approximately $14.1 million if the option is exercised in full) to reduce outstanding repurchase agreement obligations and/or for working capital.

2. STOCKHOLDER'S EQUITY

COMMON STOCK

    The authorized capital stock of the Company will consist of 55,000,000 shares of capital stock, $0.01 par value, of which 50,000,000 shares will be designated as shares of Common Stock. Each share of Common Stock is entitled to participate equally in dividends when and as declared by the Board of

                          CAPITAL LEASE FUNDING, INC.
                            (A MARYLAND CORPORATION)

             NOTES TO STATEMENT OF FINANCIAL CONDITION (CONTINUED)

                              AS OF MARCH 15, 1998

2. STOCKHOLDER'S EQUITY (CONTINUED)
Directors and in the distribution of assets of the Company upon liquidation. Each share of Common Stock is entitled to one vote and will be fully paid and nonassessable by the Company upon issuance. Shares of the Common Stock of the Company have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized capital stock of the Company may be increased and altered from time to time as permitted by Maryland law.

RETAINED EARNINGS

    The Company has not engaged in any operations from inception in 1998.

3. CREDIT FACILITIES/REPURCHASE AGREEMENTS

    The Company expects to have, as of the closing of its initial public offering, warehouse credit facilities provided by NationsBank ("NationsBank Warehouse") and Prudential Credit ("Prudential Warehouse"). The facilities are expected to total $930 million, and will be used primarily to fund the Company's mortgage loans. These facilities are more fully described under the caption "The Company--Credit Facilities".

4. COMMITMENTS AND CONTINGENCIES

STOCK OPTION AND INCENTIVE PLAN

    The Company intends to adopt a stock option plan designed to attract, retain and motivate executive officers of the Company and other key employees and the plan will authorize the issuance of shares of Common Stock pursuant to options granted under the plan.

INCENTIVE COMPENSATION PLAN

    The Company intends to establish an incentive compensation plan for key employees of the Company. This plan will provide for payment of cash bonuses to participating employees after an evaluation of the employee's performance and the overall performance of the Company. The Compensation Committee of the Board of Directors will make the determination for the award of the bonuses.

EMPLOYMENT AGREEMENTS

    The Company expects to enter into employment agreements with certain of its officers, as described further under the caption "Directors And Executive Officers--Employment Agreements".

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Capital Lease Funding L.P.

    We have audited the accompanying consolidated statements of financial condition of Capital Lease Funding L.P. and subsidiaries (the "Partnership") as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners' capital and cash flows for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995. We have also audited the financial statement schedule listed in the Index to financial statements included in the Prospectus. These financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Capital Lease Funding L.P. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 1997 and for the period September 29, 1995 (commencement of operations) to December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

New York, New York
January 23, 1998 except for Note 9,
as to which the date is March 17, 1998

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                               AS OF DECEMBER 31

                                                                                        1997            1996
                                                                                   --------------  --------------
ASSETS
Cash and cash equivalents........................................................  $    4,408,194  $    2,140,230
Mortgage loans held for sale (Notes 4 and 5).....................................     263,473,373     157,719,912
Deferred securitization costs....................................................       1,647,515       2,566,019
Hedge account margin deposit.....................................................       3,755,926       3,271,005
Accrued interest income..........................................................         797,483         513,013
Prepaid expenses.................................................................         192,250          86,956
Property held for sale (Note 7)..................................................              --       1,968,682
Furniture, fixtures and equipment (net of accumulated depreciation of $66,521 and
  $25,691, respectively).........................................................         103,317          83,536
                                                                                   --------------  --------------
Total Assets.....................................................................  $  274,378,058  $  168,349,353
                                                                                   --------------  --------------
                                                                                   --------------  --------------

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses............................................  $    4,770,873  $    3,279,379
Repurchase agreement obligations (Note 5)........................................     255,770,693     150,904,908
Notes payable....................................................................              --         358,461
Notes payable to partner and officer (Note 6)....................................      12,274,318         129,098
                                                                                   --------------  --------------
Total Liabilities................................................................     272,815,884     154,671,846
Commitments and contingencies (Notes 4 and 5)
Partners' Capital................................................................       1,562,174      13,677,507
                                                                                   --------------  --------------
Total Liabilities and Partners' Capital..........................................  $  274,378,058  $  168,349,353
                                                                                   --------------  --------------
                                                                                   --------------  --------------

SEE ACCOMPANYING NOTES.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, AND THE PERIOD FROM SEPTEMBER 29, 1995 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1995

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
REVENUES:

Interest income from mortgages.......................................  $   9,859,768  $   5,060,676  $     224,313
Loss on sales of mortgages...........................................       (160,782)      (923,611)      --
Other revenue from mortgages.........................................         43,326         16,520       --
                                                                       -------------  -------------  -------------
Total Revenues.......................................................      9,742,312      4,153,585        224,313
                                                                       -------------  -------------  -------------

LOAN EXPENSES:

Interest on repurchase agreements....................................      8,829,548      4,048,601        221,400
Loss on loan in foreclosure (Note 7)                                        --             --              717,359
Servicer fees........................................................         76,328         50,320       --
                                                                       -------------  -------------  -------------
Total Loan Expenses..................................................      8,905,876      4,098,921        938,759
                                                                       -------------  -------------  -------------

GROSS PROFIT (LOSS)..................................................        836,436         54,664       (714,446)
                                                                       -------------  -------------  -------------

Operating Expenses:
Personnel............................................................      2,880,307      2,100,932        313,916
General and administrative...........................................        727,642      1,298,368        736,461
Marketing and advertising............................................        501,091        405,930         36,943
                                                                       -------------  -------------  -------------
Total Operating Expenses.............................................      4,109,040      3,805,230      1,087,320
                                                                       -------------  -------------  -------------

OPERATING LOSS.......................................................     (3,272,604)    (3,750,566)    (1,801,766)

OTHER INCOME (EXPENSE):
Other interest income................................................        169,889        155,781        136,789
Interest expense on notes payable....................................       (292,827)       (68,881)      --
                                                                       -------------  -------------  -------------
Total Other Income (Expense).........................................       (122,938)        86,900        136,789
                                                                       -------------  -------------  -------------
NET LOSS                                                               $  (3,395,542) $  (3,663,666) $  (1,664,977)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

SEE ACCOMPANYING NOTES.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, AND THE PERIOD FROM SEPTEMBER 29, 1995 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1995

                                                                           1997            1996             1995
                                                                      --------------  ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                              $   (3,395,542) $    (3,663,666) $   (1,664,977)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.....................................          40,830           23,737           1,954
  Provision for loss on sale of mortgage loans......................        --                923,611        --
  Loss on loan in foreclosure.......................................        --              --                717,359
  Changes in operating assets and liabilities:
    Net principal advanced to borrowers.............................     (89,588,493)    (132,578,616)    (34,754,952)
    Borrowing under repurchase agreements...........................     104,865,785      119,559,139      31,124,371
    Funds used in portfolio hedging activities......................     (14,767,460)      (4,699,791)       (837,714)
    Loan origination costs and deferred securitization expenses.....        (963,925)      (3,883,577)       --
    Recoveries against property held for sale/troubled loans........           2,771        9,763,780        --
    Increase in other assets                                                (389,764)        (496,250)        (34,380)
    Increase in accounts payable and accrued expenses...............       1,491,494        1,420,994       1,036,436
                                                                      --------------  ---------------  --------------
      Net Cash Used in Operating Activities.........................      (2,704,304)     (13,630,639)     (4,411,903)
                                                                      --------------  ---------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets...........................................         (60,612)         (77,581)       --
                                                                      --------------  ---------------  --------------
      Net Cash Used in Investing Activities.........................         (60,612)         (77,581)       --
                                                                      --------------  ---------------  --------------
Cash Flows from Financing Activities
Partner contributions (distributions)...............................      (6,753,880)       7,500,000      13,385,100
Borrowings under notes payable......................................      11,786,760           46,214        (670,961)
                                                                      --------------  ---------------  --------------
      Net Cash Provided by Financing Activities.....................       5,032,880        7,546,214      12,714,139
                                                                      --------------  ---------------  --------------
  Net increase (decrease) in cash...................................       2,267,964       (6,162,006)      8,302,236
  Cash and cash equivalents at beginning of period..................       2,140,230        8,302,236        --
                                                                      --------------  ---------------  --------------
  Cash and Cash Equivalents at End of Period........................  $    4,408,194  $     2,140,230  $    8,302,236
                                                                      --------------  ---------------  --------------
                                                                      --------------  ---------------  --------------
Supplemental Disclosure of Cash Flow Information
Cash paid for interest..............................................  $    7,517,304  $     3,251,437  $     --
                                                                      --------------  ---------------  --------------
                                                                      --------------  ---------------  --------------
Supplemental Disclosure of Non-Cash Flow Information
Book value of stock distribution to partners (Note 7)...............  $    1,965,911  $     --         $     --
                                                                      --------------  ---------------  --------------
                                                                      --------------  ---------------  --------------

SEE ACCOMPANYING NOTES.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

      FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996, AND THE PERIOD FROM SEPTEMBER 29, 1995 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1995

                                          GENERAL PARTNERS            LIMITED PARTNERS
                                     ---------------------------  -------------------------
                                          CLF           CLF                                    PREFERRED
                                       HOLDINGS,       HPII,                                    LIMITED
                                         INC.           INC.        CLASS A      CLASS B       PARTNERS         TOTAL
                                     -------------  ------------  -----------  ------------  -------------  -------------
Capital Contribution...............  $  (1,723,950) $    160,100  $ 2,940,000  $    230,000  $   9,900,000  $  11,506,150
Net loss...........................     (1,537,273)      --           --           (127,704)      --           (1,664,977)
                                     -------------  ------------  -----------  ------------  -------------  -------------
Partners' Capital at December 31,
  1995.............................     (3,261,223)      160,100    2,940,000       102,296      9,900,000      9,841,173
                                     -------------  ------------  -----------  ------------  -------------  -------------
Capital contribution...............       --              85,000    1,470,000       500,000      5,445,000      7,500,000
Net loss...........................       (770,248)      (48,260)  (2,364,743)     (480,415)      --           (3,663,666)
Partners' Capital at December 31,
  1996.............................     (4,031,471)      196,840    2,045,257       121,881     15,345,000     13,677,507
                                     -------------  ------------  -----------  ------------  -------------  -------------
Distributions (Note 7).............       --             (67,539)  (1,105,825)     (860,086)    (6,686,341)    (8,719,791)
Net loss...........................       (462,479)      (61,259)    (939,432)      --          (1,932,372)    (3,395,542)
                                     -------------  ------------  -----------  ------------  -------------  -------------
Partners' Capital at December 31,
  1997.............................  $  (4,493,950) $     68,042  $   --       $   (738,205) $   6,726,287  $   1,562,174
                                     -------------  ------------  -----------  ------------  -------------  -------------
                                     -------------  ------------  -----------  ------------  -------------  -------------

SEE ACCOMPANYING NOTES.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

    Capital Lease Funding L.P. (a Delaware limited partnership) (the "Partnership"), was formed in September 1995, with CLFC HPII Inc. and CLF Holdings, Inc. as general partners and other investors as limited partners.

    The Partnership's principal activity is the origination and securitization of commercial mortgage loans. Since 1995, the Partnership has been primarily engaged in the business of originating, underwriting and securitizing mortgage loans secured by first liens on commercial properties which are long-term net leased to investment grade and near investment grade credit tenants ("Credit Tenants," and loans to owners of real property subject to Credit Tenant Leases, "Credit Tenant Leases").

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

HEDGING ACTIVITIES

    The Partnership enters into short sales of U.S. Treasury futures contracts to reduce exposure to interest rate risk on the mortgage loans which it has originated or committed to originate. These forward sale agreements generally have terms of not more than 90 days. Gains and losses on these hedging transactions are deferred as an adjustment to the carrying value of the related mortgage loans, and will be recognized as part of the gain or loss upon on the securitization or sale of the mortgage loans. Note 4.

ALLOCATION OF INCOME AND DISTRIBUTIONS

    Partnership income, losses and distributions are allocated in accordance with the provisions of the Partnership agreement.

DEFERRED ORIGINATION AND SECURITIZATION COSTS

    The Partnership defers the recognition of expenses associated with the origination and securitization of its commercial loans. These costs include certain legal fees, insurance costs, rating agency fees and certain other expenses. Deferred costs will be recognized upon the sale of the mortgages.

PRINCIPLES OF CONSOLIDATION

    For the years ended December 31, 1997 and 1996 and as of December 31, 1996, the accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of CLF Branson Holdings, Inc. ("Branson") and Capital Lease Funding Securitization, L.P. (a 99% owned limited partnership). As of December 31, 1997, the stock of Branson was distributed to certain of the limited partners of the Partnership. Note 7. All significant intercompany transactions, balances and accounts have been eliminated.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    No provision for federal or state income taxes is included in the accompanying financial statements as partners are individually responsible for including their share of the Partnership's income or loss on their respective income tax returns.

3. CASH AND CASH EQUIVALENTS

    The Partnership defines cash equivalents as highly liquid investments purchased with original maturities of three months or less. The account balance at the financial institution exceeds Federal Depository Insurance Corporation ("FDIC") insurance coverage and as a result, there is a concentration of credit risk related to the balance on deposit in excess of FDIC insurance coverage. The Partnership believes that the risk is not significant as the Partnership does not anticipate non-performance.

4. MORTGAGES HELD FOR SALE

    Mortgage loans held for sale at December 31 consists of:

                                                                    1997            1996
                                                               --------------  --------------
Principal....................................................  $  249,982,406  $  159,204,268
Unearned discount............................................      (5,918,647)     (4,729,002)
                                                               --------------  --------------
Carrying amount of mortgages.................................     244,063,759     154,475,266
Deferred loan costs (net)....................................       3,010,575       2,051,758
Provision for loss on securitization transaction.............        --              (923,611)
Deferred hedging losses......................................      16,399,039       2,116,499
                                                               --------------  --------------
      Total mortgage loans held for sale.....................  $  263,473,373  $  157,719,912
                                                               --------------  --------------
                                                               --------------  --------------

    Mortgage loans held for sale are secured by corporate leases (the majority of which are investment grade) and mortgages on the underlying real estate and are reported at the lower of cost (unpaid principal balance adjusted for unearned discount and deferred expenses) or market, on an aggregate basis. Mortgage origination fees, net of direct costs in connection with closing a loan, are deferred and are reported as part of the cost of the loan balance to which they relate. The aggregate cost is adjusted for deferred hedging gains or losses prior to the lower of cost or market valuation.

    During January 1997, the Partnership transferred a pool of mortgage loans with an aggregate face amount of $129,404,878 to a 99% owned limited partnership (the "Depositor") in connection with a securitization of the mortgage loans by the Depositor. The securitization was accounted for as a sale in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective for transactions occurring subsequent to December 31, 1996. In connection with the sale, the Partnership realized a loss of approximately $1,196,000, of which approximately $924,000 was accrued as of and for the year ended December 31, 1996 and included in the accompanying consolidated statement of operations and partners' capital. Borrowings under the Partner's repurchase agreement obligations were reduced by approximately $118,000,000 after completion of the sale.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

4. MORTGAGES HELD FOR SALE (CONTINUED)
    At December 31, 1997, the Partnership had entered into short sales under which it sold short $361.8 million of futures contracts on U.S. Treasury obligations. The unrealized (losses) on the short sales of U.S. Treasury futures contracts at December 31, 1997 was ($4,391,874). At December 31, 1996, the Partnership had entered into short sales under which it sold short $59.0 million of U.S. Treasury obligations and $102.4 million of futures contracts on U.S. Treasury obligations. The unrealized gains (losses) on the short sales of U.S. Treasury obligations and futures contracts at December 31, 1996 was ($1,483,906) and $1,276,875, respectively. As of December 31, 1996, the Partnership has accounted for the securitization which occurred in January 1997. Accordingly, the unrealized gains and losses on the short sales of U.S. Treasury obligations has been charged to expense as part of the provision for loss on securitization. Unrealized gains and losses of short sales of U.S. Treasury obligations and U.S. Treasury futures contracts are computed as the difference between the contract value of the short sales and the current prevailing market value of U.S. Treasury obligations or futures contracts with similar terms or remaining maturities.

    Mortgages held for sale are subject to changes in value because of changes in interest rates. Management believes that the fair value of the loans at December 31, 1997 exceeds their carrying value.

    For certain of its loans, the Partnership obtains non-cancelable lease enhancement insurance policies as additional security for its mortgage loans. Certain of these policies protect the mortgage holder against losses due to termination of or abatement of rent from the underlying leases as the result of a casualty or condemnation event at the mortgaged property. Certain other of these policies protect the mortgage holder against losses due to the failure of the underlying tenant to renew its lease followed by a subsequent default by the borrower of its obligations under the associated mortgage loan, or the failure of the borrower to pay a balloon balance at the maturity of the mortgage loan. At December 31, 1997 and 1996, $3,463,495 and $1,558,980 of such lease enhancement insurance costs, respectively, are included in deferred loan costs as part of the carrying value of mortgage loans held for sale. The Partnership believes that these types of policies will continue to be available in the future. The Partnership is unaware of any limitations by the insurance providers at the present time.

    At December 31, 1997, the Partnership had issued outstanding commitments to fund $169 million of loans.

5. REPURCHASE AGREEMENTS

    The Partnership has entered into repurchase agreements with NationsBank, N.A. ("NationsBank"), to finance the mortgage loans originated by the Partnership. The repurchase agreements have a maturity date of July 19, 1998, and are secured by the mortgage loans. The repurchase agreements are to be repaid upon sale or securitization of the mortgage loans. At maturity of the repurchase agreement the Partnership may enter into new agreements. The outstanding repurchase agreement balances accrue interest at variable rates, ranging from LIBOR + 1% to LIBOR + 6%, and are paid on a monthly basis. The aggregate outstanding repurchase agreements may not exceed $350 million. If the borrowings under the repurchase agreements exceed the market value of the mortgage loans, determined based on such factors as the debt rating of the underlying credit tenants, mortgage defaults, or other factors determined by NationsBank, NationsBank may require either the repayment of a portion of the borrowings prior to maturity, or the delivery of additional collateral. NationsBank may not, however, require additional collateral due to

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

5. REPURCHASE AGREEMENTS (CONTINUED)
fluctuations in interest rates. Management believes that the carrying amounts of the repurchase agreements approximate fair market value.

    Interest expense incurred with respect to the repurchase agreements for the years ended December 31, 1997 and 1996 was $8,829,548 and $4,048,601,
respectively. As of December 31, 1997, the Partnership was in compliance with the terms of the repurchase agreements.

6. RELATED PARTY TRANSACTIONS

    During 1997, the Partnership issued unsecured notes payable to a limited partner of the Partnership. The notes carry an interest rate of 20%, and are payable on demand. As of December 31, 1996, the Partnership owed $129,098 for a note payable issued to an officer of the Partnership. The note payable to officer was repaid during January 1997.

7. PROPERTY HELD FOR SALE AND LOSS ON LOAN IN FORECLOSURE

    Property held for sale as of December 31, 1996 consisted of land held from the receipt of a deed in lieu of foreclosure. In February 1996, the Partnership became aware that a loan with an outstanding balance of $12.9 million was in default. On February 26, 1996 the Partnership received a deed in lieu of foreclosure on the property and subsequently recovered approximately $10.2 million in cash. The recovered property had an appraised value of approximately $2.0 million, and the Partnership recognized a loss during 1995 of approximately $717,000 from the defaulted loan. The property was held in a wholly-owned subsidiary of the Partnership until December 31, 1997. On December 31, 1997, the Partnership distributed the stock of the subsidiary corporation to certain of the limited partners of the Partnership. Note 2.

8. CONCENTRATION RISKS

    The Partnership relies on its repurchase agreement with NationsBank to provide the majority of its cash for loan fundings. A deterioration in the financial condition of NationsBank could have a negative impact on the Partnership's ability to continue funding loans. However, management is confident that alternative funding sources could be obtained with substantially similar terms. As of December 31, 1997, NationsBank carried an A+ rating from Standard & Poor's.

9. SUBSEQUENT EVENTS

    Through March 17, 1998, the Partnership had issued net additional notes payable of $5.5 million for cash advances from a limited partner of the Partnership.

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

                   SCHEDULE OF MORTGAGE LOANS ON REAL ESTATE

                               DECEMBER 31, 1997

                                                                                                COL D
                                                                                       ------------------------
                                                                                         AMOUNT OF PRINCIPAL
                         COL A                                                            UNPAID AT CLOSE OF        COL E
--------------------------------------------------------                    COL C               PERIOD           -----------
                                                              COL B      ------------  ------------------------   AMOUNT OF
LIST BY CLASSIFICATION                                    -------------    CARRYING                 SUBJECT TO    MORTGAGE
-- COMMERCIAL                                                 PRIOR       AMOUNT OF                 DELINQUENT      BEING
LOAN #         GUARANTOR               LOCATION               LIENS      MORTGAGES(1)     TOTAL      INTERESTS   FORECLOSED
---------  -----------------  --------------------------  -------------  ------------  -----------  -----------  -----------
1059       Ahold              Howland, OH                   $  --         $5,976,175   $ 5,976,175   $  --        $  --
1652       Ahold              White Plains, NY                 --         10,260,267    10,260,267      --           --
1017       Amoco              Bronx, NY                        --            952,737       952,737      --           --
865NB      Blue Cross/Shield  Richardson, TX                   --         21,703,961    21,703,961      --           --
838        Boston Gas         Waltham, MA                      --          1,420,125     1,478,188      --           --
1386       Bridgestone        Branford, CT                     --            930,087       967,741      --           --
727        Bridgestone        Richmond, VA                     --          1,252,355     1,276,925      --           --
1501       Chase              Westfield, NJ                    --          2,019,197     2,033,432      --           --
1012       Circuit City       Omaha, NE                        --          5,411,410     5,612,030      --           --
854        Circuit City       South Portland, ME               --          2,456,391     2,557,357      --           --
1076       Circuit City       Tampa, FL                        --         12,235,577    12,734,477      --           --
1699       CVS                Braintree, MA                    --          8,078,836     8,280,291      --           --
870        CVS                Dedham, MA                       --          2,544,059     2,648,005      --           --
1212       CVS                East Rockaway, NY                --          1,555,708     1,619,439      --           --
1322       CVS                Easthampton, MA                  --          1,391,941     1,448,544      --           --
554        CVS                Little Rock, AR                  --          3,885,080     4,026,425      --           --
842        CVS                Medford, MA                      --          1,990,944     2,079,758      --           --
1240       CVS                New Bedford, MA                  --          2,464,692     2,563,156      --           --
1930       CVS                Philadelphia, PA                 --          2,065,000     2,065,000      --           --
1323       CVS                Queensbury, NY                   --          1,348,047     1,402,330      --           --
1889       CVS                Randolph, MA                     --          2,118,225     2,118,225      --           --
841        CVS                Rochester, NY                    --          1,605,985     1,678,547      --           --
1324       CVS                Rochester, NY                    --          1,278,228     1,329,977      --           --
1071       CVS                West Babylon, NY                 --          1,217,636     1,270,782      --           --
1887       Eckerd             Vero Beach, FL                   --          2,654,481     2,654,481      --           --
1805       Exxon              Hauppauge, NY                    --          1,500,774     1,500,774      --           --
1213NB     Georgia Baptist    Atlanta, GA                      --         11,962,509    12,166,133      --           --
742NB      Home Depot         Bel Air, MD                      --          4,620,419     4,802,216      --           --
1945       Home Depot         Dallas, TX                       --         15,229,529    15,767,896      --           --
1877       John Harland       Glen Burnie, MD                  --          9,213,872     9,586,176      --           --
467        Key Bank           Newburgh, NY                     --         11,031,084    11,415,382      --           --
356        McDonald's         Fair Lakes, VA                   --            869,557       904,567      --           --
1965       McDonald's         Mineola, NY                      --          1,463,976     1,463,976      --           --
543        McDonald's         Philadelphia, PA                 --          1,068,091     1,111,346      --           --
1133       MedPartners        Amarillo, TX                     --          5,642,691     5,725,970      --           --
610        Pep Boys           Ridgewood, NY                    --          2,519,511     2,650,858      --           --
1533       Pep Boys           Springfield Gardens, NY          --          1,732,742     1,732,743      --           --
1734       Revco              Clarksville, TN                  --            945,907       977,093      --           --
1736       Revco              Richmond, VA                     --          1,226,260     1,274,904      --           --
1577       Revco              Richmond, VA                     --          1,796,686     1,868,004      --           --
1037       Rite Aid           Buffalo, NY                      --          1,425,037     1,460,764      --           --
1320       Rite Aid           Castle Shannon, PA               --          1,687,274     1,755,716      --           --
412        Rite Aid           Flint, MI                        --          2,042,823     2,125,328      --           --
859        Rite Aid           Kalkaska, MI                     --          1,753,376     1,823,661      --           --
1585       Rite Aid           Pearisburg, VA                   --          1,767,953     1,808,045      --           --
1014       Rite Aid           Pittston, PA                     --          2,066,918     2,108,806      --           --
961        Rite Aid           Portland, MI                     --          1,570,987     1,616,583      --           --
943        Rite Aid           Pulaski, VA                      --          1,530,342     1,591,203      --           --
784        Rite Aid           Ridgewood, NY                    --          2,666,568     2,777,912      --           --
1525       Rite Aid           Saginaw, MI                      --          2,638,085     2,693,227      --           --
1036       Rite Aid           Tonawanda, NY                    --          1,246,915     1,277,941      --           --
1556       Rite Aid           Wytheville, VA                   --          2,100,447     2,184,139      --           --
1365       State of NJ        Jersey City, NJ                  --          3,938,326     4,045,846      --           --

                  CAPITAL LEASE FUNDING, L.P. AND SUBSIDIARIES
                            (A LIMITED PARTNERSHIP)

             SCHEDULE OF MORTGAGE LOANS ON REAL ESTATE (CONTINUED)

                               DECEMBER 31, 1997

                                                                                                COL D
                                                                                       ------------------------
                                                                                         AMOUNT OF PRINCIPAL
                         COL A                                                            UNPAID AT CLOSE OF        COL E
--------------------------------------------------------                    COL C               PERIOD           -----------
                                                              COL B      ------------  ------------------------   AMOUNT OF
LIST BY CLASSIFICATION                                    -------------    CARRYING                 SUBJECT TO    MORTGAGE
-- COMMERCIAL                                                 PRIOR       AMOUNT OF                 DELINQUENT      BEING
LOAN #         GUARANTOR               LOCATION               LIENS      MORTGAGES(1)     TOTAL      INTERESTS   FORECLOSED
---------  -----------------  --------------------------  -------------  ------------  -----------  -----------  -----------
1929       Tandy              King of Prussia, PA              --          3,940,242     3,940,242      --           --
1803       TJX                Encino, CA                       --          5,592,855     5,707,947      --           --
1199NB     Wal-Mart           Dahlonega, GA                    --         10,356,861    10,653,682      --           --
1686       Wal-Mart           Uniondale, NY                    --          8,507,591     8,507,591      --           --
444        Walgreen           Clark County, NV                 --          2,834,596     2,949,953      --           --
938        Walgreen           Kerrville, TX                    --          1,968,879     2,049,490      --           --
937        Walgreen           Pennsauken, NJ                   --          2,664,418     2,772,827      --           --
1347       Walgreen           Plano, TX                        --          1,755,904     1,797,328      --           --
667        Walgreen           Port Orange, FL                  --          2,058,275     2,140,949      --           --
967A       Wegmans            Wilkes-Barre, PA                 --          8,308,336     8,506,939      --           --

Total                                                       $  --        2$44,063,759  $249,982,406  $  --        $  --
                                                               ------    ------------  -----------  -----------  -----------
                                                               ------    ------------  -----------  -----------  -----------

(1) Balance at beginning of period:...........................................  $154,475,266
   Additions during period:
      New mortgage loans......................................................  219,141,829
      Other (describe)........................................................      --
                                                                                -----------
                                                                                219,141,829
   Deductions during period:
      Collections of principal................................................    4,683,610
      Foreclosures............................................................      --
      Cost of mortgages sold..................................................  124,869,726
      Amortization of premium.................................................      --
      Other (describe)........................................................      --
                                                                                -----------
                                                                                129,553,336
Balance at close of period....................................................  $244,063,759
                                                                                -----------
                                                                                -----------

------------------------

Footnotes:

(1) A reconciliation of the carrying amount of the mortgages is as follows: Face amount ($249,982,406) less unearned discount ($5,918,647) equals carrying amount ($244,063,759).

(2) The aggregate cost of the carrying amount of the mortgages for federal income tax purposes is $244,063,759.

(3) See the footnotes to the consolidated financial statements (Note 5) for discussion of the repurchase agreement which are secured by the mortgage loans.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL              , 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                           --------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           1
Risk Factors....................................          17
Use of Proceeds.................................          31
Dividend and Distribution Policy................          31
Capitalization..................................          32
Dilution........................................          33
Selected Historical and Proforma Financial
  Information...................................          34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          36
The Company.....................................          42
Formation Transactions..........................          59
Yield Considerations Related to the Company's
  Investments...................................          60
Description of Real Estate/Targeted
  Investments...................................          62
Directors and Executive Officers................          68
Certain Relationships and Related
  Transactions..................................          74
Security Ownership of Certain Beneficial Owners
  and Management................................          74
Dividend Reinvestment and Direct Purchase
  Plan..........................................          76
Federal Income Tax Considerations...............          78
ERISA Considerations............................          92
Description of Capital Stock....................          92
Repurchase of Shares and Restrictions on
  Transfer......................................          93
Certain Provisions of Maryland Law and of the
  Company's Charter and Bylaws..................          94
Shares Eligible for Future Sale.................          98
Underwriting....................................          99
Legal Matters...................................         100
Experts.........................................         101
Additional Information..........................         101
Glossary........................................         102
Financial Statements and Information............         F-1

                                          SHARES
                          CAPITAL LEASE FUNDING, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       PRUDENTIAL SECURITIES INCORPORATED
                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the SEC registration fee and the NASD filing fee.

TO BE PAID
--------------------------------------------------------------------------------
SEC Registration fee............................................................  $     36,369
NYSE listing fee................................................................
NASD filing fee.................................................................        12,790
Printing and engraving expenses.................................................
Legal fees and expenses.........................................................
Accounting fees and expenses....................................................
Transfer agent and custodian fees...............................................
Miscellaneous...................................................................
                                                                                  ------------
      Total.....................................................................  $  1,112,500
                                                                                  ------------
                                                                                  ------------

ITEM 32. SALES TO SPECIAL PARTIES.

    Not Applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

    In connection with the Formation Transactions and pursuant to a Contribution Agreement, dated as of March 12, 1998, among CLF, Inc. and holders of direct or indirect partnership interests in CLF (the "Partners"), the Partners agreed to transfer their interests in CLF to CLF, Inc. in return for such number of shares of Common Stock of CLF, Inc. and/or cash as will be determined pursuant to a stated formula which transactions will close simultaneously with the Offering.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the MGCL, the Articles of Incorporation obligate the Company to indemnify its present and former directors and officers and its employees and controlling persons and to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding, to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Bylaws implement the provisions relating to indemnification contained in the Articles of Incorporation. The MGCL permits the charter of a Maryland corporation to include a provision limiting the ability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Articles of Incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. In addition, the officers, directors, and controlling persons of the Company are indemnified against certain liabilities by the Company under the Underwriting Agreement relating to this Offering. The Company will maintain for the benefit of its officers and directors, officers' and directors' insurance.

    The Underwriting Agreement (Exhibit 1.1) also provides for the indemnification by the Underwriters of the Company, its directors and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements included in the Prospectus are:

        PRO FORMA COMPANY:

           Capital Lease Funding, Inc. (a Maryland corporation) Unaudited Pro Forma Financial Statements

           Pro Forma Statement of Financial Condition as of December 31, 1997

           Pro Forma Statement of Operations for the Year Ended December 31,
       1997

           Notes to Pro Forma Financial Statements

        HISTORICAL COMPANY:

           Capital Lease Funding, Inc. (a Maryland corporation) Historical Financial Statements

           Report of Independent Auditors

           Statement of Financial Condition as of March 15, 1998

           Notes to Financial Statements

        HISTORICAL CAPITAL LEASE FUNDING, L.P.:

           Capital Lease Funding, L.P. (a Delaware partnership) Historical Financial Statements

           Report of Independent Auditors

           Consolidated Statements of Financial Condition as of December 31, 1997 and 1996

           Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995

           Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995

           Consolidated Statement of Partners' Capital for the Years Ended December 31, 1997 and 1996 and for the period from September 29, 1995 (commencement of operations) to December 31, 1995

           Notes to Consolidated Financial Statements

           Schedule of Mortgage Loans on Real Estate as of December 31, 1997

    (b) Exhibits

     *1.1  Form of Underwriting Agreement

     *3.1  Articles of Incorporation

     *3.2  Amended and Restated Articles of Incorporation

     *3.3  Bylaws

     *3.4  Amended and Restated Bylaws

     *5.1  Opinion of Cadwalader, Wickersham & Taft

     *8.1  Opinion of Cadwalader, Wickersham & Taft

     *9.1  Management Shareholder Agreement

     10.1 Contribution Agreement, dated as of March 12, 1998, among the Company and the other signatories thereto.

    *10.2  Registration Rights Agreement

    *10.3  Indemnity Agreement

    *10.4  1998 Stock Option Plan

    *10.5  Dividend Reinvestment and Direct Purchase Plan

     23.1  Consent of Ernst & Young LLP

    *23.2  Consent of Cadwalader, Wickersham & Taft (included in Exhibits 5.1 and 8.1)

    *24.1  Power of Attorney (included on page II-5)

    *27.1  Financial Data Schedule

    *99.1  Consents to be named as a director pursuant to Rule 438

------------------------

    *   To be filed by amendment.

ITEM 37. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 27, 1998.

                                CAPITAL LEASE FUNDING, INC.

                                By:  /S/ WILLIAM R. POLLERT
                                     -----------------------------------------
                                     Name: William R. Pollert
                                     Title: President

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints William R. Pollert his or her true and lawful attorney-in-fact and agent, with full powers of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments and any registration statements filed pursuant to Rule 462(B), to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                Chairman of the Board,
    /s/ WILLIAM R. POLLERT        Chief Executive Officer,
------------------------------    President and Director       March 27, 1998
      William R. Pollert          (principal executive
                                  officer)

      /s/ SHAWN P. SEALE        Senior Vice President and
------------------------------    Chief Financial Officer      March 27, 1998
        Shawn P. Seale

      /s/ SCOTT A. SHAY         Director
------------------------------                                 March 27, 1998
        Scott A. Shay

                                 EXHIBIT INDEX

     *1.1  Form of Underwriting Agreement

     *3.1  Articles of Incorporation

      *3.2 Amended and Restated Articles of Incorporation

      *3.3 Bylaws

      *3.4 Amended and Restated Bylaws

      *5.1 Opinion of Cadwalader, Wickersham & Taft

      *8.1 Opinion of Cadwalader, Wickersham & Taft

      *9.1 Management Shareholder Agreement

      10.1 Contribution Agreement, dated as of March 12, 1998, among the Company and the other signatories thereto.

     *10.2 Registration Rights Agreement

     *10.3 Indemnity Agreement

     *10.4 1998 Stock Option Plan

     *10.5 Dividend Reinvestment and Direct Purchase Plan

      23.1 Consent of Ernst & Young LLP

     *23.2 Consent of Cadwalader, Wickersham & Taft (included in Exhibits 5.1 and 8.1)

     *24.1 Power of Attorney (included on page II-5)

     *27.1 Financial Data Schedule

     *99.1 Consents to be named as a director pursuant to Rule 438

------------------------

*   To be filed by amendment.